UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Affinity Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☒	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AFFINITY BANCSHARES, INC.

3175 Highway 278

Covington, Georgia 30014

(770) 786-7088

September 17, 2024

Dear Fellow Stockholder of Affinity Bancshares, Inc.:

You are cordially invited to attend the special meeting of the stockholders of Affinity Bancshares, Inc., or the Company, to be held virtually on November 4, 2024, at 10:00 a.m., Eastern time. To attend the virtual special meeting online, please visit https://www.cstproxy.com/affinitybancshares/sm2024. To participate in the virtual special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. Please refer to the “Attending the Special Meeting” section of the accompanying proxy statement for more details about attending the meeting online.

At the special meeting you will be asked to consider and vote upon a proposal to approve the Purchase and Assumption Agreement, dated May 30, 2024, as amended, referred to herein as the purchase agreement, by and among the Company, Affinity Bank, National Association, or the Bank, and Atlanta Postal Credit Union, or Atlanta Postal, which provides for Atlanta Postal’s purchase of substantially all of the assets and assumption of substantially all of the liabilities (including deposit liabilities) of the Bank, which is referred to herein as the asset sale, and which proposal is referred to herein as the asset sale proposal.

You will also be asked at the special meeting to consider and vote upon a proposal to voluntarily dissolve and liquidate the Company and distribute its net assets, which would occur only following the completion of the asset sale, which proposal is referred to herein as the Company dissolution proposal. The Company dissolution and liquidation is conditioned on the completion of the asset sale. Therefore, if the asset sale does not occur for any reason, the dissolution and liquidation of the Company would be abandoned.

Additionally, you will be asked at the special meeting to approve, on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of the Company in connection with the asset sale, which proposal is referred to herein as the executive compensation proposal.

Finally, you will be asked at the special meeting to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes to approve the asset sale proposal or the Company dissolution proposal, or both, which proposal is referred to herein as the adjournment proposal.

The Company’s board of directors unanimously recommends that you vote “FOR” the asset sale proposal, “FOR” the Company dissolution proposal, “FOR” the executive compensation proposal, and “FOR” the adjournment proposal.

Information concerning the special meeting of the stockholders of the Company and the proposals to be considered by the stockholders at the special meeting are described in more detail in the accompanying notice of special meeting of stockholders of the Company and proxy statement, which you should read carefully and in its entirety before voting. Also enclosed is a proxy card for the purpose of voting your shares of common stock of the Company and a postage pre-paid return envelope for returning the proxy card before the special meeting. You may also vote electronically using the internet or by telephone by following the instructions in the proxy statement and on the proxy card.

While we have the opportunity, we want to thank you for your continued support of our banking organization. We continue to value your ongoing involvement and association with our institution. Should you have any questions, please do not hesitate to contact me.

Sincerely,

Edward J. Cooney

President and Chief Executive Officer

AFFINITY BANCSHARES, INC.

3175 Highway 278

Covington, Georgia 30014

(770) 786-7088

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Affinity Bancshares, Inc., or the Company, will be held virtually on November 4, 2024, at 10:00 a.m., Eastern time, by means of remote communication only, to consider and vote upon the following proposals:

1.

To approve the Purchase and Assumption Agreement, dated as of May 30, 2024, as amended, or the purchase agreement, by and among the Company, Affinity Bank, National Association, or the Bank, and Atlanta Postal Credit Union, or Atlanta Postal, pursuant to which Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank, all on and subject to the terms and conditions contained therein, which is referred to herein as the asset sale, and which proposal is referred to herein as the asset sale proposal;

2.

To approve the voluntary dissolution of the Company pursuant to a Plan of Dissolution and Complete Liquidation whereby, following the completion of the asset sale, the Company will take all necessary action under applicable Maryland law to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company, which is referred to herein as the Company dissolution, and which proposal is referred to herein as the Company dissolution proposal;

3.

To approve, on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of the Company in connection with the asset sale, which proposal is referred to herein as the executive compensation proposal; and

4.

To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the asset sale proposal or the Company dissolution proposal, or both, which proposal is referred to herein as the adjournment proposal.

We may also consider any other business that properly comes before the special meeting or any adjournment or postponement thereof. We have fixed the close of business on September 13, 2024 as the record date for the special meeting. Only holders of record of the Company’s common stock at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

The asset sale and the Company dissolution are integral parts of a larger transaction contemplated by the purchase agreement, which we refer to herein as the sale transaction. The sale transaction consists of (i) the asset sale, (ii) the voluntary dissolution and liquidation of the Bank and the distribution of the Bank’s remaining net assets to the Company, which is referred to herein as the Bank liquidation, and (iii) the Company’s voluntary dissolution and liquidation, including the distribution of the Company’s remaining net assets to its stockholders. The Bank liquidation and the Company dissolution are expressly conditioned on the completion of the asset sale.

If the asset sale is completed no later than March 31, 2025, the Company estimates, based on the Company’s most recent analysis, that in connection with the distribution of its remaining net assets in connection with the Company dissolution, stockholders would receive one or more distributions in the aggregate amount of approximately $22.40 to $22.60 in cash for each share of the Company’s common stock. This estimated distribution per share is based on numerous assumptions, including the assumption that the asset sale closes during the first quarter of 2025, and is subject to change based on several factors that are discussed in the accompanying proxy statement. Accordingly, stockholders should not assume that the ultimate per share distribution to stockholders will be equal to or greater than $22.40 per share.

If you hold any shares of Company common stock in certificated form, in order to avoid potential delay in the receipt of any distribution in connection with the sale transaction, we strongly encourage you to convert your certificated shares of Company common stock to book-entry shares of Company common stock by following the directions in the accompanying proxy statement.

At the special meeting, approval of the asset sale proposal and the Company dissolution proposal each requires the affirmative vote of holders of a majority of the outstanding shares of common stock of the Company entitled to vote. Stockholders are entitled to one vote for each share of Company common stock held by such stockholder.

The sale transaction can be completed only if the asset sale proposal and the Company dissolution proposal are approved by the stockholders at the special meeting. If the asset sale is not approved, the sale transaction will not occur and the Company will not be dissolved and no distributions will be made to stockholders, even if the Company dissolution proposal is approved by stockholders. If the asset sale is approved but the Company dissolution is not approved, the asset sale will still occur only if Atlanta Postal waives the condition in the purchase agreement that stockholders approve the Company dissolution before completion of the asset sale. However, the Company dissolution will not occur without further action of the Company and the distribution of the Company’s remaining net assets may be delayed.

The matters set forth above to be considered at the special meeting are more fully discussed in the accompanying proxy statement, which you should read carefully and in its entirety before voting. This notice and the accompanying proxy statement are being mailed beginning on or about September 23, 2024 to holders of the common stock of the Company as of September 13, 2024.

The Company’s board of directors unanimously recommends that holders of record of Company common stock entitled to vote at the special meeting vote “FOR” the asset sale proposal; “FOR” the Company dissolution proposal; “FOR” the executive compensation proposal; and “FOR” the adjournment proposal.

Your Vote is Very Important

Your vote is very important, and we cordially invite you to attend the Company special meeting. However, whether or not you expect to attend, we urge you to sign, date and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the special meeting and that your shares are voted in accordance with your wishes. For your convenience, we have enclosed a postage-paid envelope for the return of your proxy card. Alternatively, you may vote by telephone or the internet by following the instructions in the proxy statement or on the proxy card.

Your prompt response will help reduce proxy solicitation costs, which are paid for by the Company. Sending in your proxy card will not prevent you from voting your shares of Company common stock at the special meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy in the manner described in the proxy statement.

If you have any questions concerning the purchase agreement, the sale transaction, the special meeting or the proxy statement, would like additional copies of the proxy statement, need an additional proxy card or need help voting your shares of Company common stock, please contact Laurel Hill Advisory Group, LLC, which is soliciting proxies on behalf of the Company at 2 Robbins Lane, Suite 201, Jericho, New York 11753. Banks and brokers can call (516) 933-3100, while all others can call (888) 742-1305, toll-free.

By Order of the Board of Directors,

Brandi C. Pajot

Corporate Secretary

September 17, 2024

Covington, Georgia

SPECIAL MEETING OF STOCKHOLDERS OF

AFFINITY BANCSHARES, INC.

PROXY STATEMENT

(i)

(ii)

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the asset sale fully, and for a more complete description of the legal terms of the asset sale, you should read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to in this proxy statement. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet.

Unless the context otherwise requires: (1) “Atlanta Postal” refers to Atlanta Postal Credit Union, a Georgia-chartered credit union with its home office located in Atlanta, Georgia; (2) “Affinity Bancshares” “the Company,” “we,” “our,” and “us,” refer to Affinity Bancshares, Inc., a Maryland corporation and registered bank holding company, and its subsidiaries, including Affinity Bank, National Association; and (3) “Affinity Bank” and “the Bank” refer to Affinity Bank, National Association, a national bank with its home office located in Covington, Georgia and a wholly-owned subsidiary of Affinity Bancshares.

The Asset Sale (Page 27)

Upon the terms and subject to the conditions set forth in the Purchase and Assumption Agreement, dated as of May 30, 2024, as amended August 12, 2024, or the purchase agreement, by and among the Company, the Bank, and Atlanta Postal, Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank, or the asset sale. Following the consummation of the asset sale, the Bank will wind up its business and surrender its banking charter, distribute its remaining assets and assign its remaining liabilities to the Company, and liquidate and dissolve (the “Bank liquidation”). The parties currently expect to complete the asset sale in the fourth quarter of 2024 or the first quarter of 2025, subject to satisfaction of the conditions described under “Proposal 1 — The Asset Sale Proposal — Terms of the Purchase Agreement — Conditions to the Asset Sale.”

Asset Sale Purchase Price (Page 28)

As consideration for the asset sale, Atlanta Postal will pay the Bank a cash purchase price equal to the sum of: (i) $22.50 per share of Company common stock outstanding as of closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); (ii) the excess of $22.50 per share over the respective exercise price of Company stock options outstanding as of closing (the “Option Consideration”); (iii) the final value of the liquidation accounts maintained by the Company and the Bank for the benefit of certain depositors of the Bank (the “Depositor Liquidation Payment,” and, together with the Stock Consideration and the Option Consideration, the “Purchase Price”). In addition, the Purchase Price will be increased by $0.50 for every dollar that the taxes assessed against the Purchase Price, as estimated as of closing, is less than $17.5 million. The Company is also permitted to retain cash in the amount of the sum of: (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the closing in connection with the Bank liquidation and Company dissolution and (b) an amount mutually agreed upon by Atlanta Postal and the Bank in connection with federal, state and local income taxes resulting from the asset sale being structured as a purchase of assets and assumption of liabilities, reduced by the amount of cash and value of other assets less other liabilities held by the Company as of closing (the “Retained Cash”). The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank before the closing of the asset sale. The Purchase Price will be reduced dollar-for-dollar to the extent the Company pays dividends to its stockholders before the completion of the asset sale. For further information, see “Proposal 1 — The Asset Sale Proposal — Asset Sale Purchase Price.”

If the asset sale is completed, after the Bank satisfies its remaining liabilities and liquidates, and the Company pays, or provides for the payment of, all of its liabilities, the Company estimates that stockholders will receive one or more cash distributions in the aggregate amount of approximately $22.40 to $22.60 for each share of Company common stock. The range of $22.40 to $22.60 is based on, among other assumptions, an assumption that the asset sale will be consummated no later than March 31, 2025.

Recommendation of the Company’s Board of Directors (Page 46)

The Company’s board of directors has determined that the purchase agreement and the transactions contemplated therein are fair to and in the best interests of the Company and its stockholders after careful consideration of various factors described in “Proposal 1 — The Asset Sale Proposal — Recommendation of the Board of Directors.” The Company’s board of directors unanimously recommends that you vote “FOR” the asset sale proposal; “FOR” the Company dissolution proposal; “FOR” the executive compensation proposal; and “FOR” the adjournment proposal.

Opinion of Financial Advisor (Page 36)

Performance Trust Capital Partners, LLC, or Performance Trust, delivered its opinion to the Company’s board of directors that, as of May 30, 2024, and based upon and subject to the factors and assumptions set forth therein, the sum of the Stock Consideration, the Option Consideration and the Retained Cash to be paid by Atlanta Postal and/or retained by the Company pursuant to the purchase agreement is fair, from a financial point of view, to the Company’s stockholders.

The full text of the written opinion of Performance Trust, dated May 30, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Performance Trust provided its opinion for the information and assistance of the Company’s board of directors in connection with its evaluation of the purchase agreement, including the price of the asset sale. The Performance Trust opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the asset sale or any other matter.

Interests of the Company’s Directors and Executive Officers in the Asset Sale (Page 46)

As discussed in “Proposal 1 — The Asset Sale Proposal — Interests of Directors and Executive Officers in the Asset Sale,” the interests of the Company’s directors and executive officers in the asset sale include, among others: (a) accelerated vesting of stock options and restricted stock awards under the Company’s stock incentive plans, including the right to receive cash payments with respect to such awards in connection with the asset sale; (b) entitlement to indemnification and liability insurance coverage under the purchase agreement for a period of six years after the closing of the asset sale; (c) the receipt of cash severance payments by executive officers in connection with the termination of their employment agreements; (d) executive officers entering into new employment agreements with Atlanta Postal; (e) accelerated vesting of benefits under a supplemental executive retirement plan, or SERP; and (f) the right to receive an accelerated distribution of shares under the Company’s Employee Stock Ownership Plan, allowing for potentially favorable tax treatment related to the distribution.

Consummation of the asset sale will constitute a “Change in Control” under (a) the Company’s equity incentive plans, (b) the employment agreements with the Company’s executive officers, and (c) the SERP. All unvested stock options and restricted stock awards will become fully vested upon completion of the asset sale. In addition, if the Company dissolution proposal is approved, the Company’s equity awards held by the Company’s executive officers will be treated in the same manner as all other outstanding Company equity awards as discussed in “Proposal 1 — The Asset Sale Proposal — Treatment of Equity Awards.”

QUESTIONS AND ANSWERS

The following are answers to some questions that stockholders of the Company may have regarding the special meeting of the stockholders of the Company, which we refer to as the special meeting, the proposed transaction between Atlanta Postal, the Company, and the Bank and the other proposals being considered at the special meeting. We urge you to carefully read this entire proxy statement, including the Annexes, and the documents incorporated by reference into this proxy statement, because the information in this section does not provide all the information that might be important to you.

Q:	What am I being asked to vote on at the special meeting?

A:	At the special meeting, stockholders of the Company will be asked to consider and vote upon the following proposals:

Proposal 1 — The Asset Sale Proposal. To approve the purchase agreement, pursuant to which Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank, all on and subject to the terms and conditions contained therein, which is referred to herein as the asset sale, and which proposal is referred to herein as the asset sale proposal (a copy of the purchase agreement, including the amendment dated August 12, 2024, is attached as Annex A);

Proposal 2 — The Company Dissolution Proposal. To approve the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution and Complete Liquidation whereby, following the completion of the asset sale, the Company will take all necessary action under applicable Maryland law to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company, which is referred to herein as the Company dissolution, and which proposal is referred to herein as the Company dissolution proposal;

Proposal 3 — The Executive Compensation Proposal. To approve, on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of the Company in connection with the asset sale, which proposal is referred to herein as the executive compensation proposal; and

Proposal 4 — The Adjournment Proposal. To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the asset sale proposal or the Company dissolution proposal, or both, which proposal is referred to herein as the adjournment proposal.

As of the date of this proxy statement, the Company’s board of directors is not aware of any matters, other than those stated above, that will be brought before the special meeting.

Q:	Why am I receiving this proxy statement?

A:

The Company’s board of directors is sending these materials to holders of record of shares of common stock of the Company as of September 13, 2024 to solicit their vote and help them decide how to vote their shares of Company common stock with respect to the asset sale proposal, the Company dissolution proposal, the executive compensation proposal, and other matters to be considered at the special meeting, including the adjournment proposal, if necessary. Information about the special meeting and the proposals to be considered by stockholders at the special meeting is contained in this document. The Company’s board of directors is soliciting proxies to be voted at the special meeting. This proxy statement summarizes the information that you need to know to vote by proxy or by attending the special meeting by means of remote communication only. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will happen in the asset sale?

A:

Under the terms of the purchase agreement, Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank in exchange for the cash purchase price to be paid to the Bank pursuant to the purchase agreement. The asset sale is an integral part of a larger sale transaction contemplated by the purchase agreement, which we refer to as the sale transaction. The sale transaction consists of (i) the asset sale, (ii) the voluntary dissolution and liquidation of the Bank and the distribution of the Bank’s remaining net assets to the Company, which is referred to herein as the Bank liquidation, and (iii) the Company dissolution, including the distribution of the Company’s remaining net assets to the stockholders of the Company.

All unvested stock options and restricted stock awards will become fully vested upon completion of the asset sale. In addition, the Company’s employment agreements will be terminated and paid out, and the supplemental executive retirement plan with an executive officer will be paid out.

Q:	What will happen in the Bank liquidation and the Company dissolution?

A:

Subject to the completion of the asset sale, the Bank will voluntarily liquidate and distribute its remaining net assets to the Company, the sole stockholder of the Bank. Thereafter, the Bank will surrender its charter to the Office of the Comptroller of the Currency, or OCC, and voluntarily terminate its Federal Deposit Insurance Corporation, or FDIC, insurance.

Subject to the completion of the asset sale and the Bank liquidation, the Company will take all necessary action under applicable Maryland law to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company. To complete the Company dissolution, the Company’s board of directors will adopt a Plan of Dissolution and Complete Liquidation, substantially in the form included as Annex B to this proxy statement.

Q:	What is the purchase price for the asset sale?

A:

Under the terms of the purchase agreement, Atlanta Postal will purchase substantially all of the Bank’s assets and assume substantially all of the Bank’s liabilities (including deposit liabilities) in exchange for payment to the Bank of an aggregate cash purchase price equal to the sum of: (i) $22.50 per share of Company common stock outstanding as of closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); (ii) the excess of $22.50 per share over the respective exercise price of stock options outstanding as of closing (the “Option Consideration”); (iii) the final value of the liquidation accounts maintained by the Company and the Bank for the benefit of certain depositors of the Bank (the “Depositor Liquidation Payment,” and, together with the Stock Consideration and the Option Consideration, the “Purchase Price”). In addition, the Purchase Price will be increased by $0.50 for every dollar that the taxes assessed against the Purchase Price, as estimated as of closing, is less than $17.5 million. The Company is also permitted to retain cash in the amount of the sum of: (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the closing in connection with the Bank liquidation and Company dissolution and (b) an amount mutually agreed upon by Atlanta Postal and the Bank in connection with federal, state and local income taxes resulting from the asset sale being structured as a purchase of assets and assumption of liabilities, reduced by the amount of cash and value of other assets less other liabilities held by the Company as of closing (the “Retained Cash”). The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank before the closing of the asset sale. The Purchase Price will be reduced dollar-for-dollar to the extent the Company pays dividends to its stockholders before the completion of the asset sale. For further information regarding the purchase price in the asset sale, see “Proposal 1 — The Asset Sale Proposal — Asset Sale Purchase Price” beginning on page 28.

Q:	What will I receive in the sale transaction?

A:

If the sale transaction is completed, after the Bank satisfies its remaining liabilities and liquidates, and the Company pays, or provides for the payment of, all of its liabilities, the Company will distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company through one or more distributions. If the sale transaction is completed, the Company estimates that, after the Bank satisfies its remaining liabilities and liquidates and the Company pays, or provides for payment of, all of its liabilities, the cash distributions per share of Company common stock to be paid to the stockholders of the Company amount will be approximately $22.40 to $22.60 in aggregate. The range of $22.40 to $22.60 is based on, among other assumptions, an assumption that the parties will consummate the asset sale no later than March 31, 2025. This estimated distribution per share is based on the Company’s most recent analysis and numerous assumptions, including an assumed 6,195,702 shares of Company common stock outstanding as of the date of dissolution, and is subject to change based on several factors that are discussed more fully in this proxy statement. Accordingly, you should not assume that the ultimate per share distribution will be equal to or greater than $22.40 per share. For further information, see “Proposal 1 — The Asset Sale Proposal — Distributions to the Company’s Stockholders” beginning on page 51 and “— Factors That May Reduce the Amount of Stockholder Distributions” beginning on page 52.

Q:	I am a stockholder of the Company. Should I send in my stock certificate(s) now?

A:

No. If the asset sale and Company dissolution proposals are approved, as soon as practicable after the closing date of the asset sale, you will receive a letter of transmittal describing how you may exchange your stock certificate(s) or book-entry shares of Company common stock for the purchase price. If your shares of Company common stock are held in “street name” through a bank, broker or other holder of record, you should contact the record holder of your shares for instructions as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the purchase price. Please do not return your stock certificate(s) with your proxy card. However, if you hold shares of Company common stock in certificated form, we strongly encourage you to convert your certificated shares to book-entry shares before the closing date of the asset sale to ensure there is no delay in receiving your cash distributions.

Q:	How do I convert my certificated share to book-entry shares?

A:

Stockholders are strongly encouraged to convert their certificated shares to book-entry shares to ensure that there is no delay in receiving your cash distributions in connection with the sale transaction. To convert certificated shares to book-entry shares, you must send your stock certificate(s), along with a signed written request to deposit the enclosed certificate(s) into your account, to the Company’s transfer agent, Continental Stock Transfer and Trust Company, 1 State Street, 30th Floor, New York, New York 10004-1561. Do not sign the back of the certificate(s). We recommend that you send your certificate(s) by registered mail or a courier service that provides a return receipt. We also suggest that you insure the mailing with the carrier for 3% of the stock’s market value, which is the approximate cost to replace a certificate if it is lost in transit.

Q:	What will happen to outstanding options to purchase shares of Company common stock in the sale transaction?

A:

As of the record date, there were 640,766 outstanding options to purchase shares of Company common stock with a weighted average exercise price of $12.58 per share. If the asset sale is completed, under the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock that is outstanding and unexercised immediately before the effective time of the asset sale will automatically become fully vested and exercisable to the full extent of the original grant. It is expected that, effective upon the completion of the asset sale, under the terms of the Company’s incentive stock plans, the Company will cause all outstanding and unexercised options to be canceled in exchange for a cash payment equal to the in-the-money value of such options, calculated as the fair market value (as defined in the applicable stock incentive plan) of the Company’s common stock on the effective date of the cancellation minus the exercise price of such option. Holders of vested options may choose to exercise their options at any time before the consummation of the asset sale or prior to their cancellation. All holders of shares received upon exercise of vested options will receive their pro rata portion of the net cash distributed to stockholders in the dissolution. For further information, see “Proposal 1 — The Asset Sale Proposal — Treatment of Stock Options” beginning on page 28.

Q:	What will happen to shares of restricted stock in the sale transaction?

A:

As of the record date, there were 122,084 shares of restricted stock outstanding. If the asset sale is completed, under the terms of the Company’s stock incentive plans, each share of restricted stock that is outstanding immediately before the effective time of the asset sale will fully vest and automatically become an unrestricted share of Company common stock. All holders of such shares will receive their pro rata portion of the net cash distributed to stockholders in the dissolution. For further information, see “Proposal 1 — The Asset Sale Proposal — Treatment of Restricted Stock” beginning on page 29.

Q:	What are the U.S. federal income tax consequences of the asset sale and Company dissolution to stockholders of the Company?

A:

We expect that the asset sale and the cash distributions made to stockholders in connection with the Company dissolution will be treated, for federal income tax purposes, as a taxable sale of the assets of the Bank to Atlanta Postal, followed by a liquidating distribution to the Company, followed by a liquidating distribution of the Company’s net cash to the stockholders of the Company. The Bank will recognize gain or loss on the asset sale in an amount equal to the difference between the purchase price (as may be adjusted) and the adjusted tax basis in the net assets owned by the Bank. Based upon currently available information, we estimate that the Bank’s taxable gain related to the asset sale will be approximately $76.3 million, resulting in a tax liability of approximately $17.0 million. Generally, stockholders would recognize capital gain or loss in connection with the receipt of cash in connection with the asset sale and subsequent Company dissolution. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 70.

Q:	How does the Company’s board of directors recommend that I vote at the special meeting?

A:

The Company’s board of directors unanimously recommends that you vote “FOR” the asset sale proposal; “FOR” the Company dissolution proposal; “FOR” the executive compensation proposal; and “FOR” the adjournment proposal.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held by means of remote communication only on November 4, 2024, at 10:00 a.m., Eastern time.

Q:	What constitutes a quorum for the special meeting?

A:

Holders representing a majority of the shares of Company common stock entitled to be cast at the special meeting must be present, virtually, or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:	The vote requirement for each proposal is as follows:

Proposal 1 — The Asset Sale Proposal. Approval of the asset sale proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal.

Proposal 2 — The Company Dissolution Proposal. Approval of the Company dissolution proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal.

Proposal 3 — The Executive Compensation Proposal. Approval of the advisory (non-binding) executive compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 4 — The Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Q:	Why is my vote important?

A:

If you do not submit a proxy or vote by attending the special meeting virtually, it may be more difficult for the Company to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote by attending the special meeting virtually, your failure to instruct your bank or broker how to vote, or your abstention will have the same effect as a vote against approval of the asset sale proposal and the Company dissolution proposal. The asset sale proposal and the Company dissolution proposal each must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting before we may complete the sale transaction. The Company’s board of directors unanimously recommends that you vote:

•	“FOR” the asset sale proposal;

•	“FOR” the Company dissolution proposal;

•	“FOR” the executive compensation proposal; and

•	“FOR” the adjournment proposal.

Q:	How many votes do I have?

A:

Stockholders of the Company are entitled to one vote on each proposal to be considered at the special meeting for each share of Company common stock owned as of the close of business on September 13, 2024, which is the record date for the special meeting.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote your shares of Company common stock on the matters to be presented at the special meeting in any of the following ways:

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying postage pre-paid return envelope;

•	by attending the special meeting virtually and casting your vote during the live webcast of the special meeting;

•	by telephone; or

•

by voting electronically, as follows: (i) have your proxy card in hand; and (ii) if you are a registered holder, log on to the internet and visit www.proxyvote.com by 11:59 p.m. Eastern time on November 3, 2024 and follow the instructions provided, or if you hold your shares in street name, log on to the website provided on the voting instruction card and follow the instructions provided.

Q:	What is the difference between a stockholder of record and a beneficial or “street name” holder?

A:

If your shares of the Company’s common stock are registered directly in your name, whether you have a stock certificate or hold the shares in book-entry form, you are considered the stockholder of record with respect to those shares of stock. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me on all proposals at the special meeting?

A:

No. Your broker, bank or other nominee cannot vote your shares on any of the proposals at the special meeting without instructions from you. You should instruct your broker, bank or other nominee how to vote your shares in accordance with the instructions they provide to you.

Please note that you may not vote shares held in street name by returning a proxy card or by voting by attending the special meeting virtually unless you first obtain a “legal proxy” from your broker, bank or other nominee.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial holder does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial holder. All of the proposals to be considered at the special meeting are non-routine matters, and a broker or nominee does not have discretionary voting power with respect to any of the proposals. As a result, if you, as the beneficial holder of shares of the Company’s common stock, provide voting instructions to your broker, bank or other nominee with respect to one proposal but no instruction with respect to any other proposal, a broker non-vote will result with respect to the proposal(s) for which you do not provide voting instructions.

Abstentions and shares held of record by a broker, bank or other nominee that are voted on any matter are included in determining whether a quorum exists. Because the asset sale proposal and the Company dissolution proposal each require the affirmative vote of the holders of a majority of the outstanding shares of Company common stock, abstentions and broker non-votes will have the same effect of a vote “AGAINST” those proposals. Approval of the executive compensation proposal and the adjournment proposal each require the affirmative vote of a majority of the votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on the executive compensation proposal or the adjournment proposal.

Q:	What if I sell or otherwise transfer my shares after the record date but before the special meeting?

A:

The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the asset sale. If you transfer your shares of Company common stock after September 13, 2024, the record date for the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the distribution to the transferee of your shares.

Q:	How will my shares of common stock held in the Employee Stock Ownership Plan be voted?

A:	We maintain the Affinity Bank Employee Stock Ownership Plan, or ESOP, for the benefit of our employees. Each participating employee may instruct the trustee how to vote the shares of Company common stock allocated to his or her account under the ESOP by completing the voting instruction form distributed by the ESOP administrator. If a participant properly executes the voting instruction form, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions, so long as such vote is solely in the interest of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign, date and return your proxy card without indicating how to vote on any particular proposal, the shares of Company common stock represented by your proxy will be voted as recommended by the Company’s board of directors with respect to such proposals. The Company’s board of directors unanimously recommends that stockholders vote “FOR” each of the proposals to be considered at the special meeting.

Q:	Can I attend the special meeting and vote my shares in person?

A:	No. The special meeting will be held virtually, and you will have no ability to attend in person.

Q:	Can I attend the special meeting virtually and vote my shares?

A:

Yes. All stockholders of the Company as of the record date, including stockholders of record and stockholders who hold their shares through brokers, banks or other nominees or any other holder of record, are invited to attend the special meeting virtually by means of remote communication. To attend the special meeting online, please visit https://www.cstproxy.com/affinitybancshares/sm2024. To participate in the virtual special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. You may register for the meeting as early as 10:00 a.m., Eastern time, on October 28, 2024.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of Company common stock, you may revoke your proxy at any time before the special meeting by delivering a written notice of revocation to the Corporate Secretary, which must be received before your shares have been voted at the special meeting, by submitting a later-dated proxy through any of the methods available to you, or by attending the special meeting virtually and casting your vote during the live webcast of the special meeting. Your attendance at the special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot virtually at the special meeting or deliver a written revocation to the Company prior to the voting of such proxy. If you hold your shares in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to revoke your proxy. Written notice of revocation should be mailed to: Affinity Bancshares, Inc. Attn: Corporate Secretary, P.O. Box 1037, Covington, Georgia 30015.

Q:	Have any stockholders already agreed to vote in favor of the sale transaction?

A:

Yes. Each director of the Company entered into a voting agreement with the Company and Atlanta Postal at the time the purchase agreement was initially executed. Under the terms of the voting agreement, such directors and executive officers have agreed to vote their shares of Company common stock in favor of the asset sale and the Company dissolution. As of September 13, 2024, the record date for the special meeting, these individuals held an aggregate of 364,594 shares of Company common stock (excluding exercisable stock options), representing 5.69% of the issued and outstanding shares of Company common stock, which totaled 6,412,430 as of such date. See “Ancillary Agreements — Voting Agreement” beginning on page 72 for additional information regarding the voting agreement.

Q:	Are stockholders of the Company entitled to exercise dissenters’ rights?

A:	No. Under the Company’s Articles of Incorporation, stockholders are not entitled to exercise dissenters’ rights.

Q:	When do you expect to complete the asset sale?

A:

Atlanta Postal, the Company, and the Bank expect to consummate the asset sale in the fourth quarter of 2024 or the first quarter of 2025. However, neither Atlanta Postal, the Company, nor the Bank can assure you when or if the asset sale will occur. Before the asset sale can be consummated, the Company’s stockholders must approve the asset sale proposal and the Company dissolution proposal, Atlanta Postal, the Company, and the Bank must obtain the necessary regulatory approvals with respect to the asset sale and the transactions contemplated by the purchase agreement, including the Bank liquidation, and Atlanta Postal must obtain the necessary regulatory approvals. For additional information, see “Proposal 1 — The Asset Sale Proposal — Regulatory Approvals Required for the Asset Sale” beginning on page 50 and “— When the Sale Transaction is Expected to be Completed” beginning on page 53.

Q:	When can I expect to receive a distribution in connection with my shares of Company common stock as a result of the Company dissolution?

A:

Following the completion of the asset sale, we anticipate the Bank will promptly pay, or provide for the payment of, all of its liabilities and will thereafter distribute its remaining net assets to the Company as soon as reasonably practicable. Thereafter, the Company intends, as soon as reasonably practicable, to make an initial cash distribution of substantially all of the net purchase price proceeds from the asset sale to its stockholders; provided, that the Company expects to retain a sufficient amount of cash to satisfy all known and reasonably anticipated liabilities, including tax liabilities, as well as a contingency fund for unanticipated liabilities and expenses. The Company may make one or more additional cash distributions to stockholders if the Company has additional remaining net assets after it has satisfied, or made provision for satisfying, all of its liabilities. We are unable to predict the precise timing of any distributions to our stockholders in connection with the Company dissolution. The timing of any distributions will be determined by the Company’s board of directors. We anticipate that this process will be finalized within a year of the closing of the asset sale. However, this process could take longer than currently anticipated. For additional information, see “Proposal 2 — The Company Dissolution Proposal — Winding Up and Dissolution of the Company — Timing of Distributions” beginning on page 64.

Q:	What happens if the asset sale is not completed?

A:

If the asset sale is not completed, the Bank will not transfer any assets or liabilities to Atlanta Postal, the Company will not be dissolved, even if the Company dissolution proposal is approved by the stockholders of the Company at the special meeting, and holders of Company common stock will not receive any distributions or other consideration for their shares of Company common stock that otherwise would have been received in connection with the asset sale and subsequent Company dissolution. Instead, the Company will continue to operate and remain an independent public company and the Bank will continue to operate and remain an independent bank and a wholly-owned subsidiary of the Company.

Q:	What happens if the asset sale proposal is approved by stockholders at the special meeting but the Company dissolution proposal is not approved?

A:

If the asset sale is approved but the Company dissolution is not approved, the asset sale will occur only if Atlanta Postal waives the condition to its obligation to consummate the asset sale that the Company has received stockholder approval of the Company dissolution proposal. If Atlanta Postal waives such condition and the parties close the asset sale, the Bank, having sold substantially all of its operating assets to Atlanta Postal, would liquidate and distribute its remaining assets to the Company. However, the Company dissolution would not occur without further action of the Company, and the distribution of the Company’s remaining net assets may be delayed. The Company would also have to use its remaining assets to pay ongoing operating expenses. Accordingly, the Company would use its remaining cash, including cash paid by Atlanta Postal in the asset sale, if necessary, to satisfy its obligations and expenses until the Company is permitted to dissolve.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the special meeting. Please do not send in your Company stock certificates with your proxy.

Q:	Will a proxy solicitor be used?

A:

Yes. The Company has engaged Laurel Hill Advisory Group, LLC, or Laurel Hill, to assist in the solicitation of proxies for the special meeting, and estimates it will pay Laurel Hill $7,500 plus related fees for any additional services and reasonable out-of-pocket expenses. The Company has also agreed to indemnify Laurel Hill against certain losses. In addition, Company officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the asset sale, the Company dissolution, or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company common stock, please call Laurel Hill, the proxy solicitor for the Company, toll-free at (888) 742-1305. Banks and brokers can call (516) 933-3100.

If your Company common stock is held in “street name” through your bank, broker, or other holder of record, please also contact your bank, broker or other holder of record for additional information.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the more detailed information contained elsewhere in this proxy statement, its annexes and the documents incorporated by reference into or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information.”

Parties to the Asset Sale (Page 27)

Affinity Bancshares, Inc., a Maryland corporation that was incorporated in 2020, is the successor corporation to Community First Bancshares, Inc., a federal corporation, as a result of the completion of the second-step mutual-to-stock conversion of the former Community First Bancshares, MHC, the former top tier mutual holding company of Community First Bancshares, Inc. As of June 30, 2024, the Company had total consolidated assets of $873.6 million, total gross loans of $692.6 million, total deposits of $689.7 million, and stockholders’ equity of $125.1 million.

Affinity Bank, National Association is a national bank headquartered in Covington, Georgia. Affinity Bank changed its name from Newton Federal Bank in connection with the second-step mutual-to-stock conversion of the former Community First Bancshares, MHC. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association, and continues to operate under the name “Newton Federal Bank, a Division of Affinity Bank” in Newton Federal Bank’s legacy market area. Affinity Bank converted to a national bank charter in September 2023.

Affinity Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial and industrial loans and residential real estate loans and, to a lesser extent, construction and land loans and consumer loans. Affinity Bank also invests in securities, which have historically consisted primarily of mortgage-backed securities and obligations issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. Affinity Bank offers a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. In addition, Affinity Bank gathers deposits nationwide through its virtual bank, FitnessBank, which accepts deposits and provides higher interest rates based on customers meeting certain fitness goals. Affinity Bank has also used Federal Home Loan Bank borrowings to fund its operations. Affinity Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency, or OCC.

Atlanta Postal Credit Union is a Georgia-chartered credit union regulated by the National Credit Union Administration, or NCUA, and the Georgia Department of Banking and Finance, or GDBF, with its deposits insured by the NCUA. Atlanta Postal’s operations are headquartered in Atlanta, Georgia. Atlanta Postal is a member-owned, not-for-profit financial cooperative that provides a variety of financial products and services to its members. As of June 30, 2024, Atlanta Postal had total assets of $2.4 billion, total gross loans of $1.6 billion, total member deposits of $2.1 billion, and members’ equity of $283.2 million.

The Special Meeting (Page 21)

Date, Time and Place of the Special Meeting. The special meeting will be held on November 4, 2024, at 10:00 a.m., Eastern time. The special meeting will be a virtual meeting held by remote communications only.

Record Date. The Company’s board of directors has fixed the close of business on September 13, 2024 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 6,412,430 shares of Company common stock outstanding and entitled to vote held by approximately 299 holders of record. You will have one vote on each matter properly coming before the special meeting for each share of Company common stock that you owned on the record date.

Quorum. The presence at the virtual special meeting or by proxy of the holders of record of a majority of the outstanding voting shares of the Company entitled to be cast as of the record date is necessary to constitute a quorum at the special meeting. All shares of Company common stock present at the virtual special meeting or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting. If a beneficial owner of Company common stock held by a broker in “street name” does not give voting instructions to the broker, then those shares will not be counted as present at the virtual special meeting or by proxy at the special meeting.

Vote Required

•

Proposal 1 — The Asset Sale Proposal. Approval of the asset sale proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal.

•

Proposal 2 — The Company Dissolution Proposal. Approval of the Company dissolution proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal.

•	Proposal 3 — The Executive Compensation Proposal. Approval of the advisory (non-binding) executive compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal.

•	Proposal 4 — The Adjournment Proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Voting, Proxies and Revocation

Stockholders of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet or by returning the enclosed proxy card in the enclosed postage-paid return envelope, or may vote by attending the special meeting virtually. Stockholders entitled to vote at the special meeting that hold shares in “street name” through a bank, broker or other holder of record may submit a proxy by following the voting instructions provided by such record holder.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, dated, duly returned and not revoked proxy, the proxy will be voted in accordance with the unanimous recommendations of the Company’s board of directors, which, as of the date of this proxy statement, are “FOR” the asset sale proposal, “FOR” the Company dissolution proposal, “FOR” the executive compensation proposal, and “FOR” the adjournment proposal.

If you are a stockholder of record of Company common stock, you have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised. Proxies may be revoked by submitting a later-dated proxy through any of the methods available to you, by given written notice of revocation to the Company’s Corporate Secretary, which must be received by the Corporate Secretary before your shares are voted at the special meeting, or by attending the special meeting and voting virtually. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Affinity Bancshares, Inc. Attn: Corporate Secretary, P.O. Box 1037, Covington, Georgia 30015.

If you are a “street name” holder of the Company’s common stock, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. You must contact the record holder of your shares to obtain instructions as to how to change your vote.

The Asset Sale (Page 27)

Upon the terms and subject to the conditions set forth in the purchase agreement, Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank. Following the consummation of the asset sale, the Bank will wind up its business and surrender its banking charter, distribute its remaining net assets to the Company, and liquidate and dissolve.

Recommendation of the Company’s Board of Directors (page 46)

After careful consideration of various factors described in “Proposal 1 — The Asset Sale Proposal — Recommendation of the Board of Directors”, the Company’s board of directors has unanimously (a) found that the purchase agreement and the transactions contemplated therein are fair to and in the best interests of the Company and its stockholders; (b) approved and adopted the purchase agreement and all the transactions contemplated by the purchase agreement; and (c) recommended that stockholders of the Company vote to approve both the asset sale and the Company dissolution following completion of the asset sale.

The Company’s board of directors unanimously recommends that you vote “FOR” the asset sale proposal; “FOR” the Company dissolution proposal; “FOR” the executive compensation proposal and “FOR” the adjournment proposal.

Opinion of Financial Advisor (page 36)

The Company retained Performance Trust as its financial advisor in connection with the proposed asset sale.

At the meeting of the board of directors of the Company on May 30, 2024, Performance Trust rendered its oral opinion, subsequently confirmed in its written opinion dated as of May 30, 2024, to the board of directors of the Company that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the sum of the Stock Consideration, the Option Consideration and the Retained Cash to be paid to and/or retained by the Bank in the proposed asset sale was fair, from a financial point of view, to the Company’s stockholders.

The full text of the written opinion of Performance Trust dated May 30, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Performance Trust set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The Company’s stockholders are urged to read the opinion in its entirety. Performance Trust’s written opinion was addressed to the board of directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed asset sale, was directed only to the purchase price in the asset sale and did not address any other aspects of the asset sale. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed asset sale or any other matter.

For more information, see “Proposal 1 — The Asset Sale Proposal — Opinion of Financial Advisor.”

Financing of the Asset Sale (page 50)

The obligations of the Company and the Bank to complete the asset sale are not contingent upon the receipt of any financing. Additionally, the obligation of Atlanta Postal to complete the asset sale is not contingent upon the receipt of any financing.

Interests of the Company’s Directors and Executive Officers in the Asset Sale (page 46)

The interests of the Company’s directors and executive officers in the asset sale that are different from, or in addition to, those of the Company’s stockholders generally are described in the section entitled “Proposal 1 — The Asset Sale Proposal — Interests of Directors and Executive Officers in the Asset Sale.” The Company’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the purchase agreement and the asset sale, and in recommending that the purchase agreement be approved by the Company’s stockholders. Examples of such interests include, among others: (a) accelerated vesting of stock options and restricted stock awards under the Company’s stock incentive plans, including the right to receive cash payments with respect to such awards in connection with the asset sale; (b) entitlement to indemnification and liability insurance coverage under the purchase agreement for a period of six years after the closing of the asset sale; (c) the receipt of cash severance payments by executive officers in connection with the termination of their employment agreements; (d) executive officers entering into new employment agreements with Atlanta Postal; (e) accelerated vesting of benefits under a supplemental executive retirement plan, or SERP; and (f) the right to receive an accelerated distribution of shares under the Company’s Employee Stock Ownership Plan, allowing for potentially favorable tax treatment related to the distribution.

Consummation of the asset sale will constitute a “Change in Control” under (a) the Company’s equity incentive plans, (b) the employment agreements with the Company’s executive officers, and (c) the SERP. All unvested stock options and restricted stock awards will become fully vested upon completion of the asset sale. In addition, if the Company dissolution proposal is approved, the Company’s equity awards held by the Company’s executive officers will be treated in the same manner as all other outstanding Company equity awards as discussed in “Proposal 1 — The Asset Sale Proposal — Treatment of Equity Awards.”

For more information, see “Proposal 1 — The Asset Sale Proposal — Interests of Directors and Executive Officers in the Asset Sale.”

Material U.S. Federal Income Tax Consequences of the Asset Sale (page 70)

The exchange of substantially all of the assets and liabilities of the Bank for cash pursuant to the asset sale will be a taxable transaction for the Bank, resulting in the Bank paying taxes on the gain. In addition, the subsequent winding-up, liquidation and dissolution of the Company after the asset sale will be a taxable transaction for “U.S. holders” (as defined in “Material U.S. Federal Income Tax Consequences”) of the Company’s common stock for U.S. federal income tax purposes. A stockholder of the Company who is a U.S. holder and who exchanges shares of Company common stock for cash in the dissolution and liquidation of the Company following the asset sale will, for U.S. federal income tax purposes, generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received by such stockholder and the stockholder’s adjusted tax basis in the stockholder’s shares of Company common stock. Stockholders should read “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the asset sale and subsequent Company dissolution. Stockholders should also consult their tax advisors for a complete analysis of the effect of the asset sale and subsequent dissolution of the Company on the stockholders’ federal, state, local, and foreign taxes.

Regulatory Approvals Required for the Asset Sale (page 50)

The consummation of the asset sale contemplated by the purchase agreement and the sale transaction is subject to the approval from the FDIC, OCC, GDBF, the NCUA and the Board of Governors of the Federal Reserve System, or Federal Reserve. Subject to the terms and conditions of the purchase agreement, the parties have agreed to cooperate and use their best reasonable efforts to prepare and file as promptly as practicable all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to consummate the asset sale and the transactions contemplated therein.

The Purchase Agreement (page 27)

Asset Sale Purchase Price

As consideration for the asset sale, Atlanta Postal will pay the Bank a cash purchase price equal to the sum of: (i) $22.50 per share of Company common stock outstanding as of closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); (ii) the excess of $22.50 per share over the respective exercise price of stock options outstanding as of closing (the “Option Consideration”); (iii) the final value of the liquidation accounts maintained by the Company and the Bank for the benefit of certain depositors of the Bank (the “Depositor Liquidation Payment,” and, together with the Stock Consideration and the Option Consideration, the “Purchase Price”). In addition, the Purchase Price will be increased by $0.50 for every dollar that the taxes assessed against the Purchase Price, as estimated as of closing, is less than $17.5 million. The Company is also permitted to retain cash in the amount of the sum of: (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the closing in connection with the Bank liquidation and Company dissolution and (b) an amount mutually agreed upon by Atlanta Postal and the Bank in connection with federal, state and local income taxes resulting from the asset sale being structured as a purchase of assets and assumption of liabilities, reduced by the amount of cash and value of other assets less other liabilities held by the Company as of closing (the “Retained Cash”). The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank prior to the closing of the asset sale. The Purchase Price will be reduced dollar-for-dollar to the extent the Company pays dividends to its stockholders before the completion of the asset sale. If the sale transaction is completed no later than March 31, 2025, the Company estimates that, after the Bank satisfies its remaining liabilities and liquidates and the Company pays, or provides for payment of, all of its liabilities, stockholders will receive one or more cash distributions in the aggregate amount of approximately $22.40 to $22.60 in cash for each share of Company common stock they own.

Treatment of Restricted Stock

If the asset sale is completed, under the terms of the Company’s stock incentive plans, each share of restricted stock that is outstanding immediately before the effective time of the asset sale will automatically become an unrestricted share of Company common stock. Assuming the Company dissolution proposal is approved, all holders of such shares will receive their pro rata portion of the net cash distributed to stockholders in the subsequent dissolution of the Company. The expected cash distribution range of $22.40 to $22.60 per share assumes all shares of restricted stock outstanding immediately before consummation of the asset sale will vest at the effective time of the asset sale.

Treatment of Stock Options

If the asset sale is completed, under the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock that is outstanding and unexercised immediately before the effective time of the asset sale will automatically become fully vested and exercisable to the full extent of the original grant. Additionally, under the terms of the Company’s stock incentive plans, the Company will cause all outstanding and unexercised options as of the effective time of the asset sale to be canceled in exchange for a cash payment equal to the in-the-money value of such options, calculated as the fair market value (as defined in the applicable stock incentive plan, which per share value is expected to approximate the amount of cash per share distributed to the stockholders in the Company dissolution) of the Company’s common stock as of the effective date of the asset sale minus the exercise price of such option. Holders of vested options may choose to exercise their options at any time before the consummation of the asset sale. All holders of shares received upon exercise of vested options will receive their pro rata portion of the net cash distributed to stockholders in the dissolution. The issuance of Company common stock in connection with the exercise of vested options and the cash payment of the in-the-money value of any options that are cancelled will reduce the per share distribution amount paid to the stockholders in the Company dissolution; however, the expected cash distribution range of $22.40 to $22.60 per share assumes all options are exercised prior to consummation of the asset sale or cashed out upon consummation of the asset sale.

Non-Solicitation of Acquisition Proposals

The purchase agreement provides that the Company and the Bank, and their officers, directors, agents, advisors and affiliates, will not solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving the Bank or the Company, any purchase of any equity interest in an amount equal to or greater than a 20% voting or economic interest in either the Company or the Bank, or any purchase of assets, securities or ownership interests equal to or greater than 20% of the consolidated assets of the Company or the Bank, other than with respect to the transactions contemplated by the purchase agreement.

Notwithstanding these restrictions, the Company may provide information to, and may engage in negotiations or discussions with, a person with respect to such a transaction to the extent that the Company’s board of directors, after consulting with and considering the advice of its financial advisor and its outside legal counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions could be inconsistent with the duties of directors under Maryland law. In such circumstance, the Company must advise Atlanta Postal within two business days following the receipt by the Company of any such proposal and the substance thereof, and advise Atlanta Postal promptly of any developments with respect to such proposal.

No Change in Board Recommendation

The Company’s board of directors has agreed to recommend to stockholders the approval of the purchase agreement and the transactions contemplated therein unless, after having consulted with and considered the advice of outside legal counsel and its financial adviser, it determines in good faith that to do so would be inconsistent with the fiduciary duties of directors under Maryland law.

Conditions to the Asset Sale

The respective obligations of Atlanta Postal, the Company and the Bank to effect the asset sale are subject to the satisfaction or waiver of certain customary conditions contained in the purchase agreement, including compliance with obligations under the purchase agreement (subject to customary materiality qualifiers), the accuracy of the representations and warranties (subject to customary materiality qualifiers), the receipt of all required regulatory approvals (including the absence of unduly conditions), the absence of any legal prohibitions and approval of the purchase agreement and the transactions contemplated therein by the Company’s stockholders.

Neither the Company nor the Bank can be certain of when, or if, the conditions to the asset sale will be satisfied or waived, or that the asset sale will be consummated.

Termination

The purchase agreement may be terminated and the asset sale may be abandoned at any time before the effective time of the asset sale, whether before or after the adoption of the purchase agreement by the Company’s stockholders, under the following circumstances:

•

by the Bank or Atlanta Postal, after the expiration of ten business days after any regulator shall have denied or refused to grant the approvals or consents required under the purchase agreement, subject to the ability to submit or resubmit applications, or appeal decisions with respect to applications;

•

by the Bank or Atlanta Postal, if the other party materially breaches an obligation, representation or warranty or covenant in the purchase agreement, and such breach is not corrected by the breaching party or waived by the non-breaching party;

•	by the Bank or Atlanta Postal, if the asset sale cannot be consummated by August 15, 2025 (subject to extension as provided for in the purchase agreement);

•	by mutual written consent of all parties;

•	by Atlanta Postal or the Bank, if, 20 days after any required regulatory approval has been denied, the parties have not agreed to resubmit an application or appeal such denial;

•	by the Bank or the Company, if they determine to accept a superior acquisition proposal; or

•	by the Bank or Atlanta Postal, if the Company has not received required stockholder approval following a final vote of stockholders.

Termination Fee

The Bank must pay a cash termination fee of $6.39 million if the Bank terminates the purchase agreement because it has entered into another acquisition agreement with a third party in response to a superior acquisition proposal.

The Company Dissolution (Page 63)

If stockholders approve the Company dissolution proposal, the Company’s board of directors will take such actions as it deems necessary or appropriate to effect the Company dissolution following consummation of the asset sale and the Bank liquidation, including the adoption of a Plan of Dissolution and Complete Liquidation, substantially in the form included as Annex B to this proxy statement, which provides, among other things, that the Company take all necessary action under applicable Maryland law to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company. Additionally, the Company’s common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Company will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”). The Company’s transfer agent will also close the Company’s transfer books, such that no subsequent transfers of our common stock will be permitted. The Company will cease to be an independent public company. After completion of the Company dissolution, you will no longer have any ownership interest in the Company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the purchase agreement, proposed asset sale, the Bank liquidation and the Company dissolution, the anticipated timing of the sale transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this proxy statement, including, but not limited to:

•

the risk that the asset sale or the Company dissolution may not be consummated in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock;

•	the risk that required regulatory approvals of the asset sale or the Company dissolution may not be obtained, or that the regulatory approvals are obtained subject to unanticipated adverse conditions;

•	the risk that the Company’s stockholders may not approve the asset sale or the Company dissolution proposal, or both;

•

the risk that the parties to the purchase agreement may not satisfy other conditions to the consummation of the asset sale or fail to meet expectations regarding the timing and consummation of the asset sale;

•	the risk that Atlanta Postal does not have the cash to pay the purchase price;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement;

•

the consummation of the asset sale and the other transactions contemplated by the purchase agreement on terms different than those expected, including as a result of a modification of the purchase agreement by all parties or as a result of a waiver by one or more parties to the purchase agreement of any of the covenants or conditions in the purchase agreement;

•

changes in estimates with respect to the amount of cash to be received by the Bank and/or to be utilized by the Bank and the Company following the completion of the asset sale, and the resulting amount available for distribution to Company stockholders, either in the aggregate or on a per-share basis;

•	the effect of the announcement or pendency of the asset sale and the Company dissolution on the Company’s business relationships, operations, results, employees and business generally;

•	the risk that the proposed asset sale disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the asset sale;

•	risks related to diverting management’s attention from the Company’s ongoing business operations;

•	the outcome of legal proceedings that may be instituted against the Company related to the purchase agreement or the asset sale;

•	the amount of unexpected costs, fees, expenses and other charges related to the asset sale, the Bank liquidation or the Company dissolution;

•	changes in general business, industry or economic conditions or competition;

•

changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting credit unions, financial institution holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise;

•	adverse changes or conditions in the capital and financial markets;

•	changes in market interest rates or credit availability;

•	the adequacy of loan loss reserves and changes in loan default and charge-off rates;

•	increased competition and its effect on pricing, spending, third-party relationships and revenues;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.

For additional factors that could materially affect our financial results and our business generally, please refer to the Company’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and the other reports filed by the Company with the SEC and incorporated by reference. See “Where You Can Find More Information.” The Company undertakes no obligation to revise these statements following the date of this communication, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is being provided to the holders of Affinity Bancshares, Inc. common stock as part of a solicitation of proxies by the Company’s board of directors for use at the special meeting of stockholders of the Company to be held virtually at the time specified below. This proxy statement provides the holders of Company common stock with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

General

The Company is furnishing this proxy statement to the record holders of the Company’s common stock as of September 13, 2024, which we refer to as the record date, for use at the special meeting of the stockholders of the Company, referred to herein as the special meeting.

Date, Time and Place

The special meeting will be held virtually on November 4, 2024, at 10:00 a.m., Eastern time, by means of remote communications only.

Attending the Special Meeting

If you are a stockholder of record as of the record date, you may attend the meeting online by visiting https://www.cstproxy.com/affinitybancshares/sm2024. To participate in the virtual special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. You may register for the meeting as early as 10:00 a.m., Eastern time, on October 28, 2024.

Proposals and Business of the Special Meeting

At the special meeting, the Company’s stockholders will be asked to consider and vote on the following proposals:

Proposal 1 — The Asset Sale Proposal — a proposal to approve the Purchase and Assumption Agreement, dated as of May 30, 2024, amended August 12, 2024, or the purchase agreement, by and among Atlanta Postal, the Company, and the Bank, pursuant to which Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank, referred to herein as the asset sale, all on and subject to the terms and conditions set forth in the purchase agreement, which we refer to herein as the asset sale proposal.

Proposal 2 — The Company Dissolution Proposal — a proposal to approve the Company dissolution and liquidation pursuant to a Plan of Dissolution and Complete Liquidation whereby the Company will take all necessary action under applicable Maryland law to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company, which we refer to herein as the Company dissolution proposal.

Proposal 3 — The Executive Compensation Proposal — a proposal to approve, on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of the Company in connection with the asset sale, which we refer to herein as the executive compensation proposal.

Proposal 4 — The Adjournment Proposal — a proposal to adjourn or postpone the special meeting of the stockholders of the Company to a later date or dates if the board of directors of the Company determines such an adjournment or postponement is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the asset sale proposal or the Company dissolution proposal, or both, which we refer to herein as the adjournment proposal.

We are not aware of any other matters to be voted upon at the special meeting, other than procedural matters. We intend to conduct any business that properly comes before the special meeting.

Proposal 1 — The Asset Sale Proposal

The Company is asking its stockholders to approve the asset sale proposal. The asset sale proposal provides for Atlanta Postal’s purchase of substantially all of the assets and assumption of substantially all of the liabilities (including deposit liabilities) of the Bank in exchange for the sum of the Purchase Price and the Retained Cash. For further information regarding the purchase price in the asset sale, see “Proposal 1 — The Asset Sale Proposal — Asset Sale Purchase Price” beginning on page 28.

The asset sale is the first integral step in the sale transaction contemplated by the purchase agreement. The sale transaction consists of (i) the asset sale, (ii) the Bank liquidation and the distribution of the Bank’s remaining assets to the Company, or the Bank liquidation, and (iii) the Company dissolution and the distribution of the Company’s remaining assets to its stockholders.

For a detailed discussion of the asset sale, including the terms and conditions of the purchase agreement, see “Proposal 1 — The Asset Sale Proposal” beginning on page 27 and “— Terms of the Purchase Agreement” beginning on page 54. In addition, the Company’s stockholders are directed to the purchase agreement, a copy of which is attached as Annex A to this proxy statement and incorporated in this proxy statement by reference.

Proposal 2 — The Company Dissolution Proposal

The Company is asking stockholders to approve the proposal relating to the Company dissolution whereby, following consummation of the asset sale, the Company will take all necessary action under applicable Maryland law, and pursuant to a Plan of Dissolution and Complete Liquidation, to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company. This proposal is referred to herein as the Company dissolution proposal.

Although the Company dissolution proposal is being voted on separately from the asset sale proposal, the Company dissolution is an integral part of the sale transaction contemplated by the purchase agreement and will occur only if the asset sale and the Bank liquidation are completed. The purchase agreement, the asset sale and the Bank liquidation are discussed under “Proposal 1 — The Asset Sale Proposal” beginning on page 27. The Company’s reasons for the sale transaction are discussed under “Proposal 1 — The Asset Sale — The Company’s Reasons for the Sale Transaction” beginning on page 33.

The sale transaction can be completed as intended only if the asset sale proposal and the Company dissolution proposal are both approved by the stockholders of the Company at the special meeting. If the asset sale proposal is not approved by the Company’s stockholders, the sale transaction will not occur and the Company will not be dissolved and no distribution will be made to stockholders of the Company, even if the Company dissolution proposal is approved by stockholders. If stockholders approve the asset sale proposal but do not approve the Company dissolution proposal, assuming the other closing conditions in the purchase agreement are satisfied, Atlanta Postal, the Company and the Bank may agree to complete the asset sale, but only if Atlanta Postal waives its condition to closing the asset sale that the Company has received stockholder approval of the Company dissolution proposal. If Atlanta Postal waives such condition and the parties close the asset sale, the Bank, having transferred substantially all of its operating assets to Atlanta Postal, would liquidate and distribute its remaining assets to the Company. However, the Company could not then immediately begin the process of dissolving and the cash distributions to stockholders would be delayed until stockholders approve the Company dissolution. The Company does not intend to invest in another operating business following the completion of the asset sale and Bank liquidation. The Company would use its remaining assets to pay ongoing operating expenses, and the Company expects that such expenses would exceed any revenue generated by its remaining assets. Accordingly, the Company would use its remaining cash, including cash paid by Atlanta Postal in the asset sale, if necessary, to satisfy its obligations and expenses until the Company is permitted to dissolve.

If the Company dissolution proposal is approved, the Company’s board of directors will take such actions as it deems necessary or appropriate to effect the Company dissolution following consummation of the asset sale and the Bank liquidation, including the adoption of a Plan of Dissolution and Complete Liquidation, substantially in the form included as Annex B to this proxy statement. For a detailed discussion of the proposed Company dissolution, see “Proposal 2 — The Company Dissolution Proposal” beginning on page 63.

If the sale transaction is completed, the Company estimates that, after the Bank satisfies its remaining liabilities and liquidates and the Company pays, or provides for payment of, all of its liabilities, the cash distributions per share of Company common stock to be paid to the stockholders of the Company will be approximately $22.40 to $22.60 in aggregate. The range of $22.40 to $22.60 is based on the Company’s most recent analysis which assumes that the asset sale is consummated no later than March 31, 2025. This estimated distribution amount per share is based on numerous assumptions, including an assumed 6,195,702 shares of Company common stock outstanding at the time of the Company dissolution, and is subject to change based on several factors that are discussed more fully in this proxy statement under the heading “Proposal 1 — The Asset Sale Proposal — Distributions to the Company’s Stockholders” beginning on page 51 and “— Factors That May Reduce the Amount of Stockholder Distributions” beginning on page 52. Further, in addition to the factors that could affect the distribution received by stockholders of which the Company is currently aware, in the course of the sale and dissolution process, unanticipated expenses and liabilities may arise, and such unanticipated expenses and liabilities may reduce the amount of cash available for distribution to stockholders. Accordingly, the ultimate per share distribution to the Company’s stockholders may be less or more than the estimated range of $22.40 to $22.60 per share.

Proposal 3 — The Executive Compensation Proposal

The Company is seeking stockholder approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to certain executive officers of the Company in connection with the asset sale. The arrangements under which such compensation would be paid were disclosed to Atlanta Postal in connection with the negotiation of the asset sale, and, pursuant to the purchase agreement, the payment or nonpayment of these amounts will not affect the amount to be distributed to stockholders.

Proposal 4 — The Adjournment Proposal

The Company is seeking stockholder approval to adjourn or postpone the special meeting to a later date or dates if the board of directors of the Company determinates such an adjournment or postponement is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the asset sale proposal or the Company dissolution proposal, or both. If this adjournment proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, stockholders of the Company who have already submitted their proxies will be able to revoke their proxy at any time prior to their use.

Recommendation of the Board of Directors

On May 30, 2024, the Company’s board of directors unanimously determined that the asset sale, the purchase agreement and the other transactions contemplated by the purchase agreement, including the Bank liquidation and Company dissolution, are in the best interests of the Company and its stockholders, and it approved the purchase agreement, the asset sale, the Company dissolution and the other transactions contemplated by the purchase agreement.

Accordingly, the Company’s board of directors unanimously recommends that the Company’s stockholders vote as follows:

•	“FOR” the asset sale proposal;

•	“FOR” the Company dissolution proposal;

•	“FOR” the executive compensation proposal; and

•	“FOR” the adjournment proposal.

Holders of Company common stock should read this proxy statement carefully and in its entirety, including the annexes, for more detailed information concerning the special meeting, the purchase agreement, the asset sale and the other transactions contemplated by the purchase agreement, and the Company dissolution.

Record Date; Stockholders Entitled to Vote

The record date for the special meeting is September 13, 2024, which we refer to herein as the record date. Only record holders of shares of Company common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, 6,412,430 shares of Company common stock were issued and outstanding and entitled to be voted at the special meeting.

How to Vote

A stockholder of record may vote by completing, signing, dating and returning the enclosed proxy card in the accompanying postage pre-paid return envelope, by attending the special meeting virtually and casting your vote during the live webcast of the special meeting, by telephone, or by voting electronically via the internet.

A stockholder holding the Company’s shares in street name may vote in accordance with the voting instruction form provided by the stockholder’s broker, bank or other nominee.

Quorum

No business may be transacted at the special meeting unless a quorum is present. Holders representing at least a majority of the shares of Company common stock entitled to be cast at the special meeting must be present, virtually, or represented by proxy, to constitute a quorum. All shares of Company common stock represented at the special meeting, including shares that are represented but that vote to abstain and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum.

Votes Required for Approvals

The required votes to approve the proposals at the special meeting are as follows:

Proposal 1 — The Asset Sale Proposal — Approval of the asset sale proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. If you fail to authorize a proxy or to vote virtually at the special meeting, vote to abstain, or fail to instruct your broker, bank or other nominee how to vote on such proposal it will have the same effect as a vote “AGAINST” this proposal.

Proposal 2 — The Company Dissolution Proposal — Approval of the Company dissolution proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting. If you fail to authorize a proxy or to vote virtually at the special meeting, vote to abstain, or fail to instruct your broker, bank or other nominee how to vote on such proposal it will have the same effect as a vote “AGAINST” this proposal.

Proposal 3 — The Executive Compensation Proposal — Approval of the executive compensation proposal requires the affirmative vote of a majority of the votes cast. If you fail to authorize a proxy or vote virtually at the special meeting, or fail to instruct your broker, bank or other nominee how to vote on such proposal, or if you vote to abstain, it will have the no effect on the outcome of this proposal.

Proposal 4 — The Adjournment Proposal — Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast. If you fail to authorize a proxy or vote virtually at the special meeting, or fail to instruct your broker, bank or other nominee how to vote on such proposal, or if you vote to abstain, it will have the no effect on the outcome of this proposal.

Each director of the Company entered into a voting agreement with the Company and Atlanta Postal at the time the purchase agreement was initially executed. Under the terms of the voting agreement, such directors and executive officers have agreed to vote their shares of Company common stock in favor of the asset sale and the other transactions contemplated by the purchase agreement. As of September 13, 2024, the record date for the special meeting, these individuals held an aggregate of 364,594 shares of Company common stock (excluding exercisable stock options), representing 5.69% of the issued and outstanding shares of Company common stock, which totaled 6,412,430 as of such date. See “Ancillary Agreements — Voting Agreement” beginning on page 72 for additional information regarding the voting agreement.

Voting by Proxy; Incomplete Proxies

If you were a record holder of Company common stock at the close of business on the record date, a proxy card is enclosed for your use. The Company requests that you vote your shares as promptly as possible, over the internet, by telephone or by submitting your properly executed proxy card by mail using the enclosed postage-paid envelope. When you vote your shares using one of the above methods, the shares of Company common stock represented by your proxy will be voted at the special meeting in accordance with the instructions contained in the proxy.

If a record holder returns an executed and dated proxy card without an indication as to how the shares of Company common stock represented by it are to be voted with regard to the proposals, the shares of Company common stock represented by the proxy will be voted in accordance with the recommendation of the Company’s board of directors and, therefore, such shares will be voted “FOR” all proposals. We are not aware of any other matters to be voted upon at the special meeting, other than procedural matters. We intend to conduct any business that properly comes before the special meeting. The proxy holders will vote the shares represented by properly completed proxy cards in accordance with the board’s recommendations on any other matters that may properly come before the special meeting.

Your vote is important. Accordingly, if you were a record holder of Company common stock on the record date, please vote your proxy, over the internet, by phone or by mail, whether or not you plan to attend the special meeting virtually.

Revocability of Proxies and Changes to Stockholder’s Vote

A stockholder entitled to vote at the special meeting may revoke a proxy at any time before the vote on the proposals at the special meeting. If you wish to revoke or change your proxy, then you must take one of the following actions:

•

deliver written notice of revocation to the Secretary of the Company that you have revoked your proxy, which written revocation must be received by the Corporate Secretary before your shares are voted at the special meeting;

•	deliver a signed proxy card bearing a later date than the proxy card that such stockholder desires to revoke;

•	casting a new vote by telephone or via the internet at any time before 11:59 p.m. Eastern time on November 3, 2024; or

•	attend the special meeting virtually and cast your vote during the live webcast of the special meeting.

Merely attending the special meeting virtually will not, by itself, revoke your proxy; a stockholder attending the special meeting virtually must cast a vote at the special meeting at the appropriate time in order to revoke a previously delivered and properly completed proxy card. The latest valid vote that the Company receives before the polls close at the special meeting is the vote that will be counted for each stockholder.

Solicitation of Proxies

The Company’s board of directors is soliciting proxies for the special meeting from holders of Company common stock entitled to vote at the special meeting. The cost of solicitation of proxies for the special meeting will be borne by the Company. The Company has retained Laurel Hill to assist in the solicitation of proxies for a fee of approximately $7,500 plus related fees for any additional services and reasonable out-of-pocket expenses. In addition, the Company’s officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement, please contact Laurel Hill Advisory Group, LLC at 2 Robbins Lane, Suite 201, Jericho, New York 11753. Banks and brokers can call (516) 933-3100, while all others can call (888) 742-1305, toll-free.

PROPOSAL 1 — THE ASSET SALE PROPOSAL

The following information describes material aspects of the asset sale as provided for under the purchase agreement. It is not intended to be a complete description of all information relating to the asset sale and is qualified in its entirety by reference to the purchase agreement, a copy of which is included as Annex A and is incorporated herein by reference. We urge you to read the purchase agreement in its entirety. This summary and the copy of the purchase agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the purchase agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.

Parties to the Asset Sale

Affinity Bancshares, Inc., a Maryland corporation that was incorporated in 2020, is the successor corporation to Community First Bancshares, Inc., a federal corporation, as a result of the completion of the second-step mutual-to-stock conversion of the former Community First Bancshares, MHC, the former top tier mutual holding company of Community First Bancshares, Inc. As of June 30, 2024, the Company had total consolidated assets of $873.6 million, total gross loans of $692.6 million, total deposits of $689.7 million, and stockholders’ equity of $125.1 million.

Affinity Bank, National Association is a national bank headquartered in Covington, Georgia. Affinity Bank changed its name from Newton Federal Bank in connection with the second-step mutual-to-stock conversion of the former Community First Bancshares, MHC. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association, and continues to operate under the name “Newton Federal Bank, a Division of Affinity Bank” in Newton Federal Bank’s legacy market area. Affinity Bank converted to a national bank charter in September 2023.

Affinity Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial and industrial loans and residential real estate loans and, to a lesser extent, construction and land loans and consumer loans. Affinity Bank also invests in securities, which have historically consisted primarily of mortgage-backed securities and obligations issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. Affinity Bank offers a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. In addition, Affinity Bank gathers deposits nationwide through its virtual bank, FitnessBank, which accepts deposits and provides higher interest rates based on customers meeting certain fitness goals. Affinity Bank has also used Federal Home Loan Bank borrowings to fund its operations. Affinity Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency, or OCC.

Atlanta Postal Credit Union is a Georgia-chartered credit union regulated by the National Credit Union Administration, or NCUA, and the Georgia Department of Banking and Finance, or GDBF, with its deposits insured by the NCUA. Atlanta Postal’s operations are headquartered in Atlanta, Georgia. Atlanta Postal is a member-owned, not-for-profit financial cooperative that provides a variety of financial products and services to its members. As of June 30, 2024, Atlanta Postal had total assets of $2.4 billion, total gross loans of $1.6 billion, total member deposits of $2.1 billion, and members’ equity of $283.2 million.

The Asset Sale

Atlanta Postal, the Company and the Bank entered into a Purchase and Assumption Agreement, dated as of May 30, 2024, subsequently amended August 12, 2024, which we refer to as the purchase agreement. The purchase agreement provides for Atlanta Postal’s purchase of substantially all of the assets and the assumption of substantially all of the liabilities (including deposit liabilities) of the Bank. The asset sale is the first integral step in the sale transaction contemplated by the purchase agreement. The sale transaction consists of (i) the asset sale, (ii) the Bank liquidation and the distribution of the Bank’s remaining assets to the Company, and (iii) the Company dissolution including the distribution of the Company’s remaining assets to its stockholders.

Asset Sale Purchase Price

In the asset sale, Atlanta Postal will purchase substantially all of the Bank’s assets and assume substantially all of the Bank’s liabilities, including all of the Bank’s deposit liabilities. As consideration for the asset sale, Atlanta Postal will pay the Bank a cash purchase price equal to the sum of: (i) $22.50 per share of Company common stock outstanding as of closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); (ii) the excess of $22.50 per share over the respective exercise price of stock options outstanding as of closing (the “Option Consideration”); (iii) the final value of the liquidation accounts maintained by the Company and the Bank for the benefit of certain depositors of the Bank (the “Depositor Liquidation Payment,” and, together with the Stock Consideration and the Option Consideration, the “Purchase Price”). In addition, the Purchase Price will be increased by $0.50 for every dollar that the taxes assessed against the Purchase Price, as estimated as of closing, is less than $17.5 million. The Company is also permitted to retain cash in the amount of the sum of: (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the closing in connection with the Bank liquidation and Company dissolution and (b) an amount mutually agreed upon by Atlanta Postal and the Bank in connection with federal, state and local income taxes resulting from the asset sale being structured as a purchase of assets and assumption of liabilities, reduced by the amount of cash and value of other assets less other liabilities held by the Company as of closing (the “Retained Cash”). The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank prior to the closing of the asset sale. The Purchase Price will be reduced to the extent the Company pays dividends to its stockholders prior to the completion of the asset sale.

If the sale transaction is completed, the Company will distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company through one or more cash distributions. Based on the Company’s most recent analysis, if the asset sale is completed on or before March 31, 2025, the Company estimates that, after the Bank satisfies its remaining liabilities and liquidates and the Company pays, or provides for payment of, all of its liabilities, the aggregate cash distributions to be paid to the stockholders of the Company will be approximately $22.40 to $22.60 per share. The range of $22.40 to $22.60 is based on the assumption that the asset sale will be consummated no later than March 31, 2025. This estimated distribution amount per share is based on numerous assumptions, including an assumed 6,195,702 shares of Company common stock outstanding at the time of the Company dissolution, and is subject to change based on several factors that are discussed more fully in this proxy statement under “— Distributions to the Company’s Stockholders” and “— Factors That May Reduce the Amount of Stockholder Distributions.” Accordingly, the ultimate per share distribution to the Company’s stockholders may be less or more than the estimated range of $22.40 to $22.60 per share.

The Company intends to make an initial distribution of substantially all of the net purchase price proceeds from the asset sale as soon as reasonably practicable after the closing date of the asset sale; provided, that the Company expects to retain a sufficient amount of cash to satisfy all known and reasonably anticipated liabilities, including tax liabilities, as well as a contingency fund for unanticipated liabilities and expenses. For additional information regarding the timing of distributions, see “Proposal 2 — The Company Dissolution Proposal — Winding Up and Dissolution of the Company — Timing of Distributions.”

Treatment of Stock Options

As of the record date, there were 640,766 outstanding options to purchase shares of Company common stock with a weighted average exercise price of $12.58 per share. If the asset sale is completed, under the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock that is outstanding and unexercised immediately before the effective time of the asset sale will automatically become fully vested and exercisable to the full extent of the original grant. Additionally, under the terms of the Company’s incentive stock plans, the Company will cause all outstanding and unexercised options as of the effective time of the asset sale to be canceled in exchange for a cash payment equal to the in-the-money value of such options, calculated as the fair market value (as defined in the applicable stock incentive plan, which per share value is expected to approximate the amount of cash per share to be distributed to the stockholders in the Company dissolution) as of the effective date of the asset sale minus the exercise price of such option.

Holders of vested options may choose to exercise their options at any time before the consummation of the asset sale. The exercise price for the shares of Company common stock to be purchased on the exercise of any option may be paid (1) in cash, (2) by delivery of a number of then-held shares of Company common stock having an aggregate fair market value (as defined in the applicable stock incentive plan) equal to the aggregate exercise price of such shares, or (3) by having the Company withhold a number of shares Company common stock otherwise issuable upon the option exercise having an aggregate fair market value equal to the exercise price of such shares.

Holders of shares received upon exercise of vested options will receive their pro rata portion of the net cash distributed to stockholders in the Company dissolution. The issuance of Company common stock in connection with the exercise of vested options and the payment of the in-the-money value of any options that are cancelled will reduce the per share distribution amount paid to the stockholders in the Company dissolution; however, the expected cash distribution range of $22.40 to $22.60 per share assumes all options are exercised before consummation of the asset sale or cashed out upon consummation of the asset sale.

Treatment of Restricted Stock

As of the record date, there were 122,084 shares of restricted stock outstanding. If the asset sale is completed, under the terms of the Company’s stock incentive plans, each share of restricted stock that is outstanding immediately before the effective time of the asset sale will automatically vest and become an unrestricted share of Company common stock at the effective time of the asset sale. If the Company dissolution proposal is approved, holders of such shares receive their pro rata portion of the net cash distributed to stockholders in the Company dissolution. The expected cash distribution range of $22.40 to $22.60 per share assumes all shares of restricted stock outstanding immediately before the effective time will vest at the effective time of the asset sale.

Background of the Asset Sale

The Bank completed its initial mutual holding company reorganization in 2017, and the Company’s predecessor mutual holding company converted from a mutual holding company structure in January 2021, which resulted in the Company becoming the publicly traded holding company for the Bank. Since the initial mutual holding company reorganization, the Company and its mutual holding company predecessor have managed their capital through organic growth and stock repurchases and, from time to time, were presented with and reviewed opportunities to acquire or bid upon other financial institutions, including its acquisition of the former Affinity Bank, which was completed in 2020.

The Company’s and the Bank’s boards of directors and senior management have periodically reviewed and assessed the Company’s strategic alternatives and the business and regulatory environments facing the Company and the Bank. As part of this process, the Company’s board of directors has periodically considered strategic alternatives, and has consulted periodically with representatives of Performance Trust regarding these matters. Performance Trust is a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other matters. Performance Trust served as the Company’s marketing agent in connection with its 2017 and 2021 public offerings, as well as with respect to the Company’s acquisition of Affinity Bank in 2020.

Additionally, Edward J. Cooney, President and Chief Executive Officer of the Company and the Bank, has had numerous conversations with the chief executive officers and investment banker representatives of various regional financial institutions with respect to merging with or being acquired by the Company. In each conversation, discussions centered on obtaining an understanding of strategic and operational value of a combination, cultural alignment of the organizations and roles of employees, management and the board of directors. Conversations were shared with the Company’s board of directors to build awareness and an understanding of the relative differences among the institutions. However, under federal regulations applicable to the Company’s second-step mutual-to-stock conversion and related stock offering completed in January 2021, no person could acquire or offer to acquire the beneficial ownership of more than 10% of any class of the Company’s equity securities for three years following the completion of the conversion transaction. Under these regulations, an “offer” does not include non-binding expressions of understanding or letters of intent regarding the terms of a potential acquisition. This restriction ended January 21, 2024.

In September 2023, a representative of Performance Trust who has provided investment banking services and advice to the Company and the Bank since the Company’s initial public offering in 2017, engaged in a telephone conversation with a representative of Atlanta Postal’s legal counsel. The conversation generally focused on the credit union merger market in the State of Georgia. During the conversation, the representative of Atlanta Postal’s legal counsel indicated that Atlanta Postal was interested in acquiring other financial institutions, and was particularly interested in the Company based on several characteristics, including the Company’s size, operating markets and lending and deposit strategies. No specific pricing or other potential deal terms were discussed, as the representative merely expressed Atlanta Postal’s interest in acquiring the Company.

The details of this conversation were reported to the Company’s board of directors and, as a result of this conversation, on October 31, 2023, Performance Trust hosted an introductory meeting between Mr. Cooney, Atlanta Postal’s Chief Financial Officer Rachael Martin and Atlanta Postal’s Senior Vice President — Growth and Development Blake Westbrook. The parties discussed their respective operating strategies, but no specific pricing or other potential deal terms were discussed. Mr. Cooney reported the results of this discussion to the Company’s board of directors.

Following this meeting, on November 8, 2023, Mr. Cooney met with Atlanta Postal’s Chief Executive Officer, Blake Graham. The parties discussed their respective operating strategies and long-term objectives, but no specific pricing or other potential deal terms were discussed. Mr. Cooney reported the results of this discussion to the Company’s board of directors.

Following these meetings, representatives of Performance Trust engaged in discussions with representatives of Atlanta Postal’s financial advisor.

At a board meeting held November 30, 2023, representatives of Performance Trust attended the meeting and participated in certain discussions regarding the strategic direction of the Company. The board discussed the current state of the banking market, and reviewed the Company’s financial performance and management projections with respect to possible future performance. The board also discussed the Company’s strengths and challenges with respect to future operations, as well as potential strategic alternatives, including remaining independent, conducting acquisitions or a merger-of-equals, and selling control to another financial institution, including credit unions. The board of directors reviewed the conversations between the prior meetings of Mr. Cooney, Performance Trust, Atlanta Postal and representatives of Atlanta Postal’s legal counsel and financial advisor. The board reviewed sample transactions for various strategic alternatives, including a sale of control to Atlanta Postal. As a result of these discussions, the board directed Performance Trust to provide information to Atlanta Postal to aid Atlanta Postal in its considerations of a potential transaction with the Company.

On December 5, 2023, the Company, the Bank and Atlanta Postal entered into a mutual confidentiality agreement to facilitate further discussion by allowing for the sharing of non-public information between the parties and, ultimately, for detailed reciprocal due diligence. The confidentiality agreement did not include any standstill provisions, such as restrictions on transactions involving the Company’s publicly traded securities.

Following the execution of the confidentiality agreement, Atlanta Postal was given access to a virtual data room containing information regarding the Company and the Bank. Further discussions between the parties continued, including a discussion held December 5, 2023 between Mr. Cooney and Affinity Bank’s Executive Vice President and Chief Lending Officer Charles Nelson, Atlanta Postal’s President, Blake Graham, Atlanta Postal’s Chief Lending Officer, John Anderson, and Mr. Westbrook.

At a regular board meeting held December 19, 2023, the board reviewed with special legal counsel, Luse Gorman, PC (“Luse Gorman”), the board’s fiduciary duties in general, as well as in a merger or sale transaction.

At a special board meeting held January 25, 2024, the board of directors discussed the expectation that the Company and the Bank would be receiving an offer from Atlanta Postal with respect to pursuing a transaction with the Company and the Bank. The board considered various items, including its alternative strategic options and the potential return to stockholders. No action was taken at this meeting.

On January 31, 2024, Atlanta Postal submitted a non-binding letter of intent (“LOI”) indicating its interest in pursuing a transaction with the Company and the Bank. The LOI proposed a transaction whereby Atlanta Postal would offer and pay the Bank, in exchange for all of the Bank’s outstanding assets and the assumption of all of the Bank’s liabilities, an amount that would provide the Company’s stockholders with cash equal to $22.00 per share upon dissolution of the Company. The LOI included Atlanta Postal’s request that Messrs. Cooney and Nelson enter into mutually agreeable retention and non-competition agreements with Atlanta Postal for a reasonable time frame following the transaction. The LOI did not propose that any representatives of the Company would become members of the board of directors of Atlanta Postal.

The board of directors held a special meeting on February 5, 2024, with representatives of Performance Trust in attendance, to consider the terms of the LOI received from Atlanta Postal. No action was taken at this meeting.

The board of directors held a second special meeting on February 8, 2024 to consider the terms of the LOI received from Atlanta Postal. After lengthy discussion, the board of directors directed Performance Trust to contact Atlanta Postal and offer a counter-proposal that would provide the Company’s stockholders with cash equal to $24.75 per share upon dissolution of the Company.

On February 9, 2024, Atlanta Postal submitted a revised LOI, which proposed transaction pricing that would provide the Company’s stockholders with cash equal to $22.50 per share upon dissolution of the Company. At a special meeting held February 14, 2024, after lengthy discussion, the board of directors voted in favor of accepting the pricing of $22.50 per share, but requested continued negotiations for a higher price of $23.00 per share upon dissolution of the Company.

On February 14, 2024, representatives of Atlanta Postal and the Company verbally agreed to pricing of $22.75 per share upon dissolution of the Company. The Company indicated that it would execute an LOI incorporating the updated price of $22.75 per share, but that it would need to perform a market check to see if a superior proposal was obtainable from other parties.

Performance Trust, in coordination with the Company, evaluated a comprehensive list of additional potential parties who could be interested in pursuing a transaction with the Company and the Bank, and selected a group of likely partners (four banks and three credit unions), based on prior deal experience, potential form of consideration (cash/liquid currency), the ability to pay and the ability to receive regulatory approval. Performance Trust began contacting these seven parties on February 15, 2024.

On February 20, 2024, Atlanta Postal submitted a revised LOI, which proposed transaction pricing that would provide the Company’s stockholders with cash equal to $22.75 per share upon dissolution of the Company. The Company and the Bank executed the revised LOI on February 21, 2022. The revised LOI did not include an agreement for the Company and the Bank to negotiate exclusively with Atlanta Postal based on Performance Trust’s contacting other parties to determine their interest in a transaction with the Company and the Bank.

Of the seven parties contacted by Performance Trust, three parties signed mutual confidentiality agreements; the confidentiality agreements did not include any standstill provisions, such as restrictions on transactions involving the Company’s publicly traded securities. None of these three parties determined to submit a proposal with respect to a transaction with the Company and the Bank.

Based on the results of the market check conducted by Performance Trust, on March 11, 2024, the Company and the Bank entered into an agreement to negotiate exclusively with Atlanta Postal until April 30, 2024.

On March 12, 2024, Performance Trust was engaged by the Company on an exclusive basis to render financial advisory and investment banking services to the Company in connection with a possible transaction.

Over the following weeks, Atlanta Postal conducted due diligence on the Company and the Company conducted reverse due diligence on Atlanta Postal. On May 6, 2024, a reverse due diligence call was facilitated between the Company and Atlanta Postal with representatives from each party’s legal and financial advisors in attendance.

On April 12, 2024, Atlanta Postal’s legal counsel distributed an initial draft of the purchase agreement to Luse Gorman. Between April 12, 2024, and May 30, 2024, multiple drafts of the purchase agreement were exchanged, and representatives of Atlanta Postal’s legal counsel and representatives of the Company’s legal counsel participated in calls to discuss and negotiate various matters, including the purchase agreement and other ancillary agreements and documents.

On April 30, 2024, Atlanta Postal’s financial advisor distributed initial drafts of post-transaction employment agreements between Atlanta Postal and the Company’s executive officers, including Mr. Cooney.

On May 10, 2024, following continued due diligence and refined pricing analysis by Atlanta Postal, Atlanta Postal informed Mr. Cooney of Atlanta Postal’s proposed revised pricing that would provide the Company’s stockholders with cash equal to $22.50 per share upon dissolution of the Company. On May 11, 2024, Luse Gorman provided initial comments on the draft post-transaction employment agreements to representatives of Atlanta Postal’s legal counsel.

On May 16, 2024, the Company’s board of directors held a special meeting, with representatives of Performance Trust and Luse Gorman in attendance, to discuss the then-current status of the purchase agreement negotiations. The board of directors reviewed the terms of the transaction based on the revised proposed pricing, and directed Performance Trust to propose to Atlanta Postal’s financial advisor that the total consideration be increased by $0.50 for every dollar that the tax liability obligation that Atlanta Postal would need to pay to cover the “double tax” liability that occurs as part of a purchase and assumption transaction was less than $17.5 million at the closing of the transaction. Atlanta Postal agreed to this revised pricing.

On May 28, 2024, the boards of directors of the Company and the Bank held a special meeting, with representatives of Performance Trust and Luse Gorman in attendance, to discuss the then-current status of the purchase agreement negotiations. The boards of directors reviewed the terms of the transaction based on the revised proposed consideration, and again considered prospects of the Company and the Bank on a standalone basis. The board of directors discussed the results of the reverse due diligence conducted on Atlanta Postal. Legal counsel reviewed the most recent draft of the purchase agreement and, together with management, updated the boards of directors on terms that were still under negotiation. The board reviewed the proposed executive compensation arrangements that would be entered into in connection with the purchase agreement.

The boards of directors met on May 30, 2024, with representatives of Performance Trust and legal counsel in attendance, to review the final purchase agreement and ancillary documents, and to consider the approval of the purchase agreement and the transactions contemplated by it. Before the meeting, the boards of directors had been provided the proposed purchase agreement and a financial presentation prepared by Performance Trust.

Legal counsel again discussed the boards’ fiduciary duties in connection with the proposed transaction. The board reviewed in detail the pricing and other financial terms of the proposed purchase agreement. At this meeting, Performance Trust reviewed the financial aspects of the proposed transaction and rendered to the boards an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Performance Trust as set forth in its opinion, the Consideration in the proposed transaction was fair, from a financial point of view, to the holders of Company common stock. All questions posed by the directors were answered by management, representatives of Performance Trust or legal counsel, as appropriate. Legal counsel also discussed the proposed resolutions regarding the proposed transaction that the independent members of the boards (all directors except for Mr. Cooney) would be requested to approve, as well as the proposed resolutions regarding the proposed transaction that the full boards would be requested to approve. After further discussion, the independent members of the boards of directors voted unanimously to approve the purchase agreement with Atlanta Postal in substantially the form presented and voted unanimously to approve the executive compensation arrangements of Mr. Cooney. Following this vote, and after considering the proposed purchase agreement, and ancillary documents, and again discussing the proposed executive compensation arrangements that would be entered into in connection with the purchase agreement, and taking into consideration the matters discussed at the meeting and at prior meetings of the boards of directors, the boards of directors voted unanimously to approve the purchase agreement in substantially the form presented, to recommend that Company stockholders vote to approve the purchase agreement and the transactions contemplated by the purchase agreement, and to authorize management, with the assistance of counsel, to finalize and execute the purchase agreement and all related documents.

On May 30, 2024, the Company, the Bank and Atlanta Postal executed the purchase agreement and each director of the Company executed and delivered to Atlanta Postal a voting agreement and a non-solicitation/confidentiality agreement. On May 30, 2024, following the closing of the stock markets, the Company, the Bank and Atlanta Postal issued a joint press release to publicly announce the execution of the purchase agreement.

On August 12, 2024, the Company, the Bank and Atlanta Postal amended the purchase agreement in response to comments received in connection with the application process with bank regulatory authorities.

The Company’s Reasons for the Sale Transaction

After careful consideration, at its meeting on May 30, 2024, the Company’s board of directors determined that the purchase agreement and the transactions contemplated therein, including the asset sale, the subsequent Bank liquidation and the Company dissolution, which we refer to collectively as the sale transaction, were in the best interests of the Company and its stockholders. Accordingly, the Company’s board of directors unanimously approved the asset sale, the purchase agreement and transactions contemplated therein and unanimously recommends that our stockholders vote “FOR” the approval of the asset sale proposal and “FOR” the approval of the Company dissolution proposal described under “Proposal 2 — The Company Dissolution Proposal.”

Before approving the purchase agreement and the asset sale, the Company’s board of directors consulted with legal counsel as to its fiduciary duties and the terms of the purchase agreement and related agreements. In addition, the Company’s board of directors evaluated, with the help of its financial advisor, the financial, market and other considerations bearing on the decision to recommend the asset sale proposal. The board of directors believes that, in addition to benefiting our stockholders, an acquisition by Atlanta Postal will create an organization that is better able to serve the Bank’s customers and its market area.

The terms of the purchase agreement, including the asset sale purchase price and the estimated cash distributions to our stockholders, were the result of arm’s length negotiations between our representatives and representatives of Atlanta Postal, with the assistance of legal counsel and our financial advisor, Performance Trust. In reaching its determination that the sale transaction, including the asset sale, the Bank liquidation and

Company dissolution, is in the best interest of the Company and its stockholders, the Company’s board of directors carefully considered a number of factors, including:

•

the value of the cash distribution expected to be received by the stockholders of the Company in connection with the Company dissolution relative to the recent trading prices, book value, and earnings per share of Company common stock;

•

the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Atlanta Postal;

•	the strategic rationale for the asset sale, the Bank liquidation and Company dissolution;

•	the expectation that the combined institution will have a strong capital position upon completion of the asset sale;

•

its knowledge of the current and prospective environment in the financial services industry in general, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on the Company’s potential growth, development, productivity and strategic options;

•

its view with respect to other strategic alternatives potentially available to the Company, including continuing as a stand-alone company, engaging in a strategic combination with another party or a sale to a potential acquirer, and its belief as to the availability of these alternatives and that any such available alternatives would not deliver the financial benefits that could be achieved in the proposed asset sale, the Bank liquidation and Company dissolution;

•	the competitive and regulatory environment for financial institutions generally;

•

its review and discussions concerning the due diligence examination of the operations, financial condition, credit quality, earnings, risk management and regulatory compliance programs and prospects of Atlanta Postal;

•	the premium to the Company’s stockholders based on the estimated per share distribution amount paid to the stockholders in the Company dissolution;

•	the impact of the asset sale on the Company’s employees, suppliers, creditors, and customers, as well as the communities served by the Bank;

•	the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•

the opinion, dated May 30, 2024, of Performance Trust to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of the Company’s common stock of the purchase price to be received by the Bank in the asset sale, as more fully described below under “— Opinion of Financial Advisor”;

•

the terms of the purchase agreement, which the Company and the Bank reviewed with their legal advisor, including the representations, warranties, covenants, deal protection and termination provisions contained therein;

•

the legal analyses presented by Luse Gorman, PC as to the structure of the asset sale, the Bank liquidation and the Company dissolution, the purchase agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that the Company and the Bank (including the boards of directors) employed in considering the asset sale, the Bank liquidation and the Company dissolution;

•	the results of Performance Trust’s contacting other potential partners who could be interested in pursuing a transaction with the Company and the Bank;

•

under the terms of the purchase agreement, the ability of the Company’s board of directors, to respond to an unsolicited third-party proposal and/or to withdraw its recommendation to the Company’s stockholders;

•	the effects of the asset sale on the Bank’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Atlanta Postal; and

•

the impact on depositors, customers and communities served by the Bank and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by the Bank.

Our board of directors also considered various risks relating to the asset sale and the transactions contemplated by the purchase agreement, including:

•	the extended regulatory review of sales of bank assets to credit unions, particularly as compared to typical regulatory reviews of bank-to-bank mergers;

•	the potential for reductions to the purchase price to be received by the Company under the purchase agreement;

•

the risk of changes in estimates with respect to the amount of cash to be received by the Bank and/or to be utilized by the Bank and the Company following the completion of the asset sale, and the resulting amount available for distribution to Company stockholders, either in the aggregate or on a per-share basis;

•	the process for dissolving and liquidating the Company, which will delay the distribution of the purchase price to the Company’s stockholders as compared to a bank-to-bank merger;

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the asset sale and integrate the two companies;

•	the risk of losing key employees during the pendency of the asset sale;

•

the restrictions on the conduct of the Company’s and the Bank’s business during the period between execution of the purchase agreement and the consummation of the asset sale, which could potentially delay or prevent the Company and the Bank from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the asset sale;

•

the potential effect of the asset sale, the Bank liquidation and the Company dissolution on the Bank’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the fact that Company stockholders are not entitled to appraisal or dissenters’ rights in connection with the asset sale, the Bank liquidation and the Company dissolution;

•	certain anticipated transaction-related costs, which could be higher than expected;

•

the regulatory approvals required in connection with the asset sale, the Bank liquidation and the Company dissolution and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•

the fact that the purchase agreement contains certain restrictions on the ability of the Company to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for the Bank to pay Atlanta Postal a cash termination fee in certain circumstances;

•	the potential for legal claims challenging the asset sale, the Bank liquidation and the Company dissolution;

•

the risk that the asset sale, the Bank liquidation and the Company dissolution may not be completed despite the combined efforts of the Company, the Bank and Atlanta Postal or that completion may be unduly delayed, including as a result of delays in obtaining the requisite regulatory approvals; and

•	the other risks described under the sections entitled “Cautionary Statement Concerning Forward-Looking Statements.”

The reasons, factors and risks set out above are not intended to be exhaustive but do include the material factors considered by the Company’s board of directors in approving the purchase agreement, asset sale, and other transactions contemplated by the purchase agreement. In reaching its determination, the Company’s board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board determined that execution of the purchase agreement and the consummation of the transactions contemplated by the purchase agreement, including the asset sale, were in the best interest of the Company and its stockholders, and therefore the Company’s board of directors unanimously approved the purchase agreement, including the asset sale, Bank liquidation and Company dissolution.

Opinion of Financial Advisor

The Company retained Performance Trust to provide financial advisory services to the Company in connection with evaluating strategic and financial alternatives. The Company entered into the purchase agreement by and among the Company, the Bank and Atlanta Postal, providing for the asset sale, subject to the terms of the purchase agreement dated May 30, 2024. On May 30, 2024, Performance Trust delivered an opinion as of the date thereof (the “Opinion”) to the Company’s board of directors as to the fairness, from a financial point of view, of the Consideration (defined below) to be received by the Bank.

In consideration for the Bank’s Assets acquired by Atlanta Postal under the purchase agreement, Atlanta Postal will pay the Bank a cash purchase price equal to the sum of: (i) $22.50 per share of Company common stock outstanding as of closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); (ii) the excess of $22.50 per share over the respective exercise price of Company stock options outstanding as of closing (the “Option Consideration”); (iii) the final value of the liquidation accounts maintained by the Company and the Bank for the benefit of certain depositors of the Bank (the “Depositor Liquidation Payment,” and, together with the Stock Consideration and the Option Consideration, the “Purchase Price”). In addition, the Purchase Price will be increased by $0.50 for every dollar that the taxes assessed against the Purchase Price, as estimated as of closing, is less than $17.5 million. The Company is also permitted to retain cash in the amount of the sum of: (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the closing in connection with the Bank liquidation and Company dissolution and (b) an amount mutually agreed upon by Atlanta Postal and the Bank in connection with federal, state and local income taxes resulting from the asset sale being structured as a purchase of assets and assumption of liabilities, reduced by the amount of cash and value of other assets less other liabilities held by the Company as of closing (the “Retained Cash”). The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank before the closing of the asset sale. The Purchase Price will be reduced dollar-for-dollar to the extent the Company pays dividends to its stockholders before the completion of the asset sale.

In connection with its Opinion, Performance Trust made such reviews, analyses and inquiries as Performance Trust deemed necessary or appropriate under the circumstances. Among other things, Performance Trust:

(i)	reviewed a draft purchase agreement, dated May 30, 2024;

(ii)	reviewed certain publicly available business and financial information relating to the Company, the Bank and Atlanta Postal including reports filed with the SEC, FDIC, OCC, Federal Reserve and NCUA;

(iii)

reviewed certain other business, financial and operating information relating to the Company, the Bank and Atlanta Postal provided to Performance Trust by the managements of the Company, the Bank and Atlanta Postal;

(iv)

met with, either by phone or in person, certain members of managements of the Company, the Bank and Atlanta Postal to discuss the business prospects of the Company, the Bank and Atlanta Postal and the proposed asset sale;

(v)

reviewed certain financial terms of the proposed asset sale and compared certain of those terms with the publicly available financial terms of certain similar transactions that have recently been effected or announced;

(vi)	reviewed certain financial data of the Company and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

(vii)	considered such other information, financial studies, analyses, investigations, economic data and market criteria that Performance Trust deemed relevant.

In connection with Performance Trust’s review, Performance Trust did not independently verify any information, including the foregoing information, and Performance Trust assumed and relied upon all data, material and other information furnished, or otherwise made available, to Performance Trust, discussed with or reviewed by Performance Trust, or publicly available, being complete and accurate in all material respects and Performance Trust does not assume any responsibility with respect to such data, material, and other information. With respect to the financial forecasts and projections for the Company that Performance Trust used to assist in Performance Trust’s analyses, the management of the Company advised Performance Trust, and Performance Trust acted in the belief, that such forecasts and projections had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Bank and Performance Trust expressed no opinion with respect to such forecasts, projections, estimates or the assumptions on which they were based.

Performance Trust relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the purchase agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the asset sale will be satisfied without waiver thereof, and (d) the asset sale will be consummated in a timely manner in accordance with the terms described in the purchase agreement provided to Performance Trust, without any amendments or modifications thereto or any adjustments to the Consideration. Performance Trust relied upon and assumed, without independent verification, that (i) there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, the Bank and Atlanta Postal since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Performance Trust that would be material to Performance Trust’s analyses or the Opinion, and (ii) there was no information or fact that would make any of the information reviewed by Performance Trust incomplete or misleading. Performance Trust also relied upon and assumed without independent verification, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the asset sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Bank and Atlanta Postal or the contemplated benefits of the asset sale and that the asset sale will be consummated in accordance with the terms of the purchase agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Performance Trust’s analyses or this Opinion. Performance Trust relied upon and assumed, with the Company’s consent, that the purchase agreement, when executed by the parties thereto, conformed to the draft reviewed by Performance Trust in all respects material to Performance Trust’s analyses.

The Opinion only addresses the fairness, from a financial point of view, of the Consideration to be received by the Bank pursuant to the purchase agreement in the manner set forth above and the Opinion does not address any other aspect or implication of the asset sale or any agreement, arrangement or understanding entered into in connection with the asset sale or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the asset sale, relative to the Consideration or otherwise.

The Opinion is necessarily based upon information made available to Performance Trust as of the date thereof and financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. The credit, financial and stock markets may experience volatility and Performance Trust expressed no opinion or view as to any potential effects of such volatility on the Company, the Bank and Atlanta Postal, or the asset sale. Performance Trust has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date thereof. The Opinion does not address the relative merits of the asset sale as compared to alternative strategies that might be available to the Company, nor does it address the underlying business decision of the Company or the Company’s board of directors to approve, recommend or proceed with the asset sale. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Performance Trust relied, with the Company’s consent, on advice of the Company’s and the Bank’s outside counsel and independent accountants or other professionals, and on the assumptions of the respective managements of the Company, the Bank and Atlanta Postal, as to all legal, regulatory, accounting, insurance, and tax matters with respect to the Company, the Bank and Atlanta Postal, and the asset sale.

Performance Trust had not been requested to make, and did not make, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company, the Bank or Atlanta Postal, nor was Performance Trust furnished with any such recent evaluations or appraisals, with the exception of a third-party loan review of the Bank. In addition, Performance Trust is not an expert in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. Performance Trust did not make an independent evaluation of the adequacy of the Bank’s or Atlanta Postal’s allowances for such losses, nor did Performance Trust review any individual loan or credit files or investment or trading portfolios. In all cases, Performance Trust assumed that the Bank’s and Atlanta Postal’s allowances for such losses are adequate to cover such losses. Performance Trust did not evaluate the solvency of the Company, the Bank or Atlanta Postal or the solvency or fair value of the Company, the Bank or Atlanta Postal or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.

Performance Trust and its affiliates have in the past provided, may currently be providing and may in the future provide investment banking, securities brokerage and other financial services to the Company, the Bank, and Atlanta Postal and certain of their respective affiliates, for which Performance Trust and its affiliates have received and would expect to receive compensation. Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold, or sell, for it and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Bank, Atlanta Postal and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. Performance Trust has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised the Company and the Bank. Other than with respect to the asset sale, Performance Trust has not provided any investment banking services to the Company, the Bank or Atlanta Postal during the past two years in which compensation was received or was intended to be received. Performance Trust may provide services to the Company and the Bank in the future if the asset sale is not consummated, and may provide services to Atlanta Postal in the future, although as of the date of the Opinion, there was no agreement to do so nor any mutual understanding that such services are contemplated.

Performance Trust was retained to act as exclusive financial advisor to the Company and the Bank in connection with the asset sale and in rendering the Opinion. The Company paid Performance Trust a retainer fee of $50,000, a progress fee of $500,000 upon the signing of the purchase agreement and a fairness opinion fee of $250,000 upon delivery of the Opinion. Such retainer fee, progress fee and fairness opinion fee will be credited against a success fee, which is contingent on the close of the asset sale, equal to 1.60% of the “aggregate transaction value,” which, for purposes of calculating the success fee with respect to the asset sale, will be the aggregate amount and the total proceeds and all other consideration paid to or received by the Company, as of the closing of the asset sale, the total amount of cash and the fair market value of all notes, securities and other assets or property paid or payable to the Company in connection with the asset sale (excluding payments for transaction expenses, any liquidation account and taxes) and any repayment or forgiveness of debt (excluding deposit liabilities, borrowings from the Federal Home Loan Bank and other debt incurred in the ordinary course of business). The success fee will not exceed $2,350,000, and is due upon the closing of the asset sale. In addition, the Company and the Bank have agreed to indemnify Performance Trust and certain related parties for certain liabilities arising out of or related to its engagement and to reimburse Performance Trust for certain expenses incurred in connection with its engagement.

The Opinion and any other advice or analyses (written or oral) provided by Performance Trust are or were provided solely for the use and benefit of the Company’s board of directors (in its capacity as such) in connection with the board’s consideration of the asset sale and does not confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of Performance Trust. The Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, or referred to at any time, in any manner or for any purpose, nor shall any references to Performance Trust or any of its affiliates be made by any recipient of the Opinion, without the express prior written consent of Performance Trust, except as required by law. The Opinion should not be construed as creating, and Performance Trust shall not be deemed to have, any fiduciary duty to the Company’s board of the directors, the Bank, any security holder or creditor of the Company or any other person, regardless of any prior or ongoing advice or relationships. The Opinion does not constitute advice or a recommendation to any security holder of the Company or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the asset sale. The issuance of the Opinion was approved by an authorized internal committee of Performance Trust comprised of persons having relevant experience and expertise.

In connection with the asset sale, Performance Trust, acting as an independent financial advisor to Company and the Bank, consents to the inclusion of the Opinion as an annex to, and the references to its firm and such opinion in, the proxy statement relating to the proposed asset sale. In giving such consent, Performance Trust does not admit that Performance Trust comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor does Performance Trust admit that Performance Trust is an expert with respect to any part of such proxy statement within the meaning of the term “experts” as used in the Act or the Regulations.

Based upon and subject to the foregoing, and in reliance thereon, it was Performance Trust’s opinion that, as of May 30, 2024, the sum of the Stock Consideration, the Option Consideration and the Retained Cash to be paid by Atlanta Postal pursuant to the purchase agreement (collectively, the “Consideration”) to be received by the Bank was fair, from a financial point of view, to the common stockholders of the Company.

In preparing its Opinion to the Company’s board of directors, Performance Trust performed a variety of analyses, including those described below. The summary of Performance Trust’s analyses is not a complete description of the analyses underlying Performance Trust’s Opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Performance Trust’s Opinion nor the analyses underlying its Opinion are readily susceptible to partial analysis or summary description. Performance Trust arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Performance Trust believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Performance Trust considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its Opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Performance Trust did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Performance Trust’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control, Atlanta Postal’s control, and Performance Trust’s control. Much of the information used in, and accordingly the results of, Performance Trust’s analyses are inherently subject to substantial uncertainty.

Performance Trust’s Opinion and analyses were provided to the Company’s board of directors in connection with its consideration of the proposed purchase agreement and were among many factors considered by the Company’s board of directors in evaluating the proposed asset sale. Neither Performance Trust’s Opinion nor its analyses were determinative of the Consideration or of the views of the Company’s board of directors with respect to the proposed asset sale.

The following is a summary of the material financial analyses performed in connection with Performance Trust’s Opinion rendered to the Company’s board of directors on May 30, 2024. No company or transaction used in the analyses described below is identical or directly comparable to the Company or the proposed asset sale. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Performance Trust’s analyses.

Summary of Aggregate Consideration and Implied Transaction Metrics. Performance Trust reviewed the financial terms of the proposed asset sale. Based upon historical financial information for the Company for 2023 (“2023A”), historical financial information for the Company as of or for the last twelve months (“LTM”) ended March 31, 2024 and estimated financial information for the Company for 2024 (“2024E”), Performance Trust calculated the implied transaction metrics listed in the table below. Transaction Value / Tangible Common Equity, Transaction Value / LTM Earnings, and Premium to Core Deposits are referenced in the Company selected transaction analysis and public companies analysis.

Transaction Value / Tangible Common Equity	138.8%
Transaction Value / Core Tangible Common Equity(1)	159.9%
Transaction Value / 2023A Earnings	22.6x
Transaction Value / LTM Earnings	24.0x
Transaction Value / 2024E Earnings	19.9x
Premium to Core Deposits(2)	6.7%

(1)

Transaction Value / Core Tangible Common Equity adjusts the Company’s tangible common equity (“TCE”)/tangible assets (“TA”) to 8.00% and adjusts pricing dollar for dollar; calculated as Adjusted Transaction Value / Adjusted Tangible Common Equity.

(2)

Premium to Core Deposits, or Core Deposit Premium, calculated as Franchise Premium / Core Deposits; Franchise Premium calculated as Transaction Value less Tangible Common Equity; Core Deposits calculated as total deposits less certificates of deposit greater than $100,000.

Selected Regional Transactions. Performance Trust analyzed publicly available financial information relating to selected Southeast business combinations and other transactions Performance Trust deemed relevant. For these purposes, the Southeast is defined as the following states: Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. Performance Trust considered transactions with publicly disclosed deal values announced between January 1, 2021 and May 28, 2024 involving targets with total assets between $200 million and $1.5 billion, tangible equity / tangible assets greater than 10.00% and 100% of target equity ownership was acquired. Transactions without reported Transaction Value / Tangible Book Value were excluded. Transactions involving mergers of equals were excluded. These transactions were selected because the target companies were deemed to be similar to the Company in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed asset sale. The ten selected transactions used in this analysis included (buyer / seller – announce date):

•	Capital Bancorp, Inc. / Integrated Financial Holdings, Inc. – March 28, 2024

•	First Community Bankshares, Inc. / Surrey Bancorp – November 18, 2022

•	HomeTrust Bancshares, Inc. / Quantum Capital Corp. – July 25, 2022

•	The First Bancshares, Inc. / Beach Bancorp, Inc. – April 26, 2022

•	Southern Bancorp, Inc / FCB Financial Services, Inc – January 31, 2022

•	BankFirst Capital Corporation / The Citizens Bank of Fayette – October 14, 2021

•	Simmons First National Corporation / Landmark Community Bank – June 7, 2021

•	Seacoast Banking Corporation of Florida / Legacy Bank of Florida – March 23, 2021

•	First National Corporation / Bank of Fincastle – February 18, 2021

•	Investar Holding Corporation / Cheaha Financial Group, Inc. – January 25, 2021

Performance Trust reviewed financial data for the selected transactions, including Transaction Value / Tangible Book Value, Transaction Value / LTM Earnings and Core Deposit Premium. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to the Company’s corresponding financial metrics as of March 31, 2024 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the proposed Consideration in the proposed asset sale. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	138.8%	143.6%	102.5%	165.3%
Transaction Value / LTM Earnings	24.0x	14.0x	8.2x	18.1x
Core Deposit Premium	6.7%	6.3%	0.4%	11.3%

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value 25th Percentile ($000s)	Implied Value 75th Percentile ($000s)
Value Based on Transaction Value / Tangible Book Value Multiple	$145,760	$150,712	$107,625	$173,506
Value Based on Transaction Value / LTM Earnings Multiple	$145,760	$85,036	$49,650	$109,553
Value Based on Core Deposit Premium Multiple	$145,760	$143,074	$107,616	$173,979

Selected National Transactions. Performance Trust analyzed publicly available financial information relating to selected national business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between January 1, 2021 and May 28, 2024 involving targets with total assets between $500 million and $1.5 billion, tangible equity / tangible assets greater than 10.00% and 100% of target equity ownership was acquired. Transactions without reported Transaction Value / Tangible Book Value were excluded. Transactions involving mergers of equals or asset manager acquirors were excluded. These transactions were selected because the target companies were deemed to be similar to the Company in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed asset sale. The 20 selected transactions used in this analysis included (buyer / seller – announce date):

•	Capital Bancorp, Inc. / Integrated Financial Holdings, Inc. – March 28, 2024

•	First Bank / Malvern Bancorp, Inc. – December 14, 2022

•	Byline Bancorp, Inc. / Inland Bancorp, Inc. – November 30, 2022

•	Bank First Corporation / Hometown Bancorp, Ltd. – July 26, 2022

•	HomeTrust Bancshares, Inc. / Quantum Capital Corp. – July 25, 2022

•	The First Bancshares, Inc. / Beach Bancorp, Inc. – April 26, 2022

•	Nicolet Bankshares, Inc. / Charter Bankshares, Inc. – March 30, 2022

•	Hometown Financial Group MHC / Randolph Bancorp, Inc. – March 28, 2022

•	Fulton Financial Corporation / Prudential Bancorp, Inc. – March 2, 2022

•	Business First Bancshares, Inc. / Texas Citizens Bancorp, Inc. – October 21, 2021

•	Arbor Bancorp, Inc. / FNBH Bancorp, Inc. – August 9, 2021

•	First Mid Bancshares, Inc. / Delta Bancshares Company – July 29, 2021

•	Valley National Bancorp / The Westchester Bank Holding Corporation – June 29, 2021

•	Farmers National Banc Corp. / Cortland Bancorp – June 23, 2021

•	Nicolet Bankshares, Inc. / County Bancorp, Inc. – June 22, 2021

•	Simmons First National Corporation / Landmark Community Bank – June 7, 2021

•	Equity Bancshares, Inc. / American State Bancshares, Inc. – May 17, 2021

•	Seacoast Banking Corporation of Florida / Legacy Bank of Florida – March 23, 2021

•	Shore Bancshares, Inc. / Severn Bancorp, Inc. – March 3, 2021

•	First Busey Corporation / Cummins-American Corp. – January 19, 2021

Performance Trust reviewed financial data for the selected transactions, including Transaction Value / Tangible Book Value, Transaction Value / LTM Earnings and Core Deposit Premium. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to the Company’s corresponding financial metrics as of March 31, 2024 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the proposed Consideration in the proposed asset sale. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	138.8%	142.5%	115.4%	166.3%
Transaction Value / LTM Earnings	24.0x	16.1x	13.3x	18.9x
Core Deposit Premium	6.7%	6.9%	3.1%	9.0%

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value 25th Percentile ($000s)	Implied Value 75th Percentile ($000s)
Value Based on Transaction Value / Tangible Book Value Multiple	$145,760	$149,605	$121,154	$174,548
Value Based on Transaction Value / LTM Earnings Multiple	$145,760	$97,582	$80,387	$114,401
Value Based on Core Deposit Premium Multiple	$145,760	$146,758	$123,632	$159,957

Selected Regional Public Companies Analysis. Performance Trust considered certain financial information for the Company and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include Southeast banks with total assets less than $1.25 billion, tangible equity / tangible assets greater than 9.00% and a minimum 90-day average daily trading volume of 100 shares per day. For these purposes, the Southeast is defined as the following states: Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. Mutual holding companies and targets of announced mergers were excluded from the group. The selected companies were selected because they were deemed similar to the Company in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to the Company. The ten selected companies used in this analysis included:

•	United Bancorporation of Alabama, Inc. – Atmore, Alabama

•	PB Financial Corporation – Rocky Mount, North Carolina

•	Prime Meridian Holding Company – Tallahassee, Florida

•	Bank of Botetourt – Buchanan, Virginia

•	Village Bank and Trust Financial Corp. – Midlothian, Virginia

•	Oak Ridge Financial Services, Inc. – Oak Ridge, North Carolina

•	Citizens Bancorp of Virginia, Inc. – Blackstone, Virginia

•	blueharbor bank – Mooresville, North Carolina

•	The Farmers Bank of Appomattox – Appomattox, Virginia

•	First Community Corporation – Rogersville, Tennessee

Performance Trust reviewed financial data for the selected companies, including Trading Price / Tangible Book Value and Trading Price / LTM Earnings. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected companies to the Company’s corresponding tangible book value and LTM earnings as of March 31, 2024 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the proposed Consideration in the proposed asset sale. The analysis was based on pricing data as of May 28, 2024. Trading Price / Tangible Book Value and Trading Price / LTM Earnings for publicly traded banks based on March 31, 2024 LTM financials. The results of the selected companies analysis are summarized below.

	Proposed Transaction Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Price / Tangible Book Value	138.8%	94.8%	78.0%	118.7%
Trading Price / LTM Earnings	24.0x	7.9x	6.8x	8.8x

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value 25th Percentile ($000s)	Implied Value 75th Percentile ($000s)
Value Based on Trading Price / Tangible Book Value Multiple	$145,760	$99,516	$81,882	$124,655
Value Based on Trading Price / LTM Earnings Multiple	$145,760	$47,909	$41,093	$53,426

Selected National Public Companies Analysis. Performance Trust considered certain financial information for the Company and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include national banks with total assets between $500 million and $1.25 billion, tangible equity / tangible assets greater than 9.00% and a minimum 90-day average daily trading volume of 1,000 shares per day. Mutual holding companies and targets of announced mergers were excluded from the group. The selected companies were selected because they were deemed similar to the Company in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to the Company. The 21 selected companies used in this analysis included:

•	United Security Bancshares – Fresno, California

•	United Bancorporation of Alabama, Inc. – Atmore, Alabama

•	Bank of Idaho Holding Company – Idaho Falls, Idaho

•	Pacific Financial Corporation – Aberdeen, Washington

•	SR Bancorp, Inc. – Bound Brook, New Jersey

•	GBank Financial Holdings Inc. – Las Vegas, Nevada

•	Magyar Bancorp, Inc. – New Brunswick, New Jersey

•	BNCCORP, Inc. – Bismarck, North Dakota

•	BV Financial, Inc. – Baltimore, Maryland

•	Prime Meridian Holding Company – Tallahassee, Florida

•	Harleysville Financial Corporation – Harleysville, Pennsylvania

•	Pinnacle Bank – Gilroy, California

•	William Penn Bancorporation – Bristol, Pennsylvania

•	PBCO Financial Corporation – Medford, Oregon

•	Primary Bank – Bedford, New Hampshire

•	Mountain Pacific Bancorp, Inc. – Everett, Washington

•	Oak Ridge Financial Services, Inc. – Oak Ridge, North Carolina

•	FinWise Bancorp – Murray, Utah

•	U & I Financial Corp. – Lynnwood, Washington

•	1895 Bancorp of Wisconsin, Inc. – Greenfield, Wisconsin

•	Pacific Valley Bancorp – Salinas, California

Performance Trust reviewed financial data for the selected companies, including Trading Price / Tangible Book Value and Trading Price / LTM Earnings. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected companies to the Company’s corresponding tangible book value and LTM earnings as of March 31, 2024 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the proposed Consideration in the proposed asset sale. The analysis was based on pricing data as of May 28, 2024. Trading Price / Tangible Book Value and Trading Price / LTM Earnings for publicly traded banks are based on March 31, 2024 LTM financials. The results of the selected companies analysis are summarized below.

	Proposed Transaction Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Price / Tangible Book Value	138.8%	90.2%	73.5%	105.1%
Trading Price / LTM Earnings	24.0x	9.0x	7.9x	10.1x

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value 25th Percentile ($000s)	Implied Value 75th Percentile ($000s)
Value Based on Trading Price / Tangible Book Value Multiple	$145,760	$94,682	$77,134	$110,352
Value Based on Trading Price / LTM Earnings Multiple	$145,760	$54,321	$47,652	$61,296

Dividend Discount Analysis. Performance Trust analyzed the discounted present value of the Company’s projected free cash flows to equity for the years ending December 31, 2024 through December 31, 2029 on a standalone basis. Performance Trust calculated cash flows assuming the Company would maintain 8.00% tangible common equity / tangible assets, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on Performance Trust’s financial forecasts for the Company created in consultation with the Company’s management and approved for use in this analysis by the Company’s management for 2024 to 2029. The net income assumptions used in this analysis were $7.31 million, $9.07 million, $10.60 million, $11.43 million, $12.26 million and $13.07 million for years 2024 to 2029, respectively.

Performance Trust applied price to tangible book value multiples, ranging from 90% to 110%, to the Company’s projected December 31, 2029 tangible book value and price to earnings multiples, ranging from 8.0x to 10.0x, to the Company’s projected calendar year 2029 net income in order to derive a range of projected terminal values for the Company at December 31, 2029. The projected cash flows and terminal values were discounted using a rate ranging from 15.00% to 17.00%, which reflected the cost of equity capital for the Company using a discount rate build-up method based on the risk-free free rate plus the product of the industry equity risk premium and the industry beta for commercial banks, the subtotal of which is added to the size premium. Performance Trust reviewed the range of aggregate prices derived in the dividend discount analysis and compared them to the proposed Consideration in the proposed asset sale. The results of the dividend discount analysis are summarized below.

	Proposed Consideration ($000s)	Implied Value Midpoint ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Value Based on Terminal TBV Multiple	$145,760	$76,258	$69,866	$83,054
Value Based on Terminal P/E Multiple	$145,760	$78,181	$71,055	$85,778

Recommendation of the Board of Directors

FOR THE REASONS SET FORTH ABOVE, THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE ASSET SALE, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ASSET SALE PROPOSAL.

Interests of Directors and Executive Officers in the Asset Sale

As described below, some of the Company’s directors and executive officers have interests in the asset sale that may be different from, or in addition to, the interests of Company stockholders generally. The Company’s board of directors was aware of these interests and considered them in approving the asset sale.

Restricted Stock Awards. The Company has awarded executive officers restricted Company common stock, which may not be transferred and is subject to vesting restrictions. Pursuant to the terms of the Affinity Bancshares, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”) and the Affinity Bancshares, Inc. 2018 Equity Incentive Plan (the “2018 Equity Plan”), the asset sale will constitute a “Change in Control.” As a result, any unvested shares of restricted stock granted under the 2022 Equity Plan and the 2018 Equity Plan will become fully vested immediately prior to the consummation of the asset sale. The following table sets forth the number of unvested restricted stock awards held by each director, and each named executive officer of the Company as of May 30, 2024, the date the purchase agreement was initially executed. Based on a share price of $22.40, the estimated value of the restricted stock awards for each director and executive officer is as follows.

Name	Unvested Company Restricted Stock Awards	Aggregate Restricted Stock Award Value
William D. Fortson, Jr.	3,520	$78,848
Marshall L. Ginn	3,520	78,848
Bob W. Richardson	3,520	78,848
Howard G. Roberts	3,520	78,848
Mark J. Ross	3,520	78,848
Robin S. Reich	3,520	78,848
Edward P. Stone	3,520	78,848
Edward J. Cooney	19,337	433,149
Clark N. Nelson	17,178	384,787
Elizabeth M. Galazka	13,178	295,187

Options. The Company has awarded directors and executive officers options to purchase Company common stock pursuant to the 2022 Equity Plan and the 2018 Equity Plan. Pursuant to the terms of the 2022 Equity Plan and the 2018 Equity Plan, the asset sale will constitute a “Change in Control” as defined in those plans. As a result, any unvested stock options granted under the 2022 Equity Plan and the 2018 Equity Plan will become fully vested immediately prior to the consummation of the asset sale. In connection with the asset sale, all unexercised options, both vested and unvested, to purchase Company common stock will be cancelled in exchange for a cash payment. Set forth below is the number of outstanding and unexercised Company options held by each director and executive officer of the Company as of May 30, 2024, the date the purchase agreement was initially executed, and the cash-out value of the stock options based on a share price of $22.40 less the average weighted exercise price of the options.

Name	Company Stock Options	Average Weighted Exercise Price	Aggregate Stock Option Value
William D. Fortson, Jr.	32,247	$12.87	$358,909
Marshall L. Ginn	32,247	12.87	358,909
Bob W. Richardson	32,247	12.87	358,909
Howard G. Roberts	32,247	12.87	358,909
Mark J. Ross	32,247	12.87	358,909
Robin S. Reich	24,568	12.17	290,639
Edward P. Stone	32,247	12.87	358,909
Edward J. Cooney	85,808	11.46	1,076,032
Clark N. Nelson	45,171	11.14	580,899
Elizabeth M. Galazka	42,671	10.95	556,857

Indemnification and Directors’ and Officers’ Liability Insurance. For a period of six years after the closing date of the asset sale, Atlanta Postal will indemnify, defend and hold harmless each person entitled to indemnification from the Bank and the Company immediately prior to the closing date (including current and past directors and officers) against any and all claims, liability, costs and expenses arising out of actions or omissions occurring at or prior to the closing sate (including, without limitation, the asset sale, the Bank liquidation and the Company dissolution and, with respect to such transaction or portions thereof that occur after the closing date, without regard to the fact that actions related to such transactions or portions thereof occur after the closing date) to the fullest extent that the Bank or the Company, as the case may be, would have been permitted under any applicable law and its chartering documents. In addition, Atlanta Postal will advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred). In addition, the purchase agreement provides that, prior to the closing date of the asset sale, Atlanta Postal will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six years following the closing date of the asset sale, with an annual premium not to exceed over 150% of the Company’s and the Bank’s current policies.

Employment Agreements. The Company and the Bank have entered into employment agreements with each of the named executive officers. The employment agreements with Messrs. Cooney and Nelson have terms of three years. The employment agreement with Ms. Galazka has a term of two years. Each year, the boards of directors of the Company and the Bank may renew the terms of the employment agreements for another year so that they again become a three-year term (in the case of Messrs. Cooney and Nelson) or a two-year term (in the case of Ms. Galazka). If the Company or the Bank enters into a transaction that would constitute a “change in control” under the agreements, the terms of the agreements will automatically extend to three years (in the case of Messrs. Cooney and Nelson) and two years (in the case of Ms. Galazka) from the effective date of the change in control. The current terms of the employment agreements with Messrs. Cooney and Nelson expire on August 31, 2026, and the current terms of the employment agreement with Ms. Galazka expires on August 31, 2025. The asset sale would constitute a change in control under the employment agreement.

Under the employment agreements, if the Company terminates the executive’s employment without cause or if the executive terminates employment for “good reason,” as that term is defined in the employment agreements, the executive will receive a lump sum payment equal to the greater of (i) the base salary or (ii) the average monthly compensation (as defined in the agreement) that would be due to the executive for the remaining term of the agreement. If the termination of employment occurs during the term of the employment agreement but following a change in control, the executive will receive a lump sum payment equal to three times (in the case of Messrs. Cooney and Nelson) or two times (in the case of Ms. Galazka) the average base salary, bonus and profit sharing contributions paid or provided to the executive officer during the calendar year immediately preceding the change in control or, if greater, the annualized base salary, bonus and profit sharing contributions.

The employment agreements with the executive officers will be terminated immediately prior to the closing date of the asset sale and the executive officers will receive the payments that otherwise would have been due in connection with their termination of employment following a change in control. The estimated payments to Messrs. Cooney and Nelson and Ms. Galazka are estimated to equal $1,528,725, $1,094,436 and $649,030, respectively.

In connection with the asset sale, the Company’s named executive officers, together with certain other officers, entered into new employment agreements with Atlanta Postal. Under the new employment agreements, Messrs. Cooney and Nelson and Ms. Galazka will serve as President of Professional Services, Senior Vice President Credit Administration and Senior Vice President, respectively. The term of the agreement with Mr. Cooney is three years, and the terms of the agreement with Mr. Nelson and Ms. Galazka are two years. Under the employment agreements, the executives will be entitled to receive a base salary, bonus and benefits offered to employees of Atlanta Postal. Under the employment agreements, if the executive terminates his or her employment for “good reason” (as defined in the agreements), he or she will be entitled to receive a severance payment equal to the base salary, bonus and health and welfare benefits that would have been paid or provided to the executive for the remaining term of the agreement. If Atlanta Postal terminates the executive’s employment for reasons other than cause, the executive will be entitled to receive a severance payment equal to the greater of the base salary or the average monthly compensation that would have been paid to the executive for the remaining term of the agreement. The executive will also be reimbursed for COBRA benefits for 12 months.

In exchange for entering into the new employment agreements, each of the executives must adhere to certain non-competition and non-solicitation covenants for two years from the closing date of the asset sale.

Supplemental Executive Retirement Plan. The Bank maintains a supplemental executive retirement plan (“SERP”) for Mr. Cooney. Under the SERP, Mr. Cooney, upon separating from service is entitled to a monthly benefit equal to $8,333.33. The normal retirement benefit would commence on the first day of the second month following the later of (i) his normal retirement age (age 65) or (ii) his separation from service. The benefit is payable monthly and continues for Mr. Cooney’s lifetime (with a guarantee of 180 monthly payments). Mr. Cooney is fully vested in the benefits provided under the SERP. In connection with the asset sale, the Company will terminate the SERP and Mr. Cooney will receive a lump payment of the benefits due under the plan.

Directors’ Deferred Compensation Plan. The Bank sponsors a deferred compensation plan under which eligible directors were previously able to defer the receipt of compensation that otherwise would have been payable to them for their service as a director. Effective June 30, 2015, the plan has been frozen with respect to further deferral contributions and any new participants. However, directors who previously deferred compensation under the plan maintain a benefit under the plan until the deferred compensation is distributed to them in accordance with their previous elections and the terms of the plan. In connection with the asset sale, the Company will terminate the deferred compensation plan and the participating directors will receive a lump payment of the benefits due under the plan.

Merger-Related Executive Compensation for the Company’s Named Executive Officers

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on, or otherwise relates to, the merger (which we refer to as “merger-related compensation”). The merger-related compensation payable to these individuals is the subject of a non-binding advisory vote of Company stockholders, as described in “Proposal 3 — The Executive Compensation Proposal.”

The following table sets forth the amounts of payments and benefits that each of the Company’s named executive officers would receive in connection with the asset sale, assuming: (i) that the effective time of the asset sale was September 17, 2024, the last practicable date prior to the date of this proxy statement; (ii) a per share price of Company common stock of $20.59, which is the average closing price per share of the Company’s common stock over the first five business days following the announcement of the purchase and assumption agreement; and (iii) each named executive officer experiences a qualifying termination of employment on September 17, 2024. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Executive	Cash ($)(1)	Equity ($)(2)(3)	Pension/ NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Total ($)
Edward J. Cooney	1,590,469	599,935	341,567	91,000	2,622,971
Clark N. Nelson	1,153,875	479,811	—	—	1,633,686
Elizabeth M. Galazka	676,250	391.261	—	—	676,641

(1)

Under the employment agreements with Messrs. Cooney and Nelson and Ms. Galazka, in the event of a termination of employment in connection with a change in control (i.e., a “double trigger”), the executive is entitled to the greater of (A) three (in the case of Messrs. Cooney and Nelson) or two (in the case of Ms. Galazka), multiplied by his or her average annual base salary, bonus and profit sharing paid by the employer over the preceding three full fiscal years prior to the change in control or (B) his or her current base salary annualized plus bonus and profit sharing paid in the prior calendar year immediately preceding such change in control.

(2)

All outstanding restricted stock awards granted under the 2018 Equity Plan and the 2022 Equity Plan will vest upon the closing of the asset sale (i.e., “single trigger” vesting). The figures shown are calculated based on a per share value of $20.59, which is the average closing price per share of the Company’s common stock over the first five business days following the announcement of the execution of the purchase and assumption agreement. Set forth below are the values of the restricted stock outstanding as of the date hereof that would become vested upon the close of the asset sale:

Name	Number of Restricted Stock Shares	Value of Restricted Stock Awards ($)
Edward J. Cooney	19,337	398,149
Clark N. Nelson	15,178	312,515
Elizabeth M. Galazka	11,178	230,155

(3)

All outstanding stock options granted under the 2018 Equity Plan and the 2022 Equity Plan will vest upon the closing of the asset sale (i.e., “single trigger” vesting) and all outstanding stock options will be cancelled and paid upon the closing of the asset sale. The figures shown are calculated based on a per share value of $20.59, which is the average closing price per share of the Company’s common stock over the first five business days following the announcement of the execution of the purchase and assumption agreement. Set forth below are the values of the outstanding stock options, based on the positive difference of $20.59 over the exercise price of the stock option, multiplied by the number of shares underlying the unvested stock options that will accelerate and be converted to the right to receive a cash payment upon the closing of the asset sale.

Name	Number of Unvested Stock Options	Value of Unvested Stock Options ($)
Edward J. Cooney	24,828	201,786
Clark N. Nelson	22,534	167,296
Elizabeth M. Galazka	21,534	161,106

(4)

In connection with the closing of the asset sale, the Company will terminate the Affinity Bank Supplemental Executive Retirement Plan and pay Mr. Cooney the benefits due under the plan. Mr. Cooney is fully vested in the benefits under the plan. Outside of the asset sale, the benefits would be paid upon the later of Mr. Cooney’s separation from service or attainment of age 65 and would be paid over his lifetime. The value shown here represents the estimated present value of the accelerated lump sum payment of the benefits to Mr. Cooney.

(5)

In connection with the asset sale, the Company will transfer the ownership of the existing country club membership and the Company-owned automobile, each of which is currently used by Mr. Cooney, to Mr.  Cooney.

Regulatory Approvals Required for the Asset Sale

The Bank and Atlanta Postal have agreed to use their reasonable best efforts to obtain all authorizations from applicable regulators that are necessary or advisable to consummate the asset sale and other transactions contemplated by the purchase agreement. This includes the approval, non-objection or waiver from the FDIC, the OCC, the GDBF, the NCUA and the Federal Reserve. The sale transaction cannot be completed without applicable regulators providing the required approvals, non-objections or waivers.

Atlanta Postal has filed the application materials necessary to obtain the regulatory approvals of the GDBF and the NCUA for the asset sale, and the Bank has filed the applications necessary to obtain the regulatory approvals of the FDIC for the asset sale and of the OCC for the asset sale and Bank liquidation. Following completion of the asset sale, the Bank will also seek an order from the FDIC terminating its deposit insurance. The Company will file a waiver request with the Federal Reserve with respect to the method of the calculation of payments of sub-accounts with respect to the Company’s liquidation account. Atlanta Postal and the Company cannot provide any assurance as to whether they will obtain the required regulatory approvals, when such approvals will be received, or whether there will be conditions in such approvals that are unacceptably burdensome to Atlanta Postal or the Company.

The FDIC may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, under federal law, a period of 30 days must expire following approval by the FDIC during which the Department of Justice may file objections to the asset sale under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not received any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the FDIC approval of the asset sale unless a court specifically orders otherwise. In reviewing the asset sale, the Department of Justice could analyze the asset sale’s effect on competition differently than the FDIC, and thus it is possible that the Department of Justice could reach a different conclusion than the FDIC regarding the asset sale’s competitive effects.

The approval of any regulatory application merely implies satisfaction of regulatory criteria for approval, which does not include review of the asset sale or the Company dissolution from the standpoint of the adequacy or the fairness of the purchase price to be received by the Bank in the asset sale or the estimated distribution to be received by our stockholders in the Company dissolution. Regulatory approvals do not constitute an endorsement or recommendation of the proposed asset sale or the Company dissolution.

Financing of the Asset Sale

Atlanta Postal’s obligation to complete the asset sale and pay the purchase price is not contingent upon any receipt of external financing. The purchase agreement does not provide an assurance that Atlanta Postal has sufficient funds to pay the purchase price, but given the size and financial condition of Atlanta Postal, the Company believes that Atlanta Postal will have sufficient cash to pay the purchase price.

Distributions to the Company’s Stockholders

Following the asset sale, the remaining net proceeds resulting from the purchase price that the Bank receives from Atlanta Postal in the asset sale will be distributed to the Company along with any other remaining net assets after the Bank pays, or provides for the payment of, all of its liabilities as part of the Bank liquidation. After the Bank liquidation, the Company will take all necessary action under applicable Maryland law, and pursuant to a Plan of Dissolution and Complete Liquidation, to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company.

Amounts that will be available for distribution to the Company in the Bank liquidation and amounts subsequently available to be distributed to the Company’s stockholders in connection with the Company dissolution will depend on the amount of any adjustment to the purchase price as well as the amount of expenses and other costs incurred after the asset sale that are described below under “— Factors That May Reduce the Amount of Stockholder Distributions.”

Based on the Company’s most recent analysis, if the asset sale is completed on or prior to March 31, 2025, the Company estimates that, after the Bank satisfies its remaining liabilities and liquidates and the Company pays, or provides for payment of, all of its liabilities, the aggregate cash distributions to be paid to the stockholders of the Company will be approximately $138.8 million to $140.0 million, or approximately $22.40 to $22.60 per share. The range of $22.40 to $22.60 is based on the assumption that the asset sale will be consummated no later than March 31, 2025. This estimated distribution per share is based on numerous assumptions, including an assumed 6,195,702 shares of Company common stock outstanding at the time of the Company dissolution, and is subject to change based on several factors. Factors that could cause the per share distribution to change include adjustments to the purchase price in the asset sale, as well as anticipated and unanticipated expenses and liabilities that arise during the sale and dissolution process, as discussed below and in the section below titled “— Factors That May Reduce the Amount of Stockholder Distributions.” Further, in addition to the factors that could affect the distribution received by stockholders of which the Company is currently aware, in the course of the sale and dissolution process, unanticipated expenses and liabilities may arise that may reduce the amount of cash available for distribution to stockholders. Accordingly, the ultimate per share distribution to the Company’s stockholders may be less or more than the estimated range of $22.40 to $22.60 per share. Stockholders may receive one or more separate distributions.

Treatment of Equity Awards

Stock Options. As of the record date, there were 640,766 outstanding options to purchase shares of Company common stock with a weighted average exercise price of $12.58 per share. If the asset sale is completed, under the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock that is outstanding and unexercised immediately before the effective time of the asset sale will automatically become fully vested and exercisable to the full extent of the original grant. Additionally, under the terms of the Company’s incentive stock plans, the Company will cause all outstanding and unexercised options as of the effective time of the asset sale to be canceled in exchange for a cash payment equal to the in-the-money value of such options, calculated as the fair market value (as defined in the applicable stock incentive plan, which per share value is expected to approximate the amount of cash per share distributed to the stockholders in the Company dissolution) of the Company’s common stock as of the effective date of the asset sale minus the exercise price of such option. Holders of vested options may choose to exercise their options at any time before the consummation of the asset sale. All holders of shares received upon exercise of vested options will receive their pro rata portion of the net cash distributed to stockholders in the dissolution. The issuance of Company common stock in connection with the exercise of vested options and the payment of the in-the-money value of any options that are cancelled in connection with the Company dissolution will reduce the per share distribution amount paid to the stockholders in the Company dissolution.

Restricted Stock. As of the record date, there were 122,084 shares of restricted stock outstanding. If the asset sale is completed, under the terms of the Company’s stock incentive plans, each share of restricted stock will automatically become fully vested at the effective time of the asset sale. If the Company dissolution proposal is approved, holders of such shares will receive their pro rata portion of the net cash distributed to stockholders in the Company dissolution. The expected cash distribution range of $22.40 to $22.60 per share assumes all shares of restricted stock outstanding immediately before the asset sale will vest at the effective time of the asset sale.

Retained Cash. In addition to the purchase price, the purchase agreement permits the Bank to retain cash in the amount of $75,000, as well as an amount mutually agreed upon by Atlanta Postal and the Bank in connection with federal, state and local income taxes resulting from the asset sale being structured as a purchase of assets and assumption of liabilities, reduced by the amount of cash and value of other assets less other liabilities held by the Company, which we refer to as the Retained Cash. The Retained Cash is separate from the purchase price and is intended to provide the Bank cash needed to pay third party costs and expenses incurred by the Bank in connection with the Bank liquidation after the closing of the asset sale, as well as to provide the Bank cash to satisfy tax obligations. The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank before the closing of the asset sale.

Because the Retained Cash is intended to provide cash for transaction-related expenses that are not paid before the closing of the asset sale, and is further intended to provide cash to satisfy tax obligations, it is not intended or expected that the Retained Cash will increase the cash distribution received by stockholders in the connection with the subsequent Company dissolution. While the Retained Cash includes $75,000 for general post-closing related expenses, as well as other amounts for certain expenses that cannot be paid by the Bank before the closing of the asset sale, post-closing expenses may significantly exceed the amounts included in Retained Cash. In addition, post-closing tax obligations may exceed the amount retained to satisfy tax obligations. For a discussion of the effect of post-closing related expenses on the distribution to stockholder in connection with the Company dissolution, see “— Factors That May Reduce the Amount of Stockholder Distributions”  below.

Factors That May Reduce the Amount of Stockholder Distributions

Various factors could decrease the per share cash distribution to be received by stockholders. The estimated per share amount to be distributed to the stockholders of the Company in the Company dissolution could be decreased by any of the factors discussed below, among other factors.

Sale Transaction Costs Incurred Before the Asset Sale. The Bank and the Company will be responsible for their expenses incurred prior to the closing of the asset sale. The Retained Cash also includes amounts necessary to pay certain expenses that cannot be paid by the Bank before the closing of the asset sale. However, such expenses could exceed amounts retained by the Bank and the Company to pay such expense, in which case the Bank and the Company will be required to use other cash on hand, including a portion of the cash purchase price from the asset sale, to satisfy such expenses, which could reduce the per share distribution received by stockholders in connection with the Company dissolution.

Sale Transaction Costs Incurred After the Asset Sale. The Bank and the Company will be responsible for their expenses related to the Bank liquidation and the Company dissolution occurring after the closing of the asset sale, which we refer to as post-closing expenses. As described above, the Bank is permitted to retain $75,000, as retained cash, to offset post-closing expenses. However, such post-closing expenses could exceed $75,000, in which case the Bank and the Company will be required to use other cash on hand, including a portion of the cash purchase price from the asset sale, to satisfy post-closing expenses, which could reduce the per share distribution received by stockholders in connection with the Company dissolution.

It is not possible to accurately estimate the post-closing expenses. However, given the expected length of time that will be required to complete the Bank liquidation and the subsequent Company dissolution and the ongoing expenses that will be incurred during that time, post-closing expenses may significantly exceed $75,000. Post-closing expenses will include compensation costs for officers and directors who will continue to serve and manage the affairs of the Bank and the Company during the dissolution process, accounting and tax related expenses, including costs associated with filing all tax returns and closing any tax accounts or obligations required by applicable law, costs and expenses associated with disposing of and collecting on the Company’s non-cash assets, legal expenses, costs related to terminating the corporate existence of the Bank and the Company and making all related governmental filings, costs related to making distributions to stockholders after the Company dissolution, miscellaneous costs to operate the Bank and the Company during the liquidation and dissolution periods, and any final FDIC assessment costs. In addition, any loss of compensation deduction by the Bank for change in control payments made in connection with the asset sale may reduce the per share distribution received by stockholders in connection with the Company dissolution.

Estimated Tax Obligations. The asset sale is expected to be treated, for federal income tax purposes, as a taxable sale by the Bank of substantially all of its assets to Atlanta Postal in exchange for cash and the assumption of substantially all of the liabilities of the Bank. The Bank will recognize a gain or loss on the asset sale in an amount equal to the difference between the amount realized which will consist of the Purchase Price, as adjusted, and the adjusted tax basis in the net assets owned by the Bank. Based upon currently available information, we estimate that the Bank’s taxable gain related to the asset sale will be approximately $76.3 million, resulting in a tax liability of approximately $17.0 million. For a more detailed discussion of the tax liability the Bank will incur from the asset sale, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Asset Sale and Liquidations to the Bank and the Company.”

Company Dividends to Stockholders. The Purchase Price will be reduced dollar-for-dollar to the extent the Company pays dividends to its stockholders before the completion of the asset sale. The Company has not previously paid dividends to its stockholders, and does not expect to pay any dividends before the completion of the asset sale.

Unexpected Costs. In addition to the known and expected expenses related to the Bank liquidation and the Company dissolution, there may be additional unexpected expenses and liabilities, including contingent liabilities, that arise during the sale and dissolution process. For example, although the Bank is not aware of any lawsuits or other unmatured contingent liabilities, any such litigation or liabilities that arise could significantly increase the time and expenses for completing the Bank liquidation and/or the Company dissolution. Such unanticipated expenses and liabilities may reduce the amount of cash available for distribution to stockholders.

When the Sale Transaction is Expected to be Completed

The closing of the asset sale will take place on either the fifth business day or the first Friday, whichever is later, of the first calendar month following the fulfillment or waiver of the conditions to the parties’ respective obligations to complete the asset sale as set forth in the purchase agreement or on another date mutually agreeable to Atlantic Postal, the Company and the Bank. The parties expect to complete the asset sale during the first quarter of 2025. However, some of the conditions to completing the asset sale, including the receipt of the required regulatory approvals, are not within the control of Atlanta Postal, the Company or the Bank, and we cannot guarantee when, or if, all conditions to completing the asset sale will be met in a timely manner or at all.

The Bank liquidation and the Company dissolution will take place as soon as practicable after the asset sale is completed. Upon consummation of the Bank liquidation, as described below, the Company will begin the Company dissolution, which includes paying state taxes owed by the Company, liquidating the Company’s remaining assets, paying, or making provision for the payment of, all of the Company’s known obligations and liabilities, resolving any proceedings or claims that may be asserted against the Company, establishing a contingency reserve and making all necessary filings related to the dissolution with governmental authorities.

In connection with the Company dissolution, the Company expects to distribute its remaining net assets, including the remaining net proceeds from the purchase price paid by Atlanta Postal in the asset sale, to its stockholders through one or more cash distributions. Following the completion of the asset sale, we anticipate the Bank will promptly pay, or provide for the payment of, all of its liabilities and will thereafter distribute its remaining net assets, including the net purchase price proceeds, to the Company as soon as reasonably practicable. Thereafter, the Company intends, as soon as reasonably practicable, to make an initial distribution of substantially all of the net purchase price proceeds from the asset sale to its stockholders. The Company may make one or more additional distributions to stockholders if the Company has additional remaining net assets after it has satisfied, or made provision for satisfying, all of its liabilities, including contingent liabilities. We anticipate that this process will be finalized within a year of the closing of the asset sale. However, this process could take longer than currently anticipated.

For a discussion of the Bank liquidation, see below under “— The Bank Liquidation.” For additional discussion of the Company dissolution, see “Proposal 2 — The Company Dissolution Proposal.”

The Bank Liquidation

Following the consummation of the asset sale, the Bank will liquidate under applicable OCC regulations and distribute its remaining assets to the Company, the sole stockholder of the Bank. In connection with the Bank liquidation, the Bank has filed with the OCC a Notice of Voluntary Liquidation, including its proposed Plan of Liquidation. No separate approval of the Company’s stockholders is required for the Bank liquidation. Rather, the Company, as the sole stockholder of the Bank, approved the Bank liquidation by written consent on     , 2024.

Upon completion of the asset sale, the Bank will have no material assets or liabilities other than cash received from Atlanta Postal as the purchase price and certain excluded liabilities and excluded assets from the asset sale. The excluded assets will include the cash that the Bank is permitted to retain in the asset sale (in addition to the cash received from Atlanta Postal as payment of the purchase price) to use to pay the excluded liabilities as soon as possible following completion of the asset sale and to pay costs and expenses related to the Bank liquidation.

The Bank must also terminate its FDIC insurance. The process of terminating the Bank’s FDIC insurance includes an examiner visitation after consummation of the asset sale to verify cessation of FDIC insured deposit taking activities and the absence of all deposits from the Bank’s books and the issuance of a formal Order of Termination of Insurance by the FDIC.

After the Bank liquidation, the Company will wind up its affairs and voluntarily dissolve as discussed under “Proposal 2 — The Company Dissolution Proposal.”

No Appraisal or Dissenters’ Rights

Under the Company’s Articles of Incorporation, the Company’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under Maryland General Corporation Law unless the board of directors determines that such rights apply with respect to a transaction. The Company’s board of directors has not made such a determination with respect to the asset sale. Accordingly, the stockholders of the Company do not have appraisal or dissenters’ rights with respect to the asset sale.

Terms of the Purchase Agreement

Asset Sale; Purchase Price. In the asset sale, Atlanta Postal will purchase substantially all of the Bank’s assets and assume substantially all of the Bank’s liabilities (including all deposit liabilities). As consideration for the asset sale, Atlanta Postal will pay the Bank, in cash, the Purchase Price, and the Company will retain the Retained Cash.

Under the terms of the purchase agreement, Atlanta Postal will purchase all of the assets of the Bank, except for certain excluded assets. The assets of the Bank that Atlanta Postal will not purchase in the asset sale, or the excluded assets, consist of:

•	deferred tax assets on the financial books and records of the Bank;

•	the Retained Cash;

•	all tax refunds, if any;

•	claims, demands, and causes of action by the Bank against its directors, officers and employees relating to their acts occurring before the closing date of the asset sale;

•	all books and records related to the Bank’s income taxes;

•

other than with respect to bank-owned life insurance, the sponsorship of, and all rights in connection with, and the assets associated with, any benefit plan of the Bank and any other benefit or compensation plan, program, policy, agreement, or arrangement of any kind at any time sponsored, maintained, contributed to or required to be contributed to by the Bank or under or with respect to which the Bank has (or has had) any liability or obligation; and

•	the liquidation accounts maintained by the Company and the Bank.

Under the terms of the purchase agreement, Atlanta Postal will assume all of the liabilities of the Bank, except for certain excluded liabilities. The liabilities of the Bank that Atlanta Postal will not assume in the asset sale, or the excluded liabilities, consist of:

•

costs and expenses of the Bank related to the negotiation or consummation of the purchase agreement, the asset sale, Bank liquidation or the subsequent Company dissolution (including, fees and expenses of counsel, accountants, and financial advisors);

•	any federal, state, county or local income taxes owed by the Bank;

•	any liabilities of the Bank for federal, state, county or local income taxes on the Purchase Price;

•	liabilities under any employee benefit plan maintained, administered or contributed to by the Bank;

•

any liability relating to any intentional misrepresentation to Atlanta Postal, fraud of the Bank, or other willful misconduct by the Bank or the Company in connection with the purchase agreement or the transactions contemplated therein; and

•	liabilities of the Bank under certain excluded contracts to which it is a party.

Conditions to the Asset Sale. The respective obligations of Atlanta Postal and the Bank to consummate the asset sale are subject to the satisfaction, or waiver by the other party, of certain conditions specified in the purchase agreement. Conditions to the obligations of both Atlanta Postal and the Bank to consummate asset sale are:

•

the receipt of all required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by either the Bank or Atlanta Postal;

•

no order shall be in force restraining or prohibiting any of the transactions contemplated by the purchase agreement and no action or proceeding shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by the purchase agreement or which would have a material adverse effect on the Bank (as defined in the purchase agreement);

•	the approval by the Company’s stockholders of the purchase agreement, the asset sale, and the subsequent Company dissolution;

•	coordination between the parties regarding data processing and card services contracts; and

•

all required consents, permissions and approvals required to transfer and assign the Bank’s data processing contracts to Atlanta Postal shall have been obtained, and conditions to such consents, including the payment by the Bank of all termination fees, conversion fees and other fees, expenses and payments required in connection with the assignment or termination of the data processing contracts, shall have been satisfied.

In addition, the Bank’s obligations to consummate the asset sale are conditioned on the following unless waived by the Bank:

•

each of the acts and undertakings and covenants of Atlanta Postal to be performed at or before the closing of the asset sale pursuant to the purchase agreement shall have been duly performed in all material respects;

•

the representations and warranties of Atlanta Postal contained in the purchase agreement shall be true, correct and complete, in all material respects, on and as of the closing date of the asset sale (unless they speak to an earlier date), except to the extent that inaccuracies in those representations and warranties do not have a material adverse effect on Atlanta Postal;

•	Atlanta Postal shall not have experienced a material adverse effect (as defined in the purchase agreement);

•	the Bank shall have received certain documents from Atlanta Postal, as set forth in the purchase agreement; and

•	the Bank shall have received the Purchase Price in immediately available funds.

In addition, Atlanta Postal’s obligations to consummate the asset sale are conditioned on the following unless waived by Atlanta Postal:

•

each of the acts and undertakings and covenants of the Bank to be performed at or before the closing of the asset sale pursuant to the purchase agreement shall have been duly performed in all material respects;

•

the representations and warranties of the Bank contained in the purchase agreement shall be true, correct and complete, in all material respects, on and as of the closing date of the asset sale (unless they speak to an earlier date), except to the extent that inaccuracies in those representations and warranties do not have a material adverse effect on the Bank;

•	the Bank shall not have experienced a material adverse effect (as defined in the purchase agreement);

•	Atlanta Postal shall have received certain documents from the Bank, as set forth in the purchase agreement; and

•	the Bank shall have delivered to Atlanta Postal the assets purchased under the purchase agreement that are capable of physical delivery.

Conduct of Business Pending the Asset Sale. The Bank and Atlanta Postal have agreed to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated by the purchase agreement as promptly as practicable and will cooperate fully with the other party hereto to that end.

The Bank has agreed that, before the closing date of the asset sale, it will, except as provided in the purchase agreement:

•

not engage in any transaction affecting its locations, deposits, liabilities, or assets except in the ordinary course of business, and will operate and manage its business in the ordinary course consistent with past practices;

•	use commercially reasonable efforts to maintain its locations in a condition substantially the same as on the date of the purchase agreement, reasonable wear and use excepted;

•	maintain its books of accounts and records in the usual, regular and ordinary manner;

•

use commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees and preserve its present relationships with persons having business dealings with it, including customers, clients and suppliers;

•	provide Atlanta Postal with prompt written notice of any action, suit, proceeding or investigation instituted or threatened against the Bank or the Company; and

•	use reasonable best efforts to duly maintain compliance with all laws, regulatory requirements and agreements to which it is subject or by which it is bound.

Additionally, the Bank has agreed that, before the closing date of the asset sale, it will not take certain actions, unless required by any regulatory agency or with the prior written consent of Atlanta Postal, which consent will not be unreasonably withheld or delayed, or unless subject to specified exceptions, with respect to:

•	fixed assets and real estate;

•	financial books, accounts and records;

•	charging off assets;

•	compliance with applicable laws and regulations;

•	entering into or renewing contracts, including data processing contracts;

•	authorizing transactions;

•	taking action or omitting to act in a way that would result in a breach of any material contract, commitment or obligation;

•	accounting systems, policies, principles or practices;

•	engaging or participating in material transactions or incurring or sustaining material obligations;

•

making any new loan in the amount of $1,000,000 or more, or extending credit that would bring the aggregate credit relationship with such customer in excess of $1,000,000, whether secured or unsecured, subject to the provision of notice to Atlanta Postal;

•	undertaking actions inconsistent with a program to use all reasonable efforts to maintain good relations with its employees and customers;

•

transferring, assigning, encumbering, or otherwise disposing of, or entering into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Bank’s assets;

•	investing in fixed assets or improvements in excess of $25,000 individually or $50,000 in the aggregate;

•

increasing or agreeing to increase the salary, remuneration, or compensation, including the issuance of any new restricted stock awards or equity grants, creation of any new employee benefit programs or the modification to any existing employee benefit programs of its employees or paying or agreeing to pay any uncommitted bonus to any such employees;

•	paying incentive compensation to employees for purposes of retaining their services or maintaining deposit levels;

•	entering into any new employment agreements or consulting or similar agreements with directors of the Bank;

•

failing to use its commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with the Bank;

•	amending or modifying any of its promotional, deposit account or other practices;

•	deposit rates;

•	service charges or service fees;

•	failing to comply in all material respects with its contracts;

•	borrowing funds;

•	purchasing investment securities;

•	interest rate risk management and hedging;

•	settling or compromising, or offering or proposing to settle or compromise, certain proceedings, including those related to the transactions contemplated by the purchase agreement;

•	tax elections or the waiver or extension of any statute of limitations with respect to taxes;

•	entering into an agreement with respect to any of the foregoing; or

•	the Bank’s allowance for credit losses.

For a complete description of such restrictions on the conduct of the Bank’s business, see Section 7.05 of the purchase agreement, a copy of which is included as Annex A to this proxy statement.

Certain Other Covenants. The purchase agreement also contains other agreements relating to the conduct of the parties before consummation of the asset sale, including the following:

•

the Company’s board of directors must call a stockholder meeting for its stockholders to vote on the purchase agreement and the sale transaction, including the asset sale and the Company dissolution. The Company’s board of directors must recommend approval of the purchase agreement and the sale transaction to the Company’s stockholders, subject to the ability to change its recommendation as provided in the purchase agreement;

•

both the Bank and Atlanta Postal will not, without prior approval of the other party, issue any press release or written statement for general circulation relating to the purchase agreement, asset sale, or the Bank liquidation and Company dissolution, subject to exceptions provided in the purchase agreement;

•

the Bank must provide Atlanta Postal with reasonable access to its books, records and properties, subject to exceptions related to confidentiality, attorney-client privilege and banking law and regulation; and upon reasonable advance notice to the Bank, Atlanta Postal may review the reports and working papers of the Bank’s independent auditors;

•

as promptly as practicable after the date of the purchase agreement, the Bank and Atlanta Postal must file all applications, filings, notices, consents, permits, requests or registrations required to obtain the necessary approval or authorization of any applicable regulatory agency;

•	the Bank must undertake to obtain the consents of all third parties necessary to consummate the asset sale;

•

the Bank will make available to Atlanta Postal copies of its most recent owner’s closing title insurance policy, binder or abstract and any survey on each parcel of the Bank’s real estate, or such other evidence of title reasonably acceptable to Atlanta Postal;

•

Atlanta Postal agrees to pay all properly drawn items, including ACHs, checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, if such items are drawn by depositors;

•

the Bank will close all locations for business no later than 5:00 p.m. local time on date of the closing of the asset sale, at which point representatives of Atlanta Postal will have access to all of the Bank’s locations;

•	the Bank will notify Atlanta Postal regarding any changes to its representations and warranties made in accordance with the purchase agreement;

•

as soon as possible after the closing of the asset sale, the Bank shall surrender its charter to the OCC, terminate its FDIC deposit insurance, limit its business activities to winding-down the business of the Bank, and dissolve;

•	Atlanta Postal will maintain the records of the Bank and the Company for the longer of three years or the minimum period required by law;

•

Atlanta Postal will open a deposit share account for any of the Bank’s loan debtors or other customers who do not have a deposit balance of at least $1.00 on the closing date and to fund such new deposit share account with a $1.00 deposit;

•

for two years following the closing of the asset sale, the Bank and the Company will not permit any of their officers, directors or affiliates to, while they are an officer, director or affiliate of the Bank or the Company, on behalf of the Bank or the Company, solicit customers whose deposits are assumed or whose loans are acquired by Atlanta Postal;

•	before the closing date of the asset sale, the Bank will not accept deposits from municipalities or other governmental agencies; and

•	the Bank will provide all required notices and request all necessary consents to transfer the Bank’s SBA-guaranteed loans and USDA-guaranteed loans to Atlanta Postal.

Liquidation Accounts. In connection with the second-step conversion completed in 2021, the Company established a liquidation account as required by applicable Federal Reserve regulations. The liquidation account has been maintained for the benefit of certain depositors of the Bank as of the eligibility record dates for the stock offering in connection with the second-step conversion who continue to maintain their deposit accounts at the Bank. Such depositors hold a related inchoate interest in a portion of the liquidation account balance in relation to their deposit account at the applicable record date, or to such balance as it may be subsequently reduced. The Bank has established a mirror liquidation account for such depositors.

In the event of a complete liquidation of (i) the Bank or (ii) the Bank and the Company (and only in such event) following all liquidation payments to creditors of the Bank, eligible depositors are entitled to receive a liquidating distribution from the Company’s liquidation account provided that the Company has sufficient assets at the time of liquidation to fund its obligations under the Company liquidation account.

In the event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Company (and only in such event) following all liquidation payments to creditors of the Bank at a time when the Bank has a positive net worth and the Company does not have sufficient assets at the time of liquidation to fund its obligations under the Company’s liquidation account, the Bank will make liquidating distributions from the Bank’s liquidation account.

The asset sale is considered a complete liquidation for this purpose. Eligible depositors will be paid the value of their liquidation sub-accounts accordingly. It is expected that such payments will be made from the Company’s liquidation account.

Agreement Not to Solicit Other Offers. The purchase agreement provides that the Company and the Bank, and their officers, directors, agents, advisors and affiliates will not solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to an “Acquisition.”

Notwithstanding these restrictions, if the Company is not otherwise in violation of its obligations with respect to such matters, the Company may provide information to, and may engage in such negotiations or discussions with, a person with respect to an “Acquisition Proposal” to the extent that the Company’s board of directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions could be inconsistent with the duties of directors under Maryland law. In such circumstance, the Company must advise Atlanta Postal within two business days following the receipt by the Company of any such proposal and the substance thereof (including the identity of the person making the Acquisition Proposal and a copy of the Acquisition Proposal), and advise Atlanta Postal promptly of any developments with respect to such proposal.

As defined in the purchase agreement, “Acquisition Proposal” means a proposal made by a third party after the date of the purchase agreement to enter into an “Acquisition,” which is defined as a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving the Bank or the Company, any purchase of any equity interest in an amount equal to or greater than a 20% voting or economic interest in either the Company or the Bank, or any purchase of assets, securities or ownership interests equal to or greater than 20% of the consolidated assets of the Company or the Bank, other than the transactions contemplated by the purchase agreement.

No Change in Board Recommendation. The Company’s board of directors has agreed to recommend to stockholders the approval of the purchase agreement and the transactions contemplated therein unless, after having consulted with and considered the advice of its outside legal counsel and its financial adviser, it determines in good faith that to do so would be inconsistent with the fiduciary duties of directors under Maryland law.

Employee Matters. Each Bank employee that Atlanta Postal elects to hire and who satisfies Atlanta Postal’s customary employment requirements will be offered similar salaries, duties and benefits as are available to similarly situated employees of Atlanta Postal. Each Bank employee who is (i) not offered employment with Atlanta Postal or (ii) involuntarily terminated by Atlanta Postal (other than for cause) within 12 months following the closing date of the asset sale, and who was not entitled to any consideration resulting from the asset sale pursuant to an employment agreement or change in control payment, will receive a severance payment, paid by Atlanta Postal, in an amount equal to two weeks of compensation for each year of service with the Bank, with a minimum of four weeks of severance and a maximum of 26 weeks of severance.

Representations and Warranties in the Purchase Agreement. The representations and warranties included in the purchase agreement and described below were made only for purposes of the purchase agreement and as of specific dates, are solely for the benefit of Atlanta Postal, the Bank and the Company, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in disclosure schedules made for the purposes of, among other things, allocating contractual risk between Atlanta Postal, and the Bank and the Company, rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Stockholders are not third-party beneficiaries under the purchase agreement, and in reviewing the representations, warranties, and covenants contained in the purchase agreement or any descriptions thereof in this summary, you should bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the purchase agreement to be characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Atlanta Postal, the Bank, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the purchase agreement, which subsequent information may or may not be fully reflected in public disclosures by Atlanta Postal, the Bank or the Company. The representations and warranties and other provisions of the purchase agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

Atlanta Postal, the Bank and the Company have made certain customary representations and warranties to each other relating to their businesses in the purchase agreement. These representations and warranties relate to, among other things:

•	corporate organization and authority;

•	absence of conflicts and defaults;

•	financial information;

•	absence of legal proceedings;

•	employee benefit plans; and

•	absence of facts that would materially impair or delay receipt of regulatory approvals.

The Bank also has made representations and warranties to Atlanta Postal regarding:

•	title to real estate and other assets;

•	loans and investments, including the allowance for credit losses;

•	deposits;

•	contracts and commitments;

•	tax matters;

•	employee matters;

•	environmental matters;

•	absence of undisclosed liabilities;

•	performance of obligations under contracts;

•	compliance with law;

•	brokerage fees;

•	interim events;

•	books and records;

•	Community Reinvestment Act rating;

•	insurance;

•	regulatory enforcement matters;

•	financial condition;

•	money service business; and

•	transaction expenses.

Atlanta Postal also has represented that it has the financial ability to pay the Purchase Price without the need to obtain external financing.

For information on these representations and warranties, see Articles V and VI of the purchase agreement, a copy of which is included as Annex A to this proxy statement.

Termination of the Purchase Agreement. The purchase agreement may be terminated at or before the completion of the asset sale, either before or after any requisite stockholder approval, by:

•

by the Bank or Atlanta Postal, after the expiration of ten business days after any regulator shall have denied or refused to grant the approvals or consents required under the purchase agreement, subject to the ability to submit or resubmit applications, or appeal decisions with respect to applications;

•

by the Bank or Atlanta Postal, if the other party materially breaches an obligation, representation or warranty or covenant in the purchase agreement, and such breach is not corrected by the breaching party or waived by the non-breaching party;

•

by the Bank or Atlanta Postal, if the asset sale cannot be consummated by August 15, 2024, subject to extension to November 15, 2025 under certain conditions, and subject to further extension for the receipt of required regulatory approvals;

•	by mutual written consent of all parties;

•	by Atlanta Postal or the Bank, if, 20 days after any required regulatory approval has been denied, the parties have not agreed to resubmit an application or appeal such denial;

•	by the Bank or the Company, if they determine to accept a superior acquisition proposal; or

•	by the Bank or Atlanta Postal if the Company has not received required stockholder approval following a final vote of stockholders.

Termination Fee. The Bank must pay a cash termination fee in the amount of $6.39 million if the Bank terminates the purchase agreement because it has entered into another acquisition agreement with a third party in response to a superior acquisition proposal.

Fees and Expenses. Except as otherwise specified in the purchase agreement, each party will pay its own costs and expenses incurred in connection with the asset sale.

PROPOSAL 2 — THE COMPANY DISSOLUTION PROPOSAL

General

The Company is seeking stockholder approval of the Company dissolution whereby the Company will dissolve, make provision for its liabilities, including contingent liabilities, wind up its operations, liquidate and distribute all of its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to stockholders of the Company. Although the Company dissolution is being approved separately from the purchase agreement and the asset sale, the Company dissolution is an integral part of the sale transaction contemplated by the purchase agreement and will occur only if the asset sale and the Bank liquidation are completed. The purchase agreement, the asset sale and the Bank liquidation are discussed under “Proposal 1 — The Asset Sale.” The Company’s reasons for the sale transaction are discussed under “Proposal 1 — The Asset Sale — The Company’s Reasons for the Sale Transaction.”

The sale transaction can be completed as intended only if the asset sale proposal and the Company dissolution proposal are both approved by the stockholders of the Company at the special meeting. If the asset sale proposal is not approved by the Company’s stockholders, the sale transaction will not occur and the Company will not be dissolved and no distribution will be made to stockholders of the Company, even if the Company dissolution proposal is approved by stockholders. If stockholders approve the asset sale proposal but do not approve the Company dissolution proposal, assuming the other closing conditions in the purchase agreement are satisfied, Atlanta Postal, the Company and the Bank may agree to complete the asset sale, but only if Atlanta Postal waives the condition to its obligation to consummate the asset sale that the Company has received stockholder approval of the Company dissolution proposal. If Atlanta Postal waives such condition and the parties close the asset sale, the Bank, having sold substantially all of its operating assets to Atlanta Postal, would liquidate and distribute its remaining assets to the Company. However, the Company could not then immediately begin the process of dissolving and the cash distributions to stockholders would be delayed until stockholders approve the Company dissolution. The Company does not intend to invest in another operating business following the completion of the asset sale and Bank liquidation. The Company would use its remaining assets to pay ongoing operating expenses, and the Company expects that such expenses would exceed any revenue generated by its remaining assets. Accordingly, the Company would use its remaining cash, including cash paid by Atlanta Postal in the asset sale if necessary, to satisfy its obligations and expenses until the Company is permitted to dissolve.

The following is a summary description of the material aspects of the Plan of Dissolution and Complete Liquidation, which we refer to as the “Plan of Dissolution,” and the Company dissolution. The summary below may not contain all the information that is important to you and should be read in conjunction with the Plan of Dissolution, which is attached as Annex B to this proxy statement.

Dissolution and Winding Up of the Company

By approving the Company dissolution pursuant to the Plan of Dissolution, the Company’s stockholders will be approving the voluntary dissolution of the Company under the Maryland General Corporation Law. If the Plan of Dissolution and Company dissolution are approved, the Company’s board of directors will take such actions as it deems, in its absolute discretion, necessary, appropriate or advisable to effect the Company dissolution. We expect that, following stockholder approval of the Company dissolution, and the completion of the asset sale and the Bank liquidation, the Company will:

•	provide notice to the Company’s creditors and employees, at least 20 days before filing articles of dissolution, that the Company dissolution has been approved;

•	pay any state taxes owed by the Company that must be paid before filing articles of dissolution;

•

file articles of dissolution with the Maryland Department of Assessments and Taxation, dissolving the Company as a corporation (articles of dissolution may be filed no earlier than 20 days after notice to creditors and employees is given, and will become effective upon the acceptance of the articles of dissolution by the Maryland Department of Assessments and Taxation or on such later date as may be specified in the articles of dissolution);

•	conduct business operations after dissolution only to the extent necessary to wind-up the Company’s business affairs;

•	liquidate the Company’s remaining assets;

•	pay, or make provision for the payment of, all of the Company’s known obligations and liabilities;

•	establish a contingency reserve fund of approximately $200,000 for possible post-dissolution expenses;

•

begin the process of distributing the Company’s remaining assets to its stockholders. In distributing assets to stockholders, the Company’s board of directors may use the following procedure set forth in Section 3-412 of the Maryland General Corporation Law:

•

notify the Company’s stockholders that they must prove their interests in the Company’s remaining assets within a specified time at least 60 days after the date of the notice and, after expiration of the time specified in the notice, make a distribution to each stockholder who has proved his or her interest such stockholder’s proportionate share of the assets being distributed, reserving the shares of those who have not proved their interests;

•

after the initial distribution of stockholder interests, the board of directors may incur reasonable expenses in locating the remaining stockholders, securing proof of interests from them and distributing to them their interests, and may charge the expenses for such activities against the funds undistributed to stockholders who have not proved their interests at the time the expenses are incurred;

•

no earlier than three years from the date of the original notice requesting that stockholders prove their interests, make a final distribution of all surplus assets remaining including the unclaimed shares of stockholders who have not proved their interest, to those stockholders who have proved their interests and are entitled to distribution; and

•

if the process set forth in Section 3-412 of the Maryland General Corporation Law has been followed, then after the final distribution, the interests in the Company’s funds of any stockholder who has not proved his or her interest will be forever barred and foreclosed.

•

Alternatively, the Company’s board of directors may, in its sole discretion, transfer all, or a portion of, the assets of the Company to one or more liquidating trustees for distribution to stockholders.

Timing of Distributions. In connection with the Company dissolution, the Company may distribute its remaining net assets, including the remaining net proceeds from the purchase price paid by Atlanta Postal in the asset sale, to its stockholders through one or more cash distributions to stockholders. Following the completion of the asset sale, we anticipate the Bank will promptly pay, or provide for the payment of, all of its liabilities and will thereafter distribute its remaining net assets to the Company as soon as reasonably practicable. Thereafter, the Company intends, as soon as reasonably practicable, to make an initial distribution of substantially all of the net purchase price proceeds from the asset sale to its stockholders. The Company may make one or more additional distributions to stockholders in the event the Company has additional remaining net assets after it has satisfied, or made provision for satisfying, all of its liabilities.

When the Company is in a position to begin making distributions to stockholders, stockholders will be provided information regarding the exact manner in which distributions will be made and if stockholders will be required to surrender their stock certificates to the Company. Stockholders should not send their stock certificates to the Company at this time.

We are unable to predict the precise timing of any distributions to our stockholders in connection with the Company dissolution. The timing of any distributions will be determined by the Company’s board of directors.

We anticipate that this process will be finalized within a year of the closing of the asset sale. However, this process could take longer than currently anticipated.

Donation of Remainder to a Charitable Organization. A portion of the reserve fund discussed above may be retained by the Company in dissolution as a contingency reserve fund for three or more years. It is expected that any amount remaining in the reserve fund after the Company’s board of directors has determined that the reserve fund is no longer required will be immaterial compared to the cost and effort that would be required to equitably distribute such remaining funds to the Company’s stockholders entitled to distributions after such a long period. As a result, it is expected that the Company’s board of directors will, subject to a determination that it is in compliance with the directors’ fiduciary duties, donate any such remaining funds to a charitable organization.

Amount of Distributions. If the Company dissolution proposal is approved, following completion of the asset sale and subject to the Bank liquidation, the remaining net assets (including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale) of the Company after paying, or providing for the payment of, any and all debts and obligations of the Company, including the legal costs and fees for the winding up and Company dissolution, will be distributed to the stockholders of the Company on a pro rata basis in accordance with Maryland law and the Company’s articles of incorporation and bylaws. Based on the Company’s most recent analysis and an assumption that the asset sale will be consummated no later than March 31, 2025, we estimate that the aggregate cash distributions to be paid to the stockholders of the Company will be approximately $138.8 million, assuming the low end of the range we anticipate, to approximately $140.0 million, assuming the high end of the range we anticipate, or approximately $22.40 to $22.60 per share. The estimated distribution amount per share is based on numerous assumptions, including an assumed 6,195,702 shares of Company common stock outstanding at the time of the Company dissolution, and is subject to change based on several factors. Accordingly, you should not assume that the ultimate per share distribution will be equal to or greater than $22.40 per share. This estimated distribution per share range is based on numerous assumptions and is subject to change.

Factors that could cause the per share distribution to change include adjustments to the purchase price in the asset sale, consummation of the asset sale no later than March 31, 2025, as well as anticipated and unanticipated expenses and liabilities that arise during the sale and dissolution process. Stockholders may receive one or more separate distributions. For a detailed discussion of factors that could cause the distribution to be received by stockholders to change, see “Proposal 1 — The Asset Sale Proposal — Distributions to the Company’s Stockholders” and “— Factors That May Reduce the Amount of Stockholder Distributions.”

When the Company is in a position to begin making distributions to stockholders, distributions will be made to the record holders of shares of Company common stock as recorded in the books and records of the Company on a pro rata basis.

Contingency Fund. If deemed necessary or appropriate by the board of directors of the Company, in furtherance of the liquidation and distribution of the Company’s net assets to the stockholders of the Company and/or winding up the Company, the Company may transfer to one or more liquidating trustees, for the benefit of the Company’s stockholders and/or creditors, under a liquidating trust or other contingency reserve fund, any assets of the Company, including cash, intended for distribution to stockholders and creditors not disposed of at the time of Company dissolution. If the board of directors elects to establish a contingency reserve fund, it is estimated that the fund will be approximately $200,000 for possible post-dissolution expenses, including tax expenses beyond those calculated by the Company at the time of filing its final tax return, which the Company may maintain for up to the applicable statutory period after the filing of the articles of dissolution. If any such contingency reserve funds remain at the end of such periods the Company will distribute such remaining funds equitably to the Company’s stockholders entitled to such distributions. If the amount of such remaining funds is immaterial compared to the cost and effort that would be required to equitably distribute such remaining funds to the Company’s stockholders after such a long period, the Company’s board of directors may, subject to a determination that it is in compliance with the directors’ fiduciary duties, donate any such remaining funds to a charitable organization.

Record Date for Liquidating Distributions

It is expected that the initial liquidating distribution to stockholders will be made to stockholders of record as of the close of business on the day immediately preceding the day of such initial distribution, and that the proportionate interests of stockholders in the assets of the Company in any subsequent distributions will be fixed on the basis of their holdings on the day immediately preceding the initial distribution. However, this is subject to change in accordance with the Plan of Dissolution and stockholders will be notified of the date for determining stockholders entitled to distributions in advance of such date.

Trading of the Company’s Common Stock; Delisting and Deregistration of Company Common Stock

The Company’s common stock is currently listed on Nasdaq Capital Market under the symbol “AFBI.” After completion of the asset sale and shortly before the initial distribution of cash to stockholders, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act. Upon deregistration, the Company will no longer file periodic reports with the SEC and the Company will cease to be an independent public company pending dissolution. The Company would then proceed with dissolution, if the Company dissolution proposal is approved, and upon such dissolution the Company will cease to exist.

Interests of Directors and Executive Officers in the Proposed Dissolution of the Company

In considering the unanimous recommendation of the Company’s board of directors to vote “FOR” the Company dissolution proposal, the Company’s stockholders should be aware that certain directors and executive officers of the Company have interests in the sale transaction, of which the proposed Company dissolution is an integral part, that are in addition to, or different from, their interests as stockholders of the Company. These interests include, among others: (a) accelerated vesting of stock options and restricted stock awards under the Company’s stock incentive plans, including the right to receive cash payments with respect to such awards in connection with the asset sale; (b) entitlement to indemnification and liability insurance coverage under the purchase agreement for a period of six years after the closing of the asset sale; (c) the receipt of cash severance payments by executive officers in connection with the termination of their employment agreements; (d) executive officers entering into new employment agreements with Atlanta Postal; (e) accelerated vesting of benefits under a supplemental executive retirement plan, or SERP; and (f) the right to receive an accelerated distribution of shares under the Company’s Employee Stock Ownership Plan, allowing for potentially favorable tax treatment related to the distribution. For a more detailed discussion of the interests of directors and executive officers in the sale transaction, see “Proposal 1 — The Asset Sale — Interests of Directors and Executive Officers in the Asset Sale.” The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the purchase agreement, the asset sale and the proposed Company dissolution.

Abandonment; Amendment

Notwithstanding stockholder approval of the Company dissolution proposal, the board of directors may abandon the Company dissolution and the Plan of Dissolution at any time before filing the articles of dissolution. Upon such filing, in accordance with Maryland law, the Company dissolution will be effective and may no longer be abandoned.

The Plan of Dissolution provides that, notwithstanding approval of the Company dissolution proposal by the Company’s stockholders, the board of directors may modify or amend the Plan of Dissolution without further action by or approval of the stockholders, to the extent permitted under applicable law.

Liability of Stockholders, Directors and Officers

Under Maryland law, the Company dissolution does not relieve the Company’s stockholders, directors, or officers from any obligation or liability imposed on them by law.

Maryland law provides that a stockholder could be held liable to creditors of the Company for his or her pro rata portion (based on relative stockholdings) of any such liability, limited to the amount received by the stockholder in distributions from the Company under the Plan of Dissolution. If we made a distribution to you, in such circumstances, you may have to pay back some or all of the distributions made to you. Because we intend to carefully evaluate, and make adequate provision for, the Company’s liabilities in winding up the Company, we do not anticipate that any distribution will be made pursuant to the Plan of Dissolution without payment or adequate provision having been made for all of the Company’s liabilities.

No Appraisal or Dissenters’ Rights

Under the Company’s Articles of Incorporation, the Company’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under Maryland General Corporation Law unless the board of directors determines that such rights apply with respect to a transaction. The Company’s board of directors has not made such a determination with respect to the Company dissolution. Accordingly, the stockholders of the Company do not have appraisal or dissenters’ rights with respect to the Company dissolution.

Company Dissolution Conditioned on Completion of the Asset Sale

The Company dissolution will occur only after, and is conditioned on the completion of, the asset sale and the Bank liquidation. If the asset sale and Bank liquidation do not receive regulatory or stockholder approval or are not completed for any other reason, the Company will not be dissolved, even if the Company dissolution proposal is approved by the stockholders of the Company at the special meeting.

Recommendation of the Board of Directors

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY DISSOLUTION FOLLOWING CONSUMMATION OF THE ASSET SALE.

PROPOSAL 3 — THE EXECUTIVE COMPENSATION PROPOSAL

General

Pursuant to the federal securities laws, the Company is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of the Company (as determined pursuant to Item 401 of SEC Regulation S-K) that is based on or otherwise relates to the asset sale. This executive compensation proposal gives the Company’s stockholders the opportunity to express their views on the compensation that certain Company executive officers may be entitled to receive that is based on or otherwise relates to the asset sale.

This compensation, sometimes referred to as “golden parachute” compensation, is described in tabular and narrative form in the section entitled “Proposal 1 — The Asset Sale — Interests of Company Directors and Executive Officers in the Asset Sale.” The Company’s commitments to make payments upon a change in control have been disclosed annually in the Company’s previous annual meeting proxy statements, and the payments described in the section entitled “Proposal 1 — The Asset Sale — Interests of Company Directors and Executive Officers in the Asset Sale” describes the current nature of the Company’s commitments.

Therefore, the Company is requesting the approval of the Company’s stockholders, on a non-binding advisory basis, of the compensation of the named executive officers of the Company based on or related to the asset sale and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, the Company is asking its stockholders to approve the following resolution:

“RESOLVED, that the compensation to be paid or become payable to the named executive officers of the Company in connection with the asset sale and the Company liquidation, as disclosed in the section entitled “Proposal 1 — The Asset Sale — Interests of Company Directors and Executive Officers in the Asset Sale,” and the related tabular and narrative form, is hereby APPROVED.”

Because the proposal is advisory in nature only, a vote for or against this proposal will not be binding on the Company regardless of whether the asset sale and the Company dissolution are approved. Accordingly, as the compensation to be paid to the named executive officers of the Company based on or related to the asset sale is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the asset sale and the Company dissolution are completed.

Vote Requirement

Approval of the advisory (non-binding) executive compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Board of Directors

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.

PROPOSAL 4 — THE ADJOURNMENT PROPOSAL

General

The Company is seeking stockholder approval to adjourn or postpone the special meeting to a later date or dates if the board of directors of the Company determines such an adjournment or postponement is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the asset sale proposal or the Company dissolution proposal, or both.

If this adjournment proposal is approved, the special meeting could be adjourned or postponed to any date. If the special meeting is adjourned or postponed, stockholders of the Company who have already submitted their proxies will be able to revoke their proxy at any time prior to their use. If you sign, date and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of Company common stock will be voted in favor of the adjournment proposal.

Vote Requirement

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Board of Directors

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of the Company’s common stock as a result of the asset sale and subsequent winding-up, liquidation and Company dissolution after the asset sale. This discussion does not address any tax consequences arising under any U.S. state, local or foreign laws, the Medicare tax on net investment income, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws). This discussion is based upon applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect, which could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. holders of Company common stock that hold their shares of Company common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Affinity Bancshares common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. Importantly, this discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, such as those rules relating to:

•	holders who are not citizens or residents of the United States;

•	persons holding stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	partnerships, subchapter S corporations and other pass-through entities and the partners or investors in such entities;

•	financial institutions;

•	tax-exempt organizations and entities, including individual retirement accounts;

•	persons subject to the U.S. alternative minimum tax;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	dealers in securities; and

•	holders who acquired their shares of Affinity Bancshares common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Affinity Bancshares common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Affinity Bancshares common stock, and any partners in such partnership, should consult their own tax advisors about the tax consequences of the asset sale to them.

Determining the actual tax consequences of the asset sale to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own independent tax advisor as to the tax consequences of the asset sale in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Asset Sale and Liquidations to the Bank and the Company

The asset sale is expected to be treated, for federal income tax purposes, as a taxable sale by the Bank of substantially all of its assets to Atlanta Postal in exchange for cash and the assumption of substantially all of the liabilities of the Bank by Atlanta Postal. The Bank will recognize gain or loss on the asset sale in an amount equal to the difference between the amount realized — which will consist of the Purchase Price, as adjusted — and the adjusted tax basis in the net assets owned by the Bank. Based upon currently available information, we estimate that the Bank’s taxable gain will be approximately $76.3 million, resulting in a tax liability of approximately $17.0 million.

Following the asset sale, the Bank will liquidate and distribute its remaining assets to the Company, the sole stockholder of the Bank. The Bank liquidation is not expected to result in the recognition of gain or loss to the Bank or the Company. Subject to the Bank liquidation, assuming the Company dissolution proposal is approved, the Company will liquidate and distribute its remaining assets to its stockholders in exchange for their common stock. A corporation will generally recognize gain or loss on the distribution of property in full liquidation as if such property were sold at its fair market value. To the extent the Company distributes only cash, which is expected, the Company is not expected to recognize gain or loss as a result of the liquidating distribution.

Tax Consequences to U.S. Holders Who Receive Cash in Exchange for Company Common Stock

A U.S. holder that surrenders Company common stock in exchange for cash pursuant to the asset sale and subsequent dissolution of the Company would generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Company common stock. This gain or loss generally would be capital gain or loss, and long-term capital gain or loss if, as of the effective date of the asset sale, the U.S. holder’s holding period with respect to Company common stock exceeds one year. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

If a U.S. holder acquired different blocks of shares of Company common stock at different times or different prices, the U.S. holder should consult the U.S. holder’s independent tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Company shares. Each U.S. holder of Company common stock should consult its own independent tax advisor as to the tax consequences of the asset sale and the Company dissolution in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Backup Withholding

A U.S. holder of Company common stock may be subject, under certain circumstances, to information reporting and backup withholding at the applicable rate (currently 24%) with respect to any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and generally would be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not intended to be tax advice. Holders of Company common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

ANCILLARY AGREEMENTS

Voting Agreement

In connection with the execution of the purchase agreement, each director of the Company entered into a voting agreement with Atlanta Postal and the Company. Under the terms of the voting agreement, such directors agreed in their capacity as stockholders of the Company to vote the shares of Company common stock for which they own or control in favor of the purchase agreement and the transactions contemplated by the purchase agreement, including the asset sale. Generally, the voting agreement obligates these stockholders to vote their shares in favor of the purchase agreement and against approval of any other competing proposal to acquire the stock or assets of the Company or the Bank, subject to certain limitations involving their fiduciary or other legal obligations. The voting agreement further restricts these stockholders from seeking competing proposals for the acquisition of the Company or the Bank or the assets of the Company or the Bank. The voting agreement will remain in effect until the consummation of the asset sale or the termination of the purchase agreement.

As of September 13, 2024, the record date for the special meeting, these individuals held an aggregate of 364,594 shares of Company common stock (excluding exercisable stock options), representing 5.69% of the issued and outstanding shares of Company common stock, which totaled 6,412,430 as of such date.

Non-Solicitation, Non-Competition, and Confidentiality Agreements

In connection with the execution of the purchase agreement, each of the Company’s directors entered into a non-solicitation, non-competition, and confidentiality agreement with Atlanta Postal, or the non-solicitation agreement. Under the non-solicitation agreement, each such director agreed to, among other things, (1) for two years following the closing of the asset sale, not engage in certain competitive activities with Atlanta Postal, including not soliciting former employees of the Bank who become employees of Atlanta Postal following the asset sale and customers of the Atlanta Postal and not making any derogatory remarks or statements regarding Atlanta Postal, (2) not disclose or use any confidential information or trade secrets of Atlanta Postal for any purpose for so long as such information remains confidential information or a trade secret, and (3) for two years following the closing of the asset sale, not engage in any business activities which are conducted by Atlanta Postal or the Bank, whether as a consultant, officer, employee, agent or stockholder, in counties in Georgia in which the Bank operates a banking office as of the closing of the asset sale and each county contiguous to each of such counties. The non-solicitation agreement becomes effective at the closing date of the asset sale and terminates and becomes null and void upon any termination of the purchase agreement in accordance with its terms.

INFORMATION ABOUT AFFINITY BANCSHARES, INC.

General

Affinity Bancshares, Inc., a Maryland corporation that was incorporated in 2020, is the successor corporation to Community First Bancshares, Inc., a federal corporation, as a result of the completion of the second-step mutual-to-stock conversion of the former Community First Bancshares, MHC, the former top tier mutual holding company of Community First Bancshares, Inc. The Company is the holding company for Affinity Bank. The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As a bank holding company, the Company is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the Bank Holding Company Act of 1956, as amended and by the rules and regulations issued by the Federal Reserve. Shares of Company common stock are listed on the Nasdaq Capital Market under the symbol “AFBI.”

Affinity Bank is a national bank headquartered in Covington, Georgia. Affinity Bank changed its name from Newton Federal Bank in connection with the second-step mutual-to-stock conversion of Community First Bancshares, MHC. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association, and continues to operate under the name “Newton Federal Bank, a Division of Affinity Bank” in Newton Federal Bank’s legacy market area. Affinity Bank converted to a national bank charter in September 2023.

Affinity Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans, commercial and industrial loans and residential real estate loans and, to a lesser extent, construction and land loans and consumer loans. Affinity Bank also invests in securities, which have historically consisted primarily of mortgage-backed securities and obligations issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. Affinity Bank offers a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. In addition, Affinity Bank gathers deposits nationwide through its virtual bank, FitnessBank, which accepts deposits and provides higher interest rates based on customers meeting certain fitness goals. Affinity Bank has also used Federal Home Loan Bank borrowings to fund its operations. Affinity Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency, or OCC. Additionally, the Bank is a member of the Federal Home Loan Bank of Atlanta. The Bank’s deposits are insured by the FDIC.

As of June 30, 2024, the Company had total consolidated assets of $873.6 million, total gross loans of $692.6 million, total deposits of $689.7 million, and stockholders’ equity of $125.1 million.

Beneficial Ownership of Management and Principal Stockholders

The following table sets forth, as of September 13, 2024, certain information regarding the beneficial ownership of Company common stock by (i) the directors and executive officers of the Company, (ii) each person who beneficially owns 5% or more of the total outstanding shares of Company common stock and (iii) all directors and executive officers as a group.

The percentage of beneficial ownership is calculated based on 6,412,430 outstanding shares of Company common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares in which the stockholder has the right to acquire within 60 days of the record date through the exercise of stock options. Unless otherwise indicated, based on information furnished by such stockholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of the Company.

Persons Owning Greater than 5%	Shares of Common Stock Beneficially Owned as of the Record Date (1)		Percent of Shares of Common Stock Outstanding (2)
Kenneth R. Lehman	817,322	(3)	12.75%
122 N. Gordon Road
Ft. Lauderdale, Florida 33301

Affinity Bank Employee Stock Ownership Plan	551,483		8.60%
3175 Highway 278
Covington, Georgia 30014

AllianceBernstein L.P.	479,936	(4)	7.48%
501 Commerce Street
Nashville, Tennessee 37203

Directors
Edward J. Cooney	175,031	(5)	2.73%
William D. Fortson, Jr.	89,247	(6)	1.39%
Marshall L. Ginn	41,749	(7)	*
Bob W. Richardson	54,211	(8)	*
Howard G. Roberts	55,854	(9)	*
Mark J. Ross	36,857	(6)	*
Robin S. Reich	30,531	(10)	*
Edward P. Stone	79,228	(6)	1.24%

Executive Officers who are not Directors
Clark N. Nelson	54,017	(11)	*
Elizabeth M. Galazka	78,655	(12)	1.23%
Robert A. Vickers	28,464	(13)	*
Brandi C. Pajot	42,160	(14)	*
All directors and executive officers as a group (12 persons)	766,004		11.95%

*	Less than 1%.
(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from September 13, 2024. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Company common stock.

(2)	Based on a total of 6,412,430 shares of common stock outstanding as of September 13, 2024.
(3)	As disclosed in Schedule 13G/A filed with the SEC on February 12, 2024.
(4)	As disclosed in Schedule 13G/A filed with SEC on February 14, 2024
(5)	Includes 3,654 shares held in the employee stock ownership plan, 19,337 shares of unvested restricted stock and 60,977 exercisable stock options.
(6)	Includes 3,520 shares of unvested restricted stock and 20,947 exercisable stock options.
(7)	Includes 7,708 shares held by a corporation, 3,520 shares of unvested restricted stock and 20,947 exercisable stock options.
(8)	Includes 6,844 shares held in an individual retirement account, 3,520 shares of unvested restricted stock and 20,947 exercisable stock options.

(9)	Includes 2,906 shares held as custodian, 3,520 shares of unvested restricted stock and 20,947 exercisable stock options.
(10)	Includes 3,520 shares of unvested restricted stock and 11,455 exercisable stock options.
(11)	Includes 3,116 shares held in the employee stock ownership plan, 15,178 shares of unvested restricted stock and 22,636 exercisable stock options.
(12)	Includes 3,117 shares held in the employee stock ownership plan, 11,178 shares of unvested restricted stock and 21,136 exercisable stock options.
(13)	Includes 2,128 shares held in the employee stock ownership plan, 5,315 shares of unvested restricted stock and 14,880 exercisable stock options.
(14)	Includes 2,269 shares held in the employee stock ownership plan, 13,815 shares of unvested restricted stock and 16,880 exercisable stock options.

Market Area

The Bank operates through three branches, with two located in the city of Covington, Georgia, and one located on in Atlanta, Georgia. Additionally, the Bank operates a loan production office in Alpharetta, Georgia. The Bank’s business does not depend on one or a few major customers.

Employees

As of June 30, 2024, the Bank had 89 full-time equivalent employees, none of whom is covered by a collective bargaining agreement. The Bank believes it has good working relations with its employees.

Legal Proceedings

There are no threatened or pending legal proceedings against the Company which, if determined adversely, would, in the opinion of management, have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

OTHER MATTERS

The Company does not know of any business to be presented for action at the special meeting other than those items referred to in this proxy statement. If any other matters properly come before the special meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the proxy card.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (such as banks, brokers and other holders of record) to satisfy the delivery requirement for proxy materials with respect to two or more stockholders sharing the same address by delivering single copy of the proxy materials addressed to all stockholders at that address, unless one or more of the affected stockholder has provided contrary instructions to such company or intermediary, as applicable. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible.

Certain brokerage firms, banks or similar entities holding shares of Company common stock for their customers may household notices or proxy materials. Stockholders sharing an address whose shares of Company common stock are held in “street name” should contact their bank, broker or other holder of record if they wish to receive only one copy per household in the future. The Company will also promptly deliver a separate copy of the notice or proxy materials to the Company’s stockholders at a shared address to which a single copy of the documents was delivered, and stockholders can notify the Company that they wish to receive separate materials in the future, upon written or oral request at the following address or telephone number: Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, New York 11753. Banks and brokers can call (516) 933-3100, while all others can call (888) 742-1305, toll-free.

STOCKHOLDER PROPOSALS

If the asset sale and Company dissolution occur, there will be no annual meeting of stockholders for 2025. If the asset sale and Company dissolution do not occur, then the Company will hold an annual meeting in 2025 in accordance with its current governing documents and as required by Maryland law.

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at a meeting of stockholders must have given timely notice thereof in writing to the Secretary of the Company. In order for a stockholder to properly bring business before an annual meeting, our Secretary must receive written notice not earlier than the 100th day nor later than the 90th day prior to the anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, then, to be timely, notice by the stockholder must be so received no earlier than the day on which public disclosure of the date of such annual meeting is first and made not later than the tenth day following the earlier of the day notice of the meeting was mailed to stockholders or such public announcement was made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If held, the 2025 annual meeting of stockholders is expected to be held May 22, 2025. Advance written notice for certain business to be brought before the next annual meeting, if one is held, must be given to us no later than February 21, 2025 and no earlier than February 11, 2025. If notice is received after February 21, 2025 or earlier than February 11, 2025, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Nothing in this proxy statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

In order to be eligible for inclusion in the proxy materials for the Company’s 2025 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 3175 Highway 278, Covington, Georgia 30014, no later than December 13, 2024. If the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 days from May 22, 2025, any stockholder proposal must be received at a reasonable time before we print or mail proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In order to solicit proxies in support of director nominees other than the Company’s nominees for the Company 2025 Annual Meeting of Stockholders, a person must provide notice postmarked or transmitted electronically to the Company’s executive office, 3175 Highway 278, Covington, Georgia 30014, or AFBI@myaffinitybank.com, no later than March 24, 2025. Any such notice and solicitation will be subject to the requirements of the proxy rules adopted under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet website maintained by the SEC is https://www.sec.gov. You may also retrieve the Company’s SEC filings at its internet website at www.newtonfederal.com under the heading “Investor Relations” and then under the heading “Filings and Financials.” The information contained on our internet website, or any other internet site described herein, is not part of, and is not incorporated or deemed to be incorporated by reference into this proxy statement.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by references to that contract or other document filed as an exhibit with the SEC. The SEC’s rules allow the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement from the date those documents are filed, except for any information superseded by information contained directly in this proxy statement. The Company has filed the documents listed below with the SEC under the Exchange Act (file number 001-39914), and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 21, 2024;

•	Definitive Proxy Statement for the 2024 Annual Meeting of Stockholders, filed on April 12, 2024;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 9, 2024;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed on August 9, 2024; and

•	Current Reports on Form 8-K filed with the SEC on May 30, 2024 and June 4, 2024.

You may obtain any of the documents incorporated by reference from the SEC’s internet website described above. Documents incorporated by reference into this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference into such documents. Stockholders may obtain any and all documents incorporated by reference into such documents without charge, by requesting them in writing or by telephone from Laurel Hill Advisory Group, LLC at the following address and telephone number:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and brokers: (516) 933-3100

All others (toll-free): (888) 742-1305.

If you would like to request documents, please do so by October 28, 2024 to receive them before the special meeting. If you request any incorporated documents, the Company undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares of Company common stock at the special meeting. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement is dated September 23, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

ANNEX A

PURCHASE AND ASSUMPTION AGREEMENT

BY AND AMONG

ATLANTA POSTAL CREDIT UNION,

AFFINITY BANCSHARES, INC.,

AND

AFFINITY BANK, NATIONAL ASSOCIATION

MAY 30, 2024

A-i

A-ii

A-iii

A-iv

Section 12.14 Survival	A-51
Section 12.15 Transfer Charges and Assessments	A-51
Section 12.16 Time of the Essence	A-51
Section 12.17 Specific Performance	A-51

EXHIBITS

Exhibit 2.02(A)	Assignment and Assumption Agreement
Exhibit 3.01	Corporate Warranty Deed
Exhibit 3.02(A)	Bill of Sale and Assignment
Exhibit 3.10	Retirement Account Transfer Agreement
Exhibit 9.02(D)(13)	Limited Power of Attorney
Exhibit 9.02(D)(14)	Non-Solicitation Agreement
Exhibit 9.02(D)(15)	Voting Agreement

A-v

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of this 30th day of May, 2024, by and among Affinity Bancshares, Inc., a Maryland corporation (the “Holding Company”) and its wholly owned subsidiary, Affinity Bank, National Association (the “Seller”), a national bank having its home office in Covington, Georgia, and Atlanta Postal Credit Union (“Buyer”), a state chartered credit union organized under the laws of the state of Georgia having its home office in Atlanta, Georgia.

RECITALS

WHEREAS, the Board of Directors of Seller has declared it advisable and in the best interest of the Seller and its sole shareholder, the Holding Company, to sell substantially all of Seller’s assets and transfer substantially all of Seller’s liabilities to Buyer;

WHEREAS, similarly, the Board of the Holding Company has declared it advisable and in the best interest of the Holding Company and its shareholders for the Seller to sell substantially all of Seller’s assets and transfer substantially all of Seller’s liabilities to Buyer;

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors of Seller who are holders of shares of the common stock of Holding Company entered into a Voting Agreement, substantially in the form of Exhibit 9.02(D)(15) hereto, dated as of the date hereof, with Buyer, pursuant to which each director agreed, among other things, to vote all shares of common stock of Holding Company owned by such person in favor of the approval of this Agreement and the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, Buyer desires to acquire substantially all of the assets and assume substantially all of the liabilities of Seller;

WHEREAS, applicable provisions of federal law and the regulations of the Office of the Comptroller of the Currency (the “OCC”), the Official Code of Georgia Annotated, including, but not limited to the Financial Institutions Code of Georgia and the Georgia Business Corporation Code, and applicable regulations of the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“GDBF”) allow Seller to sell substantially all of its assets and transfer substantially all of its liabilities to Buyer (the “P&A Transaction”), ; and

WHEREAS, following the consummation of the P&A Transaction, and upon satisfaction of all of Seller’s debts and other obligations, it is the intent of the Holding Company and Seller that Seller will wind up its business and surrender its banking charter, the resulting entity will liquidate and dissolve and distribute all of its remaining assets to Holding Company (the “Bank Dissolution”), and thereafter, Holding Company will liquidate and dissolve upon satisfaction of all of its debts and obligations and distribution of all of its assets to the shareholders of Holding Company (the “Holding Company Dissolution”); provided,that the Bank Dissolution and Holding Company Dissolution may be accomplished by any alternative structure, including a merger of Seller with Holding Company, as Seller and Holding Company may determine, provided that any such structure does not result in an adverse change to the income tax consequences to the Parties to the Transactions contemplated by this Agreement, or materially impede or delay consummation of the P&A Transaction.

NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

“Account Loans” are those savings account loans and NOW, checking and other transaction account lines of credit associated with Deposits which consist of (a) all account loans secured solely by Deposits, if any, and (b) any overdraft, checking balances or checking account line of credit loan balances, if any.

“Accounts Receivable” means all accounts receivable reflected on Seller’s books and records as of the close of business on the Closing Date.

“Accrued Interest” means (a) with respect to Loans and Liquid Assets interest that is accrued but not credited through the close of business on the Closing Date and (b) with respect to Deposits and FHLB advances interest that is accrued but unposted through the close of business on the Closing Date.

“ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts.

“Acquisition” means (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving Seller or the Holding Company, whether in a transaction or series of transactions, (b) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a twenty percent (20%) voting or economic interest in either the Holding Company or Seller, or (c) any purchase of assets, securities or ownership interests representing an amount equal to or greater than twenty percent (20%) of the consolidated assets of the Holding Company or Seller, other than the transactions contemplated by this Agreement.

“Acquisition Proposal” means a proposal made by a third party after the date hereof to enter into an Acquisition.

“Affiliate” of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that party. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (a) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person; (b) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such Person; or (c) the ability to exercise a controlling influence over the management or policies of such Person.

“Allowance” means the specific and general reserves applicable to the Loans as determined by Seller in accordance with applicable regulatory standards and GAAP. Such Allowance as of December 31, 2023, with respect to each Loan is set forth on Section 1.01(a) of the Disclosure Schedule.

“Agricultural Loan” means a Loan secured by farm land (including farm residential and other improvements) or a Loan to finance agricultural production.

“Articles” has the meaning assigned in Section 5.02.

“Assets” means all assets of Seller, including tangible and Intangible Assets, the Leasehold Interests, the Liquid Assets, Seller Real Estate, OREO, Fixed Assets, the Loans, the Loan Documents, the Accounts

Receivable, BOLI, the Contracts, the Cash on Hand, the Intellectual Property, the Records, the Safe Deposit Boxes, the Bank Accounts, the Prepaid Expenses, the Other Assets, the Routing and Telephone Numbers, Email Addresses, supplies, inventory, and repossessed collateral, claims, demands, and causes of action by Seller or Holding Company against directors, officers and employees of Seller or Holding Company relating to their acts or omissions occurring on or prior to the Closing Date, but specifically excluding the Excluded Assets. Notwithstanding the foregoing, in no event will “Assets” be deemed to include any assets solely owned by Holding Company and not owned by Seller.

“Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat or motorcycle.

“Bank Accounts” means all of Seller’s deposit accounts, including, without limitation, those for payroll and cashier’s checks, other than the Seller Account.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banks in Atlanta, Georgia are authorized by law or executive order to be closed.

“Business Loan” means a term or revolving Loan to a commercial enterprise secured by personal property, real property, accounts receivable or a mixture of real property, personal property and accounts receivable, or unsecured.

“Buyer” has the meaning assigned in the first paragraph of this Agreement.

“Cash on Hand” means all petty cash, vault cash, ATM cash and teller cash, cash in cash recycling machines, and interactive teller machines, if applicable, located at any branch or other location of the Seller, in an ATM controlled by Seller, or otherwise in transit to or from a branch of the Seller. For purposes of clarity, Cash on Hand shall not include Retained Cash.

“Cause” means any of the following: (a) an employee’s refusal to substantially perform the employee’s material duties or carry out the lawful instructions of Buyer (other than as a result of total or partial incapacity due to physical or mental illness); (b) the conclusive finding of an employee’s fraud or embezzlement of Buyer’s property ; (c) an employee’s material dishonesty in the performance of his or her duties resulting in significant harm to Buyer; (d) an employee’s conviction of a felony under the laws of the United States or any state thereof or, where applicable, any equivalent offense (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; or (e) an employee’s gross misconduct in connection with the employee’s duties to Buyer which could reasonably be expected to be materially injurious to Buyer.

“Closing” and “Closing Date” have the meanings assigned to them in Section 4.01 of the Agreement.

“Closing Balance Sheet” has the meaning assigned to it in Section 2.03 of the Agreement.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.

“Code” has the meaning assigned in Section 5.17(a).

“Commercial Mortgage Loan” means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.

“Construction Loan” means a Loan, the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.

“Contracts” means the service and maintenance agreements, Data Processing Contracts, leases of personal and real property, and any other agreements, licenses and permits to which Seller is a party (including contracts relating to the Safe Deposit Boxes); provided, however, that, for purposes of clarification only, such contracts shall not include the Excluded Contracts.

“Data Processing Contracts” shall mean (a) the contracts by and among the Seller and the contract parties identified on Section 1.01(b) of the Disclosure Schedule, each as amended, and all attachments thereto; and (b) any other contracts for the provision of core processing, data processing or similar or related services.

“Deposit” or “Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act (“FDIA”) as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances, accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, other than the Bank Accounts, together with Accrued Interest thereon, if any.

“Disclosure Schedule” has the meaning assigned in the first paragraph of Article V.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, whether or not subject to ERISA, and any other plans, programs, policies, agreements or arrangements that provide compensation or benefits to any present or former employee, officer, director, or partner (or any dependent or beneficiary thereof) of the Seller and its subsidiaries, and (i) that is sponsored or maintained by the Seller and its subsidiaries, (ii) to which the Seller and/or its subsidiaries are parties, or (iii) with respect to which the Seller and/or its subsidiaries has any liability, including, without limitation, any bonus, incentive, deferred compensation, pension, profit-sharing, retirement, vacation, equity or equity-based, severance, termination, employment, change of control, retention, health, retiree health or welfare, life disability accident or other insurance, or other fringe benefit plan, program, policy, agreement or arrangement.

“Employee Pension Benefit Plan” means as defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means as defined in ERISA Section 3(1).

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.

“Environmental Laws” has the meaning assigned in Section 5.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning assigned in Section 2.01(c).

“Excluded Contracts” means (1) any “employee benefit plans” as defined in Section 3(3) of ERISA maintained, administered or contributed to or by Seller, or (2) any employment agreements or change in control agreements to which the Seller is a party, other than the Agreements identified in Section 5.17(c).

“Excluded Liabilities” has the meaning assigned in Section 3.13.

“Fair Market Value” means as to the Liquid Assets of the Seller, the market prices of those bonds and securities as reasonably determined and agreed to by Seller and Buyer as of the Closing Date.

“FDIC” has the meaning assigned in the recitals.

“Fee” has the meaning assigned in Section 10.03.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Fixed Assets” means all furniture, equipment, computers, servers, phone systems, computer wiring, trade fixtures, ATMs, office supplies, sales material, Deposit account forms, Loan forms and all other forms and similar items used in connection with the Seller’s banking business, and all other tangible personal property owned or leased by Seller, located in or upon one of the Seller’s branch offices, loan production offices, or used in the Seller’s business, and described on Section 3.02(b) of the Disclosure Schedule, which describes the Fixed Assets with reasonable particularity, indicates whether each Fixed Asset is owned or leased by Seller, includes the depreciated book value of those Fixed Assets updated as of December 31, 2023.

“Former Seller Employee” has the meaning assigned in Section 8.01(f).

“FRB” means the Board of Governors of the Federal Reserve System/Federal Reserve Bank of Atlanta.

“Funded Liquidation Accounts” has the meaning assigned in Section 7.26.

“GAAP” means generally accepted accounting principles as utilized in the United States and consistently applied by Seller.

“GDBF” has the meaning assigned in the Recitals.

“General Exceptions” has the meaning assigned in Section 5.01.

“Governmental Authority” means the Regulators, any court, and any other administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Materials” has the meaning assigned in Section 5.18(a).

“Home Equity Loan” means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage with no lower priority than a second mortgage priority on the applicable Mortgaged Property.

“Intangible Assets” shall mean goodwill, core deposit intangibles and any other intangible assets.

“Intellectual Property” shall mean all trademarks, trade names, service marks, patents, copyrights, logos and other intellectual property, IP addresses, website domain rights, whether registered, the subject of an application for registration, or unregistered, that are owned by Seller or Holding Company or licensed by Seller or Holding Company from a third party.

“IRA” means Individual Retirement Account.

“IRS” means Internal Revenue Service.

“Law” means any federal, state, or local statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

“Liabilities” means the liabilities defined in Section 2.02 hereof.

“Liquid Assets” means all bonds and other investment securities (including FHLB stock) owned by Seller on the Closing Date, together with Accrued Interest thereon, if any, and including any amounts due to or from brokers or custodians. A list of such bonds and investment securities owned as of December 31, 2023 (including the book value and market value thereof), is set forth in Section 5.06 of the Disclosure Schedule.

“Liquidation Account Participants” has the meaning set forth in the definition of Liquidation Accounts.

“Liquidation Account Value” has the meaning set forth in Section 7.26.

“Liquidation Accounts” means the inchoate interest of certain Seller’s depositors who were members of Affinity Bancshares, MHC, prior to its conversion to stock form (“Liquidation Account Participants”) to receive distributions upon the liquidation of Seller pursuant to applicable Law.

“Loan Debtor” and “Loan Debtors” means an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.

“Loan Documents” means, with respect to each Loan, the constituent documents relating thereto, including, without limitation, the loan applications, appraisal reports, title insurance policies, promissory notes, and other evidences of indebtedness, mortgages, deeds of trust, loan agreements, pledge agreements, collateral assignments, security agreements, guarantees, participation agreements, intellectual property security agreements, legal opinions, intercreditor agreements, original stock powers, stock certificates, uniform commercial code financing statements, and all amendments, modifications, supplements, if any, and workout or forbearance agreement, and other information contained in the Loan file.

“Loan” and “Loans” means all the loans owned by Seller, each of which is either an Account Loan, an Agricultural Loan, a Construction Loan, a Residential Mortgage Loan, a Commercial Mortgage Loan, an Auto Receivable, a Business Loan or an Unsecured Loan,, including any unposted or in transit loan credits or debits, and all retained rights of Seller to service previously originated and sold Loans, including any Loans that have been charged off in full against the Allowance prior to the Closing Date. For purposes of this Agreement, Loans shall include any loans in which Seller has sold a participation interest to another third party, as well as participation interests owned by Seller in connection with loans originated by another lender.

“Material Adverse Effect” means any change, event or effect, including pending or anticipated litigation, that is both material and adverse to (a) the financial condition, results of operation, Assets or business of the Seller, or (b) the ability of the Seller or Holding Company to perform its respective obligations under this Agreement; provided, that the following shall not be deemed to have or contribute to, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) the effects of any change attributable to or resulting from changes in political, economic or market conditions or in general levels of interest rates, (ii) changes or events, after the date hereof, affecting the financial services industry generally, (iii) changes or proposed changes after the date hereof in applicable law, (iv) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (v) changes or proposed changes after the date hereof in GAAP or authoritative interpretations thereof or regulatory accounting requirements applicable to banks generally, (vi) employee terminations or resignations after announcement of this Agreement, (vii) the issuance or compliance with any directive or order of any Regulator, (viii) the execution and delivery of this Agreement or any actions taken by Seller pursuant to the terms of this Agreement or with the written consent of Buyer, or (ix) the impact of any natural disaster, including, without limitation, flood, earthquake, hurricane, or tornado.

“Maximum Amount” has the meaning assigned in Section 8.05(b) hereof.

“Mortgage” means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan.

“Mortgaged Property” means real property encumbered by a Mortgage.

“Multiemployer Plan” has the meaning as defined in ERISA Section 3(37).

“NCUA” has the meaning assigned in the recitals.

“OCC” has the meaning assigned in the recitals.

“OREO” shall mean other real estate owned by Seller or an affiliate of Seller, as such real estate is classified on the books of Seller, as identified in Section 1.01(d) of the Disclosure Schedule (which shall be updated through the Closing Date).

“Other Assets” means all assets of the Seller at the close of business on the Closing Date not otherwise enumerated herein, other than the Excluded Assets.

“Other Liabilities” means all obligations and liabilities of Seller, and all claims, demands, and causes of action against Seller, in each case whether or not known, whether liquidated or unliquidated, whether absolute or contingent, and whether asserted or unasserted, other than the Excluded Liabilities.

“Party” means each party to this Agreement.

“Permitted Encumbrances” means (a) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the ordinary course of business, (b) Encumbrances for taxes not yet due and payable or that are being contested in good faith (c) minor exceptions or defects in title to real property or recorded easements, rights-of-way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use or operation thereof, and (d) zoning and similar restrictions on the use of real property.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), Governmental Authority or other entity.

“Plan of Dissolution” shall mean the plan for the purposes of winding up, liquidating and dissolving the Seller to be submitted to the OCC.

“Prepaid Expenses” means the prepaid expenses recorded or reflected on the books of Seller at the close of business on the Closing Date (including, without limitation, prepaid FDIC deposit premiums relating to the Deposits).

“Purchase Price” has the meaning assigned in Section 4.02 hereof.

“Purchase Price Allocation” has the meaning assigned in Section 3.11.

“Real Estate” means the Seller Real Estate and the OREO.

“Records” means (a) all open records and original documents relating to the Loans, Safe Deposit Boxes, the Bank Accounts, the Other Assets, or the Deposits; and (b) an account history of all accounts related to Deposits, Loans, Cash on Hand, Liquid Assets, the Bank Accounts, and Safe Deposit Boxes. Records includes but is not limited to signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Retirement Account agreements, Safe Deposit Box records, computer records, and other records and documents (electronic or otherwise) related to the Assets, the assumed Liabilities, and Seller’s business (other than those relating to the Excluded Assets and the Excluded Liabilities).

“Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the Deposit account and the third party receiving the payments directly.

“Regulators” means the FDIC, FRB, GDBF, NCUA and OCC, as applicable.

“Residential Mortgage Loan” means a Loan secured by a Mortgage on one-to four-unit residential real estate.

“Retained Cash” means cash to be retained by Holding Company in the amount of (a) $75,000, the purpose of which is to pay for third party costs and expenses incurred after the Closing in connection with the Bank Dissolution and Holding Company Dissolution and (b) an amount mutually agreed upon by Buyer and Seller in connection with federal, state and local income taxes resulting from the P&A Transaction being structured as a purchase and assumption of the Assets and Liabilities, provided, however, that such amount shall be reduced by the amount of cash and value of other assets less other liabilities at the Holding Company as of Closing. To the extent that any Transaction Expenses cannot be paid by Seller prior to Closing, Retained Cash shall include an amount equal to such unpaid Transaction Expenses.

“Retirement Accounts” means any Deposit account, generally known as IRAs, Keoghs or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.

“Return Items” has the meaning assigned in Section 5.13(b)(1).

“Routing and Telephone Numbers, and Email Addresses” means (a) the routing number of the Seller used in connection with Deposits, (b) upon approval from the Board of Governors of the Federal Reserve System (“FRB”) of the transfer of this number to Buyer under the name Atlanta Postal Credit Union, and the telephone and facsimile numbers associated with the Seller and (c) the use and access to all email addresses and email accounts held by Seller.

“Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted through one of the Seller’s branches as of the close of business on the Closing Date.

“Seller” has the meaning assigned in the introductory paragraph of this Agreement.

“Seller Account” means an account designated by Seller, into which (a) Seller shall deposit the Retained Cash, and (b) Buyer shall by wire transfer of immediately available funds pay the Purchase Price.

“Seller Real Estate” means the real estate, buildings and fixtures owned by Seller as of the date hereof, excluding OREO, described in Section 1.01(e) of the Disclosure Schedule.

“Special Meeting” means the special meeting of the shareholders of Holding Company held for the purpose of voting on this Agreement and consummation of the Transactions.

“Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of Holding Company (after consultation with its outside legal counsel and its independent financial advisor), taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (a) if accepted, is reasonably expected to be completed, and (b) if consummated, is reasonably likely to result in a more favorable transaction than the Transactions for Holding Company and its shareholders and other relevant constituencies.

“Tax” means any (a) tax, charge, fee, levy, penalty or other assessment imposed by any Governmental Authority, including income, franchise, profits, margin, gross margin, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, workers compensation, sick pay, disability, registration and other tax, assessment, charge, duty, interest, fee, levy or other similar governmental charge of any kind whatsoever, whether disputed or not, together with any estimated tax, deficiency assessment, addition to tax, charge, duty, levy, penalty and interest thereon; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, information return, claim for refund, statement, or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.

“Taxpayer Information” has the meaning assigned in Section 11.08.

“TIN” means Taxpayer Identification Number.

“Transactions” shall mean all transactions contemplated by this Agreement, including the P&A Transaction, the Bank Dissolution and the Holding Company Dissolution.

“Transaction Expenses” means the aggregate amount for (a) all of the reasonable, documented, out-of-pocket fees and expenses incurred by Seller in connection with the negotiation and documentation of this Agreement and consummation of the Transactions, including all reasonable, documented, out-of-pocket fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, advisors or accountants (including any brokers’ fees and fees paid to third parties in connection with valuation services related to restrictive covenant agreements), and termination and reasonable deconversion costs mutually agreed to by Buyer and Seller, (b) all stay bonuses paid by Seller in accordance with Section 8.01(f), change of control, termination, phantom equity or similar payments due by Seller to any person under any plan, agreement or arrangement of Seller, which obligation, in each case, is payable or becomes due as a result of the consummation of any of the Transactions or a termination of service in connection with or following a “change in control” of Seller, including all payroll and other taxes that are payable by Seller in connection with the payment of such liability and, for the avoidance of doubt, any severance or similar payments made by Seller to employees of Seller who are not offered employment with Buyer following the Closing Date; (c) the costs and expenses incurred or to be paid by Seller in connection with the transfer or conveyance of the Assets to Buyer, (d) the costs and expenses incurred by Seller in connection with the regulatory and shareholder approval processes related to the Transactions; (e) the trailing liabilities and obligations including termination fees associated with any Contracts or secondary market relationships terminated (or which a notice of termination is sent by Seller) on or prior to the Closing Date.

“Unfunded Commitment” means the commitment of Seller to fund additional advances under any Loan, or under any new unfunded Loan commitment on and after the Closing Date.

“Unsecured Loan” means a loan which is not secured by assets of the Loan Debtor or Loan Debtors or any third party.

“Withholding Obligations” has the meaning assigned in Section 11.03.

“Wrongful Acts” means any intentional misrepresentation to Buyer, fraud of Seller, or other willful misconduct by Seller or Holding Company in connection with this Agreement or the Transactions.

Section 1.02 Knowledge. Whenever any statement in this Agreement or in any list, certificate or other document delivered to any Party pursuant to this Agreement is made with reference to “Knowledge” such knowledge is defined so that, when any statement in this Agreement or in any list, certificate or other document delivered pursuant to this Agreement to any party hereto is made “to the Knowledge” or “to the best Knowledge” or similar phrases, of Seller, Holding Company or Buyer, such Knowledge shall mean facts and other information that are known or should have been known after due inquiry by (i) the directors and executive officers of Seller and Holding Company, or (ii) the directors and executive officers of Buyer, as applicable.

Section 1.03 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Disclosure Schedule references are to the Articles, Sections, Exhibits and Disclosure Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

TERMS OF PURCHASE AND SALE

Section 2.01 Assets.

(a) Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Assets free of all Encumbrances other than Permitted Encumbrances.

(b)	Purchase Price.

(i) In consideration for the Seller’s Assets acquired by Buyer under the Agreement, Buyer shall assume the Liabilities (other than the Excluded Liabilities) and pay in cash to Seller at Closing in an amount equal to $22.50 per share of Holding Company stock outstanding as of Closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”); plus

(ii) In accordance with the terms and subject to the conditions of any such option award agreements, at Closing, Buyer shall pay in cash an amount equal to the excess of $22.50 per share over the respective exercise price of the 640,766 shares of stock options outstanding as of Closing with a weighted average exercise price of $12.58 per share (the “Option Consideration”); plus

(iii) In consideration for the satisfaction of Seller’s Liquidation Accounts, Buyer shall pay in cash an amount equal to the final value of the Liquidation Accounts, which as of December 31, 2023 was valued at approximately $14,100,000 (the “Depositor Liquidation Payment”).

(iv) The aggregate amount of the Stock Consideration, the Option Consideration, and the Depositor Liquidation Payment shall be $159,838,000 (the “Purchase Price”), subject to adjustment based on the actual number of shares of Holding Company stock outstanding as of Closing following the termination of the Affinity Bank Employee Stock Ownership Plan, the actual number of Holding Company options outstanding as of the Closing and the value of the Liquidation Accounts as of the Closing, and further subject to adjustment as set forth herein.

(v) In addition to the Purchase Price, Seller shall retain the amount of cash set forth in the definition of Retained Cash. Without limiting the foregoing, the Purchase Price will not be adjusted as the result of the implication of Taxes asserted against the Purchase Price, whether realized by Seller or Holding Company. In addition, in the event the calculation of the Taxes asserted against the Purchase Price, as estimated as of Closing, is less than $17,500,000, the Purchase Price shall be increased by an amount such that the resulting Purchase Price plus Taxes shall have increased by fifty cents ($0.50) for every such dollar that the Taxes asserted against the Purchase Price, as estimated as of Closing and prior to any such increase in Purchase Price, is less than $17,500,000 (an example of such calculation is attached hereto as Section 2.01(b)(v) of the Disclosure Schedule). Prior to Closing, Seller shall provide Buyer with a statement setting forth Seller’s good faith calculation of the Purchase Price (and the tax payment, net of cash and other assets less other liabilities at the Holding Company as of Closing, to be made by Buyer in respect of the double taxation, as well as any increase in the Purchase Price resulting from the calculation of Taxes asserted against the Purchase Price) to be paid by Buyer at Closing, including a calculation of each of the adjustments set forth in Section 2.03(b)(vi) (the “Settlement Statement”). If Buyer disagrees with Seller’s calculations in the Settlement Statement, the parties will cooperate in good faith to agree upon a revised Settlement Statement and the Closing Date shall be postponed until such time as the parties agree upon a revised Settlement Statement.

(vi) In the event that Holding Company permitted or allowed for a distribution or dividend of net income (a “Dividend”) realized by Holding Company during the period commencing from the Effective Date through the Closing Date (“Prohibited Dividend Period”), the Purchase Price shall be reduced on a dollar for dollar basis by an amount equal to the amount of such Dividends actually made by Holding Company to its shareholders during the Prohibited Dividend Period.

(c) Excluded Assets. It is understood and agreed that Seller shall retain, and Buyer shall not acquire, any right or interest in any of the following assets (the “Excluded Assets”): (i) deferred tax assets on the financial books and records of the Seller, (ii) the Retained Cash, (iii) all tax refunds, if any, (iv) claims, demands, and causes of action by Seller against directors, officers and employees of Seller relating to their acts or omissions occurring on or prior to the Closing Date, (v) all books and records related to the Seller’s income taxes, (vi) other than with respect to BOLI, the sponsorship of, and all rights in connection with, and the assets associated with, any Benefit Plan of Seller and any other benefit or compensation plan, program, policy, agreement, or arrangement of any kind (including all assets, trusts, insurance policies and administrative service contracts related thereto) at any time sponsored, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or under or with respect to which Seller has (or has had) any liability or obligation, including on account of an ERISA Affiliate or on account of Buyer or any of its Affiliates being deemed a successor of the Seller, and (vii) the Funded Liquidation Accounts provided for in Section 7.26. For the avoidance of doubt, all Excluded Contracts shall be retained by Seller and Buyer shall not acquire any right or interest with respect to the Excluded Contracts and assumes no responsibility or liability with respect thereto.

Section 2.02 Liabilities. Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, the following obligations, debts and liabilities of Seller (the “Liabilities”):

(a) Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as Exhibit 2.02(A);

(b) Assumption of Loans. All obligations and duties of Seller under and pursuant to the Loan Documents as of the Closing Date, including, without limitation, the obligation to fund Unfunded Commitments, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A);

(c) FHLB Advances. All obligations of Seller relating to advances from the FHLB, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A); and

(d) Other Liabilities. All obligations of Seller with respect to the Other Liabilities, pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

(e) Employee Paid Time Off. All liabilities related to accrued vacation or paid time off owing to employees, independent contractors or other persons, including Former Seller Employees.

(f) Other Debt Obligations or Liabilities Assumed. It is understood and agreed that (i) except for the Excluded Liabilities, Buyer shall assume and be liable for any and all of the debts, obligations, liabilities of, and claims, demands and causes of action against, Seller of any kind and nature whatsoever, and (ii) Buyer shall assume and be liable for all termination fees, conversion fees and other fees, expenses and payments required in connection with the assignment or termination of the Data Processing Contracts.

Section 2.03 Closing Balance Sheet.

(a) Not less than five (5) Business Days prior to the month in which the Closing Date occurs, Seller shall deliver to Buyer a balance sheet for the Seller as of the Closing Date reflecting Seller’s good faith estimate of the accounts of Seller as of the Closing Date, prepared in conformity with past practices and policies of Seller and in accordance with GAAP (the “Closing Balance Sheet”). The Closing Balance Sheet shall also include a calculation of Transaction Expenses, estimated as of the Closing. Buyer shall have the opportunity to review the Closing Balance Sheet and related information and, not less than two (2) Business Days prior to the Closing Date, Buyer shall notify Seller of any objections Buyer has to the Closing Balance Sheet. Prior to Closing, Seller and Buyer shall agree upon the information and calculations set forth on the Closing Balance Sheet.

(b) Within fifteen (15) Business Days after the Closing Date, Seller shall deliver to Buyer a final balance sheet (the “Final Balance Sheet”), that shall include appropriate post-closing adjustments based upon actual performance as of the Closing Date and transactions that occurred prior to the Closing Date but that were not reflected in the Closing Balance Sheet, if any. The Final Balance Sheet will also include a calculation of the Transaction Expenses. Buyer shall notify Seller of any disputes with respect to the Final Balance Sheet within five (5) Business Days of Buyer’s receipt thereof.

(c) If Buyer delivers notice of a dispute (a “Dispute Notice”) with respect to the Final Balance Sheet to Seller within seven (7) Business Days of its receipt thereof in accordance with Section 2.03(b) and Buyer and Seller are unable to agree on the Final Balance Sheet within thirty (30) days after the Closing Date, either Buyer or Seller may submit the matter to an independent accounting firm of national standing mutually agreed to by Seller and Buyer (the “Independent Accounting Firm”); provided, that, if Seller and Buyer cannot mutually agree on the selection of the Independent Accounting Firm, then Seller and Buyer shall each select an independent accounting firm and the accounting firms selected by each of Seller and Buyer shall then mutually select an independent accounting firm of national standing that shall act as the Independent Accounting Firm. The Independent Accounting Firm shall then determine all disputed portions of the Final Balance Sheet in accordance with the terms and conditions of this Agreement, which determination will be final and binding on the Parties, absent manifest error. Buyer and Seller shall bear the percentage of the fees and expenses of the Independent Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other Party by the Independent Accounting Firm. If Buyer does not timely deliver a Dispute Notice to Seller, then Buyer will be deemed to agree with the Final Balance Sheet provided by Seller. The Final Balance Sheet, as agreed upon by Buyer and Seller or as determined by the Independent Accounting Firm pursuant to this subsection, shall be final and binding upon the Parties.

ARTICLE III

TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer, as described in Section 3.01 through Section 3.14 of this Article III:

Section 3.01 The Real Estate. All of Seller’s right, title and interest on the Closing Date in and to (a) the Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith and (b) real estate leasehold interests arising under lease agreements pertaining to any of Seller’s locations and used in the operation of Seller’s business as of the date hereof described in Section 3.01 of the Disclosure Schedule (the “Leasehold Interests”). Seller shall cause a limited warranty deed in the form of Exhibit 3.01 to be delivered to Buyer on the Closing Date with respect to the Real Estate. All Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except Permitted Encumbrances and other similar restrictions of record which do not have a Material Adverse Effect on the affected parcel of Real Estate).

Section 3.02 Fixed Assets.

(a) All of Seller’s right, title, and interest in and to the Fixed Assets free and clear of all Encumbrances other than rights of lessors under leases. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit 3.02(A) to be delivered to Buyer on the Closing Date to effect such transfer.

(b) Section 3.02(b) of the Disclosure Schedule sets forth the Fixed Assets, including the tangible personal property situated at all Seller locations including furniture, fixtures, equipment, which schedule identifies each item of such personal property with reasonable particularity, and describing any Encumbrances thereon. Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Section 3.02(b) of the Disclosure Schedule, ordinary wear and tear excepted, provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense or provide a credit, in an amount mutually agreed to by Seller and Buyer, to the Buyer for such Fixed Asset. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.

Section 3.03 Loans. Section 3.03 of the Disclosure Schedule sets forth a list of the Loans. All Loans (and related Loan Documents and Seller’s interest in the collateral associated therewith), as of the close of business on the Closing Date, as reflected on the books and records of Seller, including Accrued Interest thereon as of the close of business on the Closing Date, will be assumed by Buyer pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

Section 3.04 Liquid Assets. All Liquid Assets shall be assigned to Buyer by Seller pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A) as of the close of business on the Closing Date.

Section 3.05 Cash on Hand. All Cash on Hand and any cash located at other Seller locations including in ATM machines as of the close of business on the Closing Date, shall be transferred by Seller pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).

Section 3.06 Records, Routing and Telephone Numbers and Email Addresses. All Records related to the Assets transferred or Liabilities assumed by Buyer hereunder and the Routing and Telephone Numbers as of the close of business on the Closing Date pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A). Further, Seller shall transfer to Buyer all information related to its website domain and related hosting package, all social media accounts, customer email lists, and any marketing related materials, including all log-in credentials for each platform or online directory utilized by Seller for marketing and promotion.

Section 3.07 Contracts and Bank Accounts. All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts and Bank Accounts pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(A).

Section 3.08 Accounts Receivable. All Accounts Receivable of Seller shall be transferred to Buyer pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).

Section 3.09 Safe Deposit Boxes and Other Assets. All of the Safe Deposit Boxes and Other Assets of Seller shall be transferred to Buyer pursuant to a Bill of Sale and Assignment attached hereto as Exhibit 3.02(A).

Section 3.10 Retirement Accounts. With regard to each Retirement Account all of Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, pursuant to the Retirement Account Transfer Agreement attached hereto as Exhibit 3.10. Pursuant to the terms of such Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary and administrative relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.10, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and/or third party administrator and succeed to all such fiduciary and administrative relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred or entered into such fiduciary relationships.

Section 3.11 Allocation. Buyer and Seller agree that the allocation of the Purchase Price will be made based on the relative Fair Market Value of the assets and liabilities acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes (the “Purchase Price Allocation”). The Parties shall start the process to complete the Purchase Price Allocation by no later than thirty (30) days after the date of this Agreement. Such Purchase Price Allocation shall be mutually agreed to by Buyer and Seller prior to the Closing Date and will be consistently reflected by each party on their federal income tax returns, if any and similar documents, including, but not limited to, Internal Revenue Service Form 8594. No party shall file any document or assert any position that conflicts or is inconsistent with such Purchase Price Allocation, and each party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each party shall cooperate fully with the other in filing Form 8594.

Section 3.12 Destruction of Property. Seller will give Buyer prompt written notice of (a) any material fire or casualty on any of the Assets, and (b) any actual or threatened condemnation of all or any part of any of the Real Estate or Leasehold Interests. In such event, Seller shall (y) assign, transfer and set over unto Buyer all right, title and interest Seller has in and to any condemnation award, casualty award, insurance policy, insurance payment, or any manner of payment whatever in any way related to the condemnation or casualty, and (z) in the event of a casualty, extend Buyer a credit against the Purchase Price in the amount of any deductible carried under any policy of insurance.

Section 3.13 Excluded Liabilities. It is understood and agreed that Buyer shall not assume or be liable for (a) any costs and expenses of Seller relating to the negotiation or consummation of the Transactions, the winding up, liquidation and dissolution of Seller and Holding Company and the preparation and filing of Seller’s final income tax returns, including without limitation, fees and expenses of counsel, accountants or investment bankers, (b) any federal, state, county or local income taxes of Seller, (c) any liabilities of Seller for federal, state, county or local income taxes on the Purchase Price, (d) any liabilities under any Employee Benefit Plan maintained, administered or contributed to by Seller, (e) any liability relating to any Wrongful Acts of Seller; or (f) any liability or obligation under the Excluded Contracts, as identified on Section 3.13 of the Disclosure Schedule (collectively, the “Excluded Liabilities”). Except as otherwise provided herein, all Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or liability with respect thereto.

ARTICLE IV

CLOSING

Section 4.01 Closing Date. Subject to the fulfillment or waiver of all the terms and conditions contained in Article IX the consummation of the Transactions shall take place via the electronic exchange and release of signature pages (“Closing”) to be held at a date and time mutually agreeable by the parties; provided, if the parties are unable to agree, the Closing shall be on the latest to occur of (a) the fifth (5th) Business Day or, (b) the first Friday (so long as it is a Business Day) of the calendar month immediately following the fulfillment or waiver of all of the terms and conditions contained in Article IX of this Agreement other than those conditions that by their nature may only be fulfilled on the Closing Date. The date on which the Closing is to be held is herein called the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. Eastern Time on the Closing Date, and the Seller’s locations will close for business not later than 5:00 p.m. Eastern Time on the Closing Date.

Section 4.02 Purchase Price. The cash amount owed to Seller by Buyer pursuant to Section 2.01(b) will be deposited by Buyer in the Seller Account in immediately available funds on the Closing Date.

Section 4.03 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.02(d) of this Agreement, and on the Closing Date, Seller shall deliver possession of the Assets to Buyer.

Section 4.04 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.01(d) of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDING COMPANY

On or prior to the date hereof, Seller has delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s or Holding Company’s covenants contained in Article VII. The mere inclusion of an item in Seller’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception, fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Seller. Any disclosure made with respect to a section of Article V shall be deemed to qualify any other section of Article V if its relevance to the information called for in such section or subsection is reasonably apparent on its face.

Holding Company and Seller represent and warrant to Buyer, as follows:

Section 5.01 Organization and Authority.

(a) Seller is a national bank, validly existing, and in good standing (to the extent applicable) under the laws of the United States with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Seller of this Agreement is within its corporate power and have been duly authorized by all necessary corporate action on its part, subject to the approvals referred to in Section 5.02(iv). This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “General Exceptions”).

(b) Holding Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. Holding Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and the applicable regulations and interpretations of regulatory authorities responsible for implementing such statute. The execution, delivery, and performance by Holding Company of this Agreement is within its corporate power and have been duly authorized by all necessary corporate action on its part, subject to the approvals referred to in Section 5.02(iv). This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 5.02 Conflicts; Consents; Defaults. Neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions will (a) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, Law, contract, instrument or commitment to which Seller is a party or by which it is bound, which breach or default would have a Material Adverse Effect on Seller, (b) violate the Articles of Incorporation (the “Articles”) or bylaws of Seller, (c) require any consent, approval, authorization or filing under any Law, judgment, order, writ, decree, permit, license or agreement to which Seller is a party, or (d) require the consent or approval of any other party to any material contract, instrument or commitment to which Seller is a party, in each case other than any required approvals of this Agreement and the Transactions by the Regulators and the shareholders of Seller.

Section 5.03 Financial Information. The Holding Company’s audited consolidated balance sheet as of December 31, 2023 together with the notes thereto, and the Seller’s unaudited balance sheet of Seller as of March 31, 2024, and related unaudited income statement for the three (3) months ending March 31, 2024 (collectively referred to herein as “Seller Financial Statements”), copies of which have been provided to Buyer, have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be disclosed therein, and in the case of interim statements, for the absence of footnotes and normal year-end adjustments) and fairly present, in all material respects, the results of operations of the Seller, as of the dates and for the periods indicated.

Section 5.04 Absence of Changes. No events or transactions have occurred since December  31, 2023 which have resulted in a Material Adverse Effect as to Seller.

Section 5.05 Title to Real Estate.

(a) Seller has good, marketable and insurable title, free and clear of all Encumbrances (except for Permitted Encumbrances and other restrictions which do not have a Material Adverse Effect to the Seller Real Estate). To the Knowledge of Seller, the Seller Real Estate complies in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and to Seller’s Knowledge there are no condemnation proceedings pending or threatened with respect to the Seller Real Estate. Each parcel of Real Estate, the Leasehold Interests, and fixtures located thereon are in good operating condition and repair, subject to normal wear and tear, has no material defects and is in suitable condition for its current use by Seller.

(b) Except as may be set forth in Section 5.05(b) of the Disclosure Schedule, there is no option to purchase, right of first offer, right of first refusal or other provision granting any person any right to acquire any Seller Real Estate.

(c) All certificates of occupancy and all other material permits, consents and certificates required by all Governmental Authorities for Seller to operate at the Seller Real Estate have been issued and paid for, and are in full force and effect; there are no agreements, consent orders, decrees, judgments, licenses, permits, conditions or other directives, issued by a Governmental Authority which requires any change in the present use or operations of Seller at the Seller Real Estate.

(d) There are no defects in the buildings, improvements and structures and fixtures located on or at the Seller Real Estate which would materially impair or impact the conduct of the business by Buyer immediately following the Closing Date. The mechanical, electrical, plumbing, heating, ventilation, air conditioning and other systems servicing the Seller Real Estate are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which could reasonably be expected to materially impair or impact the conduct of the ordinary course of business immediately following the Closing Date.

(e) All utilities currently servicing the Seller Real Estate are installed, connected and operating, with all charges due and owing paid in full. The Seller Real Estate are served by all utilities reasonably required to operate the business in accordance with past practices and there are no inadequacies in any material respect with respect to such utilities, and no fact or condition exists which would result in the termination of or unduly burdensome restriction on the future access from the Seller Real Estate to any presently existing highways or roads adjoining or situated on the Seller Real Estate or to any sewer or other utility facility servicing, adjoining or situated on the Seller Real Estate.

Section 5.06 Title to Assets Other Than Real Estate. Seller is the lawful owner of and has good and marketable title to the Loans, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, the Fixed Assets and the Other Assets owned by it, free and clear of all Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to any Loans, the Fixed Assets owned by it, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, all Records and the Other Assets, free and clear of all Encumbrances, other than Encumbrances in favor of the FHLB or the FRB with respect to certain of the Loans and investment securities. A list of the Liquid Assets of Seller as of March 31, 2024 (including the book value and market value thereof) is set forth in Section  5.06 of the Disclosure Schedule.

Section 5.07 Loans. Section 5.07 of the Disclosure Schedule (a) indicates, with respect to each Loan, whether (i) each Loan is in default or, to Seller’s Knowledge, there is any event applicable to each Loan that, with the giving of notice or the passage of time, would constitute an event of default, or (ii) each Loan is classified by Seller as substandard, doubtful, or loss or is on non-accrual status, pursuant to Seller’s written policies and procedures made available to Buyer; and (b) with respect to Unsecured Loans that are greater than or equal to $25,000, indicates whether such Loan has been charged-off since December 31, 2023, under Seller’s written policies and procedures. Seller has separately provided to Buyer a list of each Loan as with reasonable particularity, including the unpaid principal balance of each Loan and the Unfunded Commitment as of March 31, 2024. Seller represents and warrants as to each Loan that, except as may be set forth in Section 5.07 of the Disclosure Schedule:

(a) Except as set forth in Section 5.07(a) of the Disclosure Schedule, Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged, and Seller has good and marketable title thereto. Seller has the full right, subject to no interest or participation of, or agreement with, any other party, to sell and assign the Loan to Buyer, free and clear of any right, claim or interest of any person or entity, and such sale and assignment to Buyer will not impair the enforceability of the Loan.

(b) Except for any Unfunded Commitment, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to him or her, or by payment made on his or her approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment in each case as of March 31, 2024, is as stated on Section 5.07(b) of the Disclosure Schedule.

(c) To Seller’s Knowledge, each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof, subject to the General Exceptions. To the Knowledge of Seller, all parties to the Loan Documents had legal capacity to enter into the Loan Documents, and the Loan Documents have been duly and properly executed by such parties.

(d) All Laws affecting the origination, administration and servicing of the Loans prior to the Closing Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, the Fair Debt Collection Practices Act, the Military Lending Act, the Small Business Act, and equal credit opportunity and disclosure laws, have been complied with in all material respects, except where the failure to do so would not have a Material Adverse Effect. Without limiting the generality of the foregoing, Seller has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to any obligor or guarantor, including a third-party pledgor, with respect to the Loan Documents (as defined below) relating to a Loan (the “Loan Debtor”) under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures except where the failure to do so would not have a Material Adverse Effect. Section 5.07(d) of the Disclosure Schedule contains a list of all Loans (including outstanding balance, interest rate and collateral) to directors, officers or any other person subject to Regulation O, 12 C.F.R. Part 215, and such Loans are in conformity in all material respects with all regulatory requirements and currently performing.

(e) To Seller’s Knowledge, the Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents, except such defenses arising by virtue of the General Exceptions.

(f) Except as set forth on Section 5.07(f) of the Disclosure Schedule, as of the date hereof, (i) no Loan is in payment default, nor, to Seller’s Knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; (ii) no Loan is classified as substandard, doubtful, or loss or is on non-accrual status; and (iii) all loans have been graded in accordance with the Seller’s policies and regulatory requirements.

(g) Seller has not (i) modified such Loan in any material respect (ii) waived any material provision of or default under such Loan or the related Loan Documents or (iii) agreed to forebear from exercising its rights at Law or under the applicable Loan Documents with respect to any Loan, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the Loan Documents.

(h) Seller has taken all commercially reasonable actions to cause each Loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant Loan approval report for such Loan including, if necessary, by the filing of Uniform Commercial Code Financing Statements.

(i) To the Seller’s Knowledge, the Loan Debtor is the owner of all collateral for such Loan, free and clear of any Encumbrance except for the security interest in favor of Seller and any other Encumbrance expressly permitted under the relevant loan approval request.

(j) Origination and servicing of all loans issued under the Small Business Administration (the “SBA”) 7a lending program are in material compliance with the specifications, regulations and requirements of the SBA.

Section 5.08 Residential and Commercial Mortgage Loans, Certain Business Loans and Certain Agricultural Loans. Except as set forth in Section 5.08 of the Disclosure Schedule, Seller represents and warrants as to each “Residential Mortgage Loan” (as defined by 15 U.S.C. § 1602(5)), each loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property (“Commercial Mortgage Loan”) and each term or revolving loan to a commercial enterprise secured by personal property or a mixture of real and personal property, or unsecured (“Business Loan”) that is secured in whole or in part by a

Mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan that:

(a) The Mortgage is a valid first lien on the Mortgaged Property securing the related Loan (or a subordinate lien if expressly permitted under the relevant Loan approval report), and the Mortgaged Property is free and clear of all Encumbrances having priority over the first lien (or if a junior priority lien, such junior priority lien) (i) has priority over any other lien that is known to Seller, (ii) is not identified in the relevant loan approval as having priority over the junior priority lien, and (iii) was supported by a sufficient equity pursuant to Seller’s applicable underwriting standards at the time such Home Equity Loan was originated) of the Mortgage, except for Permitted Encumbrances, and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, the permitted lien of the senior mortgage or deed of trust.

(b) To Seller’s Knowledge, the Mortgage contains customary provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by the power of sale for mortgage foreclosure or judicial foreclosure.

(c) Except as set forth in the Loan Documents, all of which actions were taken in the ordinary course of business, Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the Encumbrance granted by the Mortgage; or (iii) executed any instrument of release, cancellation, forbearance, modification, or satisfaction.

(d) To Seller’s Knowledge, all taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Except as set forth in the Loan Documents, Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor.

(e) To Seller’s Knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and no Mortgaged Property is materially damaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.

(f) To Seller’s Knowledge, (i) the Mortgaged Property is free and clear of all mechanics’ liens or liens in the nature thereof, and (ii) no rights are outstanding that under law could give rise to any such Encumbrance.

(g) To Seller’s Knowledge, (i) all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and (ii) no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by the Seller’s written underwriting guidelines provided to Buyer.

(h) The Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, and the Loan is not usurious.

(i) Each Loan for which private mortgage insurance was required by Seller under its underwriting guidelines is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid.

(j) No claims have been made under any Lender’s Title Insurance Policy respecting any of the Mortgaged Property, and, to Seller’s Knowledge, Seller has not done, by act or omission, anything which would impair the coverage of any such Lender’s Title insurance Policy.

(k) Except as set forth in Section 5.08(k) of the Disclosure Schedule, to Seller’s Knowledge, there is in force for each Loan, a hazard insurance policy, including, to the extent required by applicable law, flood insurance, meeting the specifications of Federal National Mortgage Association (“FNMA”)/ Federal Home Loan Mortgage Corporation (“FHLMC”) in the case of a Residential Mortgage Loan (other than Home Equity Loans and business purpose Residential Mortgage Loans). All such insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. Where applicable, the Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor’s cost and expense and, on the Loan Debtor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor’s cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no Knowledge of the Loan Debtor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.

(l) Except as set forth on Section 5.08(l) of the Disclosure Schedule as to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family (including condominium or planned unit development projects that meet FNMA/FHLMC guidelines as warranted by Seller), owner-occupied primary residence, second home or investment property.

(m) Except for any Loan that only represents a participation interest, the Loan was originated and underwritten in the ordinary course of Seller’s business and by an authorized employee of Seller. Any Loan that only represents a participation interest was underwritten in Seller’s ordinary course of business by an authorized employee of Seller. Each Loan that only represents a participation interest is set forth on Section 5.08(m) of the Disclosure Schedule. All loan participations sold by the Seller qualify as a sale of a participating interest in accordance with GAAP.

(n) All appraisals have been ordered, performed and rendered in all material respects in accordance with the requirements of the underwriting guidelines of Seller and in compliance, in all material respects, with all laws and regulations then in effect relating and applicable to the origination of Loans, which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals.

(o)	To Seller’s Knowledge, no Mortgaged Property is in violation of any Environmental Law.

(p) None of the Commercial Mortgage Loans or Business Loans are intended to meet the guidelines or specifications of FNMA or FHLMC.

(q) Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller for the purpose of making the Loan, nor (ii) the information presented as factual in the appraisal with respect to the Mortgaged Property, contained, to Seller’s Knowledge, any material omission or misstatement or other material discrepancy at the time the information was obtained by Seller.

Section 5.09 Auto Receivables. Seller represents and warrants to Buyer as to any Auto Receivable that except as set forth on Section 5.09 of the Disclosure Schedule, with respect to any Auto Receivable held by Seller:

(a) To Seller’s Knowledge, the Auto Receivable represents a bona fide sale or finance of the vehicle described therein to the vehicle purchaser or owner for the amount set forth therein;

(b) To Seller’s Knowledge, the vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked;

(c) The security interest created by the Auto Receivable is a valid first lien in the motor vehicle covered by the Auto Receivable and all action has been taken to create and perfect such lien in such motor vehicle within such time following the date of the Auto Receivable as will afford first priority status;

(d) To Seller’s Knowledge, the down payment relating to such Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable, and no part of the down payment consisted of notes or postdated checks;

(e) To Seller’s Knowledge, the statements made by the vehicle purchaser or owner and the information submitted by the vehicle purchaser or owner in connection with the Auto Receivable are accurate and complete in all material respects;

(f) Seller has no Knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, or the Loan Debtor that could reasonably be expected to have a Material Adverse Effect on Seller’s security interest granted in respect of; and

(g) Each Auto Receivable complies, in all material respects, with all applicable provisions of laws and regulation which are applicable to the transaction represented by the Auto Receivable.

Section 5.10 Unsecured Loans. Except as set forth on Section 5.10 of the Disclosure Schedule, no Unsecured Loan in an amount of $25,000 or more has been charged-off under Seller’s normal procedures since December 31, 2023.

Section 5.11 Allowance. The Allowance shown on the Seller Financial Statements as of December 31, 2023 with respect to the Loans is as of such date adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP.

Section 5.12 Investments. Except for investments pledged to secure FHLB or FRB advances or public deposits, none of the investments reflected in the Seller Financial Statements as of December 31, 2023, and none of the investments made by Seller since December 31, 2023, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller to dispose freely of such investment at any time and each of such investments complies with regulatory requirements concerning such investments.

Section 5.13 Deposits.

(a) Seller has made available (or will make available) to Buyer an accurate and complete copy of the current account forms for all Deposit products offered by Seller. Except as listed in Section 5.13 of the Disclosure Schedule, all the accounts related to the Deposits are in material compliance with all applicable Laws, and were originated in material compliance with all applicable Laws.

(b) Section 5.13(b) of the Disclosure Schedule sets forth the Deposits prepared as of March 31, 2024 (which shall be updated through the Closing Date), listing by category and the amount of such Deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction. As of the date hereof, with respect to the Deposits:

(1) Subject to items returned without payment in full (“Return Items”), all interest accrued or accruing on the Deposits has been properly credited thereto and properly reflected on Seller’s books of account in all material respects, and Seller is not in material default in the payment of any thereof;

(2) Subject to Return Items, Seller has timely paid and performed in all material respects all of its obligations and liabilities relating to the Deposits as and when the same have become due and payable;

(3) Seller has, in all material respects, administered all of the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and properly made all appropriate credits and debits thereto; and

(4) None of the Deposits are subject to any Encumbrances or any legal restraint or other legal process, other than Loans, customary court orders, levies, and garnishments affecting the depositors, and control agreements for secured parties, all of which Encumbrances (other than Loans, Permitted Encumbrances, customary court orders, levies, garnishments and control agreements) are described on Section 5.13(b) of the Disclosure Schedule.

Section 5.14 Contracts. All of the Contracts of Seller are set forth on Section 5.14 of the Disclosure Schedule. The Contracts constitute the legal, valid and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by General Exceptions). Seller is not in default under any of the Contracts and, to the Knowledge of Seller, no other party to any of the Contracts is in default thereunder. Except as set forth on Section 5.14 of the Disclosure Schedule, each of the Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person. Seller has delivered to Buyer true and correct copies of each of the Contracts and all attachments and addenda thereto. Section 5.14 of the Disclosure Schedule lists or describes the following:

(a) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Seller (other than customary FHLB or FRB borrowings);

(b) Each guaranty by Seller of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Seller in the ordinary course of its business) or any warranty or indemnification agreement;

(c) Each lease or license with respect to personal property involving an annual amount in excess of $25,000;

(d) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Seller not referred to elsewhere in this Section which (i) involves payment by Seller (other than as disbursement of Loan proceeds to customers) of more than $25,000 annually or $50,000 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Seller; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

(e) Each agreement or contract (i) relating to the licensing of any Intellectual Property Right other than standard non-exclusive off-the-shelf software licenses for commercially available, unmodified software under standard shrink wrap agreements and for an annual, aggregate fee, royalty, or other consideration for such license is no more than $25,000 and used solely for the Seller Parties’ internal use, (ii) affecting Seller’s ability to use, disclose or enforce any Intellectual Property Right (including concurrent use agreements, settlement agreements, and covenant not to sue agreements), or (iii) any agreements related to the development or co-development of Seller intellectual property.

(f) Final and complete copies of each document, plan or contract listed and described in Section 5.14 of the Disclosure Schedule pursuant to this Section 5.14 have been provided to Buyer (collectively, the “Specified Contracts”). All material terms and provisions of each oral Specified Contract are described in Section 5.14(f) of the Disclosure Schedule. Except as set forth on in Section 5.14 of the Disclosure Schedule, Seller is not in default in any material respect, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default in any material respect by Seller or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or, or by another party under, or in any manner release any party thereto from any obligation under, any Specified Contract and, to Seller’s Knowledge, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under any such Specified Contract, except for such defaults which would not have a Material Adverse Effect on Seller. There are no renegotiations or outstanding rights to negotiate any amounts to be paid or payable to or by Seller under any Specified Contract required to be set forth Section 5.14 of the Disclosure Schedule other than with respect to non-material amounts in the ordinary course of business, and no person has made a written demand for such negotiations.

Section 5.15 Tax Matters.

(a) Seller has filed with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Seller is not (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. To Seller’s Knowledge, Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the audited financial statements of Seller for the year ended December 31, 2023, is, in the opinion of management of Seller, adequate to cover all of the tax liabilities of Seller (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

(b) All income and other material Tax Returns required to be filed by Seller and the Holding Company for any taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”) have been, or will be, timely filed with the appropriate Governmental Authority. All income and other material Taxes due and owing by Seller and the Holding Company (whether or not shown on any Tax Return) have been, or will be, timely paid to the appropriate Governmental Authorities. No claim has been made in writing by any Governmental Authority in a jurisdiction where neither Seller nor the Holding Company files Tax Returns that Seller or the Holding Company, as applicable, is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on or encumbering any of the Transferred Assets of Seller or the Holding Company.

(c) Each of Seller and the Holding Company has, or will have prior to Closing, withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with information reporting and backup withholding provisions of applicable law.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller or Holding Company. Neither Seller nor Holding Company has agreed to any extension of time for an assessment or deficiency related to Taxes. All deficiencies asserted, or assessments made, in writing against Seller or Holding Company as a result of any examinations by any Governmental Authority have been, or will be, fully and timely paid. Neither Seller nor Holding Company is a party to any action by any Governmental Authority with respect to Taxes, and there are no pending or, to the Knowledge of Seller or Holding Company, actions threatened in writing against the Seller by any Governmental Authority.

(e) Neither Seller nor Holding Company is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(f) Neither Seller nor Holding Company is, nor has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax law).

(g) None of the Transferred Assets of Seller or the Holding Company is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code; (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code; (iii) directly or indirectly securing any debt the interest on which is tax-exempt under

Section 103(a) of the Code; (iv) an interest in a partnership (including any entity treated as a partnership for federal income tax purposes); (v) other than the stock of Seller wholly owned by the Holding Company, an interest in a corporation (including any entity treated as an association taxable as a corporation for federal income tax purposes); or (vi) an interest in an entity treated as a disregarded entity for federal income tax purposes (within the meaning of Treasury Regulations Section 301.7701-3).

(h) Except as set forth in Section 5.15(h) of the Disclosure Schedule, neither Seller nor Holding Company is a party to or bound by any Tax allocation, Tax sharing agreement, Tax indemnity or similar contract or arrangement.

(i) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Seller or Holding Company.

Section 5.16 Employee Matters.

(a) Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of the Seller, and to the Knowledge of the Seller, there is no present effort nor existing proposal to attempt to unionize any group of employees of the Seller.

(b) (i) Seller is and, during the past five years, has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and the Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting Seller; (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past five years; (v) to Seller’s Knowledge, Seller has not been notified or has reason to believe that a U.S. Equal Employment Opportunity Commission complaint has been or will be filed; and (vi) to Seller’s Knowledge, Seller has not been notified or has reasonable basis to believe that a U.S. Department of Labor complaint, proceeding, or action has been filed or is pending.

(c) Seller has separately provided to Buyer the name, annual salary and primary department assignment as of March 31, 2024, of each employee of Seller and any employment or consulting agreement or arrangement with respect to each such person.

(d) Except as set forth on Section 5.16(d) of the Disclosure Schedule, since December 31, 2023, there has not been any litigation, charge, petition, or complaint, including any action by a Governmental Authority, relating to, any written allegation of or relating to, or to the Seller’s Knowledge, any unwritten allegation of or relating to, unfair labor practices, discrimination, retaliation, sexual harassment, other unlawful harassment, sexual misconduct, violation of any other Law with respect to employment, or breach of any Selling Party’s policy relating to the foregoing, in each case involving any current or former employee, director, officer or independent contractor (in relation to his or her work for a Selling Party) of any Selling Party, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Seller’s Knowledge, has any such litigation, charge, petition, complaint, settlement or other arrangement been threatened. To the Seller’s Knowledge, there are no consensual or non-consensual sexual relationships between any legal or beneficial owner, officer or supervisor-level employee of any Selling Party, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. To the Seller’s Knowledge, there has been no internal complaint or report of discrimination or harassment (including sexual harassment) made by an employee of any Selling Party during the twelve months prior to the Closing Date

(e) Other than in the ordinary course of business, and except as may be set forth on Section 5.16(e) of the Disclosure Schedule, since December 31, 2023, no employee layoff, facility closure (whether voluntary or by

Law) which has not since been re-opened, reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of Seller has occurred or is currently contemplated, planned or announced, including as a result of any Law, directive, guidelines or recommendations by any Governmental Authority.

Section 5.17 Employee Benefit Plans.

(a) Section 5.17(a) of the Disclosure Schedule includes a complete and correct list of each Employee Benefit Plan. Seller has delivered or made available to Buyer true and complete copies of the following with respect to each Employee Benefit Plan: (i) a copy of Seller’s current employee policy manual, (ii) copies of each Employee Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Employee Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents related to each Employee Benefit Plan.

(b) Except as set forth in Section 5.17(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Employee Benefit Plan or any other increase in the liabilities of Seller or Holding Company under any Employee Benefit Plan set forth on Section 5.17(b) of the Disclosure Schedule. Except as set forth in Section 5.17(b) of the Disclosure Schedule, no Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Employee Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c) Neither Seller nor any Seller ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) except as set forth on Section 5.17(c) of the Disclosure Schedule, any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Employee Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Employee Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Seller nor any of the Seller ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth on Section 5.17(c) of the Disclosure Schedule, neither Seller nor any of the Seller ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Employee Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d) Each Employee Benefit Plan established, operated, administered, funded, contributed to, or required to be contributed to, by or to which Seller has any current or potential liability of Seller (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

(e) All premiums or other payments due for all periods ending on or before the Closing Date have been paid or will be paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(f) Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms, ERISA, the Code and other applicable law.

(g) All of Seller’s Bank Owned Life Insurance (collectively, “BOLI”) and annuity policies set forth on Section 5.17(g) of the Disclosure Schedule are fully paid, with no further premium payments due or owing, and are assignable to Buyer.

(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the regulations thereunder) meets, and has been operated in good faith in accordance with, the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) of the Code, and no assets of the Company Group have been directly or indirectly set aside in a trust or other arrangement described in Section 409A(b)(1) of the Code or are, or have been, subject to a “financial health” trigger described in Section 409A(b)(2) of the Code.

(i) To the Knowledge of Seller, no facts or circumstances exist that could, directly or indirectly, subject Buyer or any of its direct or indirect Affiliates (as the purchaser or acquirer of the Assets or as a “successor employer”) or any of their respective assets to any lien, tax, penalty or other liability of any nature with respect to any employee benefit plan, including any Multiemployer Plan.

(j) Except for the employment agreements set forth on Section 5.17(j) of the Disclosure Schedules, Seller is not a party to or bound by any employment, change in control or similar type agreement with any employee or service provider.

Section 5.18 Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Seller has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act, which pertain to Hazardous Materials; and “Hazardous Materials” means (i) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (ii) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any person.

(b) To the Knowledge of Seller, (i) Seller and the Seller Real Estate (including real estate serving as collateral) are in material compliance with applicable Environmental Laws, (ii) during the past five (5) years, there has been no release of Hazardous Materials at or affecting the Seller Real Estate or, since Seller took possession of the property, any OREO, in each case which has given or reasonably would be expected to give rise to liability of Seller in excess of $75,000; and (iii) no Seller Real Estate or any OREO is currently listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws. To the Knowledge of Seller, after reasonable investigation, Seller has not received any notice from any person or entity that Seller is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any Hazardous Materials at, on or beneath any such property.

(c) Seller shall make available to Buyer copies of any environmental reports it has obtained or received with respect to Seller Real Estate and the OREO within ten (10) Business Days after the date hereof. Buyer, in its discretion, within thirty (30) days after the date hereof, may order a Phase I and/or Phase II environmental report with respect to any Seller Real Estate or OREO; provided, however, that no such reports may be requested with respect to single family non-agricultural property of one acre or less unless Buyer has a good faith reason to believe that such property might contain Hazardous Materials. All costs of any Phase I investigation and any Phase II investigation or environmental report requested pursuant to this Section 5.18 shall be at Buyer’s sole cost and expense. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation and to indemnify Seller from and against any losses or expenses related to third party claims resulting from Buyer’s environmental inspection.

Section 5.19 No Undisclosed Liabilities. Seller does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and, to the Knowledge of Seller, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability) required in accordance with GAAP to be reflected in a balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in the Seller Financial Statements as of December 31, 2023, (ii) for liabilities occurring in the ordinary course of business of Seller since December 31, 2023, and (iii)  for liabilities relating to the possible sale of Seller or other transactions contemplated by this Agreement.

Section 5.20 Litigation. Except as set forth in Section 5.20 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Seller or to the Knowledge of Seller threatened against Seller, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $25,000 or more or equitable relief (i.e., specific performance or injunctive relief).

Section 5.21 Performance of Obligations. Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, the Deposits, and the Loan Documents, and Seller is not in material default under, and, to Seller’s Knowledge, no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements or arrangements.

Section 5.22 Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and has conducted its business in compliance in all material respects with all applicable Laws.

Section 5.23 Brokerage. Except as set forth in Section 5.23 of the. Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Seller.

Section 5.24 Interim Events. Except as set forth on Section 5.24 of the Disclosure Schedule, since December 31, 2023 to the date of this Agreement, Seller has not paid or declared any dividend or made any other distribution to its shareholders or taken any other action which if taken after the date of this Agreement would require the prior written consent of Buyer under Section 7.05 hereof.

Section 5.25 Records. The Records to be delivered to Buyer under Section 3.06 of this Agreement are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business. Seller shall not retain any Records except for (a) those Records necessary for the disposition of its charter post-Closing and the Bank Dissolution the Holding Company Dissolution or as otherwise provided for in this Agreement, and (b) as may be required by applicable law.

Section 5.26 Community Reinvestment Act. Seller received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 5.27 Insurance. All material insurable properties owned or held by Seller are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size. Section 5.27 of the Disclosure Schedule sets forth, for each material policy of insurance maintained by Seller the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect. To Seller’s Knowledge, no event has occurred which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination thereunder, or in any manner release any party thereto from any obligation under any insurance policy maintained by or on behalf of Seller.

Section 5.28 Regulatory Enforcement Matters. Except as may be disclosed in Section 5.28 of the Disclosure Schedule or in connection with communications and/or actions that constitute “confidential supervisory information,” Seller is not subject to, and has received no notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other Governmental Authority having supervisory or regulatory authority with respect to Seller, except as may not result in a Material Adverse Effect on Seller.

Section 5.29 Regulatory Approvals. The information furnished or to be furnished by Seller for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be accurate and complete as of the date so furnished. There are no facts regarding Seller known to the Seller which Seller has not disclosed to Buyer in writing, which, insofar as Seller can now reasonably foresee, may have a Material Adverse Effect on the ability of Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 5.30 Representations Regarding Financial Condition.

(a)	Seller is not entering into this Agreement in an effort to hinder, delay or defraud its creditors.

(b)	Seller is not insolvent.

(c) Seller has no intention to file proceedings for bankruptcy, insolvency or any similar proceeding for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Closing.

Section 5.31 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND THE EXHIBITS, DISCLOSURE SCHEDULE, AGREEMENTS AND DOCUMENTS CONTEMPLATED BY THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY BUYER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Section 5.32 Money Service Businesses. Except as set forth in Section 5.32 of the Disclosure Schedule, Seller represents and warrants that it has no customers that would meet the definition of a Money Service Business (See, 31 CFR 1010.100(ff)) as of the date of Closing.

Section 5.33 Disclosure. No representation or warranty contained in this Article V and no statement or information relating to Seller or any Assets or Liabilities contained in (i) this Agreement (including the Disclosure Schedule and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

Section 5.34 No Participation Loans. Section 5.34 of the Disclosure Schedule fully describes all outstanding Loans in which Seller participates with other parties either as the originating lender or otherwise and, except as disclosed in Section 5.34 of the Disclosure Schedule, to Seller’s Knowledge, Seller has no obligation as originating lender to repurchase any participation interest in such Loans and Seller shall not repurchase any such Loan participations prior to the Closing Date, in each case except as specifically required by the terms of the applicable loan participation agreement, and Seller shall notify Buyer prior to making any such repurchase(s).

Section 5.35 Transaction Expenses. Section 5.35 of the Disclosure Schedule sets forth an estimate of the Transaction Expenses, as determined in good faith by Seller as of the date of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

On or prior to the date hereof, Buyer has delivered to Seller a schedule (“Buyer Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision of this Agreement or (ii) as an exception to one or more representations or warranties contained in this Article VI or to one or more of Buyer’s covenants contained in Article VII. Except as otherwise specified herein, the reports provided with the Buyer Schedules are prepared as of the date indicated thereon.

Except as disclosed in the Buyer Schedules, as of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller and Holding Company as follows:

Section 6.01 Organization and Authority. Buyer is a Georgia state chartered credit union (federally insured by the NCUA) duly organized, validly existing, and in good standing (to the extent applicable) under the laws of the State of Georgia with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. At the Effective Time, Buyer will have full corporate power and authority to hold all of the Assets and Liabilities (assuming all consents and approvals contemplated by this Agreement are obtained at or prior to the Effective Time). The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power, and have been duly authorized by all necessary corporate action on its part, subject to any required approvals of this Agreement and the Transactions by the Regulators. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 6.02 Conflicts; Defaults. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (a) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Law,, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (b) violate the creation documents or bylaws of Buyer, or (c) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, in each case, other than any required approvals of this Agreement and the Transactions by the Regulators and the shareholders of Seller. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent or adversely affect the consummation by Buyer of the transactions contemplated by this Agreement.

Section 6.03 Litigation. There is no action, suit, proceeding or investigation pending against Buyer, or to the Knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could have a material adverse effect on the financial condition of Buyer. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 6.04 Employee Benefit Plans. Each Buyer Employee Benefit Plan of Buyer established, operated, administered, funded, contributed to, or required to be contributed to, by or to which Buyer has any current or potential liability of Buyer (and each related trust, insurance contract, or fund) materially complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

Section 6.05 Regulatory Approvals. The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be accurate and complete as of the date so furnished. Except as set forth in Section 6.04 of the Disclosure Schedule, there are no facts known to Buyer which, insofar as Buyer can now reasonably foresee, may have a Material Adverse Effect on the ability of Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 6.06 Financial Ability. Buyer has the financial ability to pay the Purchase Price for the Assets and assume the Liabilities as provided in this Agreement and will be “well capitalized” under NCUA and GDBF regulations at the Closing Date upon consummation of the Transactions contemplated by this Agreement.

Section 6.07 Financial Information. The audited consolidated balance sheet of Buyer as of December 31, 2023, and the related audited consolidated income statement for the year ended December 31, 2023, together with the notes thereto, have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations of Buyer as of the dates and for the periods indicated.

Section 6.08 Disclosure. No representation or warranty contained in this Article VI and no statement or information relating to Buyer contained in (i) this Agreement (including the Buyer Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII

COVENANTS

Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other party hereto to that end.

Section 7.02 Shareholder Approval.

(a) The Holding Company agrees to take, in accordance with applicable law and its Articles of Incorporation and bylaws, all action necessary to convene the Special Meeting as soon as reasonably practicable following the date of this Agreement, but in no event later than ninety (90) days following the date hereof, to consider and vote upon the approval and/or adoption of this Agreement and the Transactions. The Board of Directors of the Holding Company has determined that it is in the best interest of the Holding Company and its shareholders to recommend that the shareholders approve this Agreement and the Transactions and, unless, after having consulted with and considered the advice of outside counsel and its financial adviser, it has determined in good faith that to do so would be inconsistent with the duties of directors under Maryland law, will recommend approval of the Agreement and the Transactions to the shareholders of Holding Company. Except as provided in this Section 7.02, the Holding Company’s Board of Directors will not adversely change its recommendation to the shareholders of the Holding Company and will take any other action required to the extent consistent with the duties of directors under Georgia law, to permit and cause consummation of the Transactions.

(b) The Seller agrees to take, in accordance with applicable law and its Articles and bylaws, all action necessary to solicit and obtain the approval and/or adoption of this Agreement and the Transactions from the sole shareholder of Seller as soon as reasonably practicable following the date of this Agreement but in no event later than ninety (90) days following the date hereof. The Board of Directors of Seller has determined that it is in the best interest of Seller and its sole shareholder to recommend that the Holding Company, as the sole shareholder of Seller, approve this Agreement and the Transactions, unless, after having consulted with and considered the advice of outside counsel and its financial adviser, it has determined in good faith that to do so would be inconsistent with the duties of directors under Maryland law. Except as provided in this Section 7.02, Seller’s Board of Directors will not adversely change its recommendation to Seller’s sole shareholder and will take any other action required to the extent consistent with the duties of directors under Maryland law, to permit and cause consummation of the Transactions.

Section 7.03 Press Releases. Each of Buyer and Seller agrees that it will not, without the prior approval of the other party (which approval shall not be unnecessarily withheld, conditioned or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that such party determines, after consultation with outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement). In addition, and without limiting the foregoing, all responses to media inquiries and other media outreach, written or otherwise, made with respect to this Agreement and the Transactions shall be made, with respect to Buyer, solely by the President/CEO, and, with respect to Seller, solely by the Chief Executive Officer. Seller and Buyer shall inform all of their respective agents, officers, directors and employees of this requirement.

Section 7.04 Access to Records and Information; Personnel; Customers.

(a) Upon reasonable advance notice by Buyer to the Chief Executive Officer or Chief Financial Officer of Seller, Seller shall afford to the officers and authorized representatives of Buyer full access during regular business hours to the office, properties, books, contracts, commitments and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Assets, Liabilities and the operations of the Seller’s locations; provided, however, that Seller shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or would result in the waiver by Seller of the privilege protecting communications between it and any of its counsel, or which would violate banking laws and regulations; provided, further, that such access and investigations shall not interfere with the normal business activities and operation of the Seller’s locations. The officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller as Buyer shall from time to time reasonably request in accordance with this Section 7.04(a). Seller shall consent, upon reasonable advance notice, to the review by the officers and authorized representatives of Buyer of the reports and working papers of Seller’s independent auditors (upon reasonable advance notice to such auditors).

(b) After the receipt of all regulatory approvals and the approval of this Agreement and the Transactions by the shareholders of Holding Company, and in accordance with applicable Law, Buyer may, at its own expense, be entitled to deliver information, brochures, bulletins, press releases, and other communications to depositors, borrowers and other customers of Seller concerning the Transactions and concerning the business and operations of Buyer; provided, however, that Seller must approve any such written communications before they are sent, which approval shall not be unreasonably withheld or delayed. Communications may be sent prior to regulatory approvals upon the consent of both Buyer and Seller.

(c) After the execution of this Agreement, the Seller and Buyer shall begin working together on the system conversion process. Seller will provide access to the necessary data and information to allow for a conversion to occur as soon as practicable following the Closing Date. Any expenses that Seller agrees to incur in connection with the conversion process that are not repaid by Buyer prior to Closing will be treated as a Transaction Expense.

(d) On a monthly basis or as frequently as they are available following the date hereof and through the Closing Date, and subject to applicable Law, Seller shall provide information to Buyer in a format reasonably acceptable to Buyer concerning the status of the following matters:

(1) Any communication from or contacts by any Regulator concerning any regulatory matters affecting Seller as to which such Regulator has jurisdiction, unless, in the reasonable judgment of Seller’s counsel, such disclosure would violate any banking laws or regulators or the Regulator objects to any such disclosure;

(2) Current information on the quality and performance of the Loans including information on the status of any delinquencies, non-performing Loans, OREO, new Loans, information concerning refinancings and payments made on such Loans, and information indicating that any of the representations and warranties relating to the Loans in Section 5.07, Section 5.08 or Section 5.09 are no longer accurate in all material respects; and

(3) Information concerning the total Deposits and by deposit product, their weighted average interest rate.

Within fifteen (15) days following the close of each month between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited financial statements of Seller for such month prepared in accordance with Seller’s current internal practices.

From the date of this Agreement to the Closing Date, Seller will cause one or more of Seller’s designated representatives to confer or correspond on a regular basis, but no less frequently than monthly, with the Chief Executive Officer of Buyer (or his designees) to report the general status of the ongoing operations of Seller.

Section 7.05 Operation in Ordinary Course. From the date hereof to the Closing Date, Seller shall, except as provided in this Agreement: (a) not engage in any transaction affecting the Seller’s locations, the Deposits, the Liabilities, or the Assets except in the ordinary course of business, and shall operate and manage its business in the ordinary course consistent with past practices; (b) use commercially reasonable efforts to maintain the Seller’s locations in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; (d) use commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees and preserve its present relationships with persons having business dealings with it, including customers, clients and suppliers; (e) provide Buyer with prompt written notice of any action, suit, proceeding or investigation instituted or threatened against Seller or Holding Company and (f) use reasonable best efforts to duly maintain compliance with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, unless required by any Regulator or with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed and provided however, if consent is withheld, Buyer must notify Seller in writing within three (3) Business Days of the request or such inaction shall be considered the equivalent of prior written consent:

(a) fail to maintain the Fixed Assets and Real Estate in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;

(b) fail to maintain its financial books, accounts and records in accordance with GAAP;

(c) fail to charge off assets in accordance with Seller’s existing policies or practices;

(d) fail to comply, in all material respects, with all applicable laws and regulations relating to its operations;

(e) except as may be disclosed in Section 7.05(e) of the Disclosure Schedule, authorize or enter into any contract, allow any contract with automatic renewal provisions to renew if such renewal would exceed one (1) year from such renewal, or amend, modify or supplement any contract relating to or affecting its operations or involving any of the Assets or Liabilities which obligates Seller to expend $50,000 or more;

(f) take any action, or enter into or authorize any transaction, other than in the ordinary course of business and consistent with past practice, relating to or affecting its operations or involving any of the Assets or Liabilities;

(g) knowingly and voluntarily doing any act which, or knowingly and voluntarily omitting to do any act the omission of which, likely would result in a breach of any material contract, commitment or obligation of Seller;

(h) make any changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Assets or Liabilities, except in accordance with GAAP and regulatory requirements;

(i) enter into or renew any Data Processing Contract;

(j) engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

(k) make any new Loan in the amount of $1,000,000 or more, or any extension of credit that would bring the aggregate credit relationship with such customer in excess of $1,000,000, whether secured or unsecured, except after delivering to Buyer written notice, including a complete loan package for such Loan, in a form consistent with the Seller’s policies and practice, at least two (2) Business Days prior to the origination of such Loan, and such Loan shall be made in the ordinary course of business consistent with prudent banking practices, the Seller’s current loan policies and underwriting and applicable rules and regulations of applicable Governmental Authorities with respect to the amount, term, security and quality of such borrower or borrower’s credit;

(l) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with its employees and customers;

(m) transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the ordinary course of business or as set forth in Section 7.05(m) of the Disclosure Schedule;

(n) invest in any Fixed Assets or improvements in excess of $25,000 individually or $50,000 in the aggregate, except for (i) commitments previously disclosed to Buyer in writing, (ii) commitments made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, normal maintenance and refurbishing that are purchased or made in the ordinary course of business and (iii) expenditures for emergency and casualty repairs and replacements;

(o) except as may be disclosed in Section 7.05(o) of the Disclosure Schedule increase or agree to increase the salary, remuneration, or compensation, including the issuance of any new restricted stock awards or equity grants, creation of any new employee benefit programs or the modification to any existing employee benefit programs of its employees or pay or agree to pay any uncommitted bonus to any such employees, other than routine increases and bonuses in the ordinary course of business in conformity with past custom and practice; provided, however, that any increase in salary, other than in connection with promotions or change in function of existing employees in the ordinary course of business, shall not exceed 3% in the aggregate, except that no grants or issuances of restricted stock awards or equity grants shall be permitted unless otherwise specifically approved;

(p) except as may be disclosed in Section 7.05(p) of the Disclosure Schedule, except as expressly provided for elsewhere in this Agreement, pay incentive compensation to employees for purposes of retaining their services or maintaining Deposit levels through the Closing Date;

(q) enter into any new employment agreements with employees of Seller or any consulting or similar agreements with directors of Seller; provided, however, that Seller shall be permitted to engage the assistance of temporary or contract employees, to the extent Seller deems necessary, to assist Seller in the performance of its obligations under this Agreement;

(r) fail to use its commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;

(s) amend or modify any of its promotional, Deposit account or other practices, other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;

(t) fail to maintain Deposit rates substantially in accord with past standards and practices, provided, however, Seller may increase deposit rates consistent with safe and sound banking practice;

(u) change or amend its schedules or policies relating to service charges or service fees;

(v) fail to comply in all material respects with the Contracts;

(w) except in the ordinary course of business (including creation of deposit liabilities, enter into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit; provided, however, the Seller shall not take any FHLB advances other than overnight or other short-term (less than 90 days) advances, which shall not exceed 10% of the total assets of Seller in the aggregate without the prior approval of Buyer;

(x) purchase or otherwise acquire any investment security for its own account except for obligations of the government of the United States or agencies of the United States having maturities of not more than two (2) years;

(y) except as required by applicable law or regulation: (i) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(z) settle or compromise, or offer or propose to settle or compromise, (i) any proceeding involving or against Seller, other than any settlement or compromise solely for monetary relief of not more than $50,000 individually or $150,000 in the aggregate and that does not involve any equitable relief or limitations on the conduct of Seller and which does not include any findings of fact or admission of culpability or wrongdoing by Seller, or (ii) any proceeding that relates to the Transactions;

(aa) make or change any material tax election, change an annual tax accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes,

(bb) enter into any Contract (conditional or otherwise) to do any of the foregoing; or

(cc) make any adjustments to the Allowance or voluntarily take any action that would change Seller’s loan loss reserves, other than such adjustments or actions as are in compliance with Seller’s past practices consistently applied and in compliance with GAAP. The Seller will continue to fund the Allowance as needed, consistent with GAAP and regulatory requirements. The Seller will make full or partial charge offs of loans deemed uncollectible as required by GAAP or regulatory requirements.

Section 7.06 Acquisition Proposals. Seller and Holding Company agree that they shall not, and shall cause their officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to an Acquisition; provided, however, that if Holding Company is not otherwise in violation of this Section 7.06, Holding Company’s Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if Holding Company’s Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions could be inconsistent with the duties of directors under Maryland law. Holding Company shall promptly (within two (2) Business Days) advise Buyer following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Buyer of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

Section 7.07 Regulatory Applications and Third-Party Consents. As promptly as practicable after the date of this Agreement, but no later than thirty (30) days after the date hereof, Buyer and Seller shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Regulator. No less than thirty (30) days prior to the anticipated Closing Date, Seller shall undertake all commercially reasonable acts to obtain the consents of all third parties necessary to consummate the Transactions. Buyer and Seller will use their commercially reasonable efforts to obtain such authorizations from the Regulators and consents from third parties as promptly as practicable and will consult with one another with respect to the obtaining of all such authorizations and consents necessary or advisable to consummate the Transactions. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such authorizations and consents. Each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. Copies of applications and correspondence of each party with its Regulators shall be promptly provided to the other party. Each of Buyer and Seller agrees, upon request, to furnish the other party with all non-confidential information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer or Seller to any third party or the Regulator.

Section 7.08 Title Insurance and Surveys. Seller shall make available to Buyer prior to the Closing Date copies of its most recent owner’s closing title insurance policy, binder or abstract and any surveys on each parcel of the Seller Real Estate, or such other evidence of title reasonably acceptable to Buyer. Seller shall also provide to Buyer updated title reports, abstracts or surveys on such Seller Real Estate at the Closing, as Buyer shall reasonably request. Buyer shall pay the costs of any such updated reports, abstracts or surveys.

Section 7.09 Further Assurances.

(a) On and after the Closing Date, Seller shall (i) give such further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal, and equitable title to the Assets, and (ii) use its reasonable best efforts to assist Buyer in the orderly transfer of the Assets and Deposits being acquired by Buyer.

(b) The parties agree to send promptly to the other parties hereto, at Buyer’s expense, any payments, documents or instruments a party receives after the Closing which belongs to another party.

Section 7.10 Payment of Items. From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn items, including ACHs, checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits to the extent such duties, liabilities or obligations occur following the Closing.

Section 7.11 Close of Business on Closing Date. On the Closing Date, Seller shall close the Seller’s locations for business not later than 5:00 p.m., whereupon representatives of Buyer shall have access to the Seller’s locations, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the Records.

Section 7.12 Supplemental Information; Disclosure Supplements. From time to time during the period ending two (2) Business Days prior to the Closing, Seller will promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which would render inaccurate in any material respect any of the representations, warranties or statements set forth in this Agreement. From time to time during the period ending two (2) Business Days prior to the Closing, Seller will promptly supplement or amend the exhibits and schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such exhibit or schedule or which is necessary to correct any information in such exhibit or schedule that has been rendered inaccurate thereby.

Section 7.13 Confidentiality of Records. Buyer, Holding Company, Seller and their respective authorized agents and representatives shall receive and treat all Records, documents and information obtained pursuant to any provision of this Agreement as confidential to the extent required by, and in accordance with, the provisions of the confidentiality agreement, entered into as of December 4, 2023, by and among Seller, Holding Company and Buyer (the “Confidentiality Agreement”).

Section 7.14 Installation/Conversion of Signage/Equipment. Prior to Closing and after the receipt of all regulatory approvals and the approval of this Agreement and the Transactions by the shareholders of the Holding Company, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at the Seller’s locations, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of the Seller’s locations; (ii) no such signage shall be installed at the Seller’s locations more than five (5) Business Days before the Closing Date; and (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date. If the transactions contemplated by this Agreement are not completed, the signage will be restored to its original condition and Buyer will pay for the cost of such restoration.

Section 7.15 Seller Activities After Closing. After Closing, Seller may no longer accept any deposits or make any new loans, and shall limit its business activities to those related to the winding-down of Seller’s business.

Section 7.16 Charter Termination. Seller shall take the following actions as soon as possible after the Closing:

(a) Seller shall surrender its original charter to the OCC for cancellation.

(b) Seller shall terminate its FDIC insurance.

(c) Seller shall dissolve in accordance with the Plan of Dissolution.

Section 7.17 Interest Rates. Seller agrees not to increase or decrease the rate of interest paid by Seller on any Deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices.

Section 7.18 Maintenance of Records by Buyer. Buyer agrees that it shall maintain, preserve and safely keep, for a minimum period of three years or the minimum period required by applicable regulations, whichever is longer, all of the Records for the benefit of itself, the Seller, and that it shall permit the Seller or their representatives, at any reasonable time and at the expense of the Seller, to inspect, make extracts from or copies of any such Records as such parties shall deem reasonably necessary. In addition to the Records, Buyer agrees to maintain and provide access to, in the same manner agreed to for the Records, for a minimum period of six (6) years following the date Holding Company makes a final distribution of assets to its stockholders or the minimum period required by applicable law and regulations, whichever is longer, all of the Additional Records for the benefit of Holding Company and Seller. Buyer agrees that, during the period from the Closing Date until twelve (12) months after the Closing Date, Seller and/or Holding Company employees and consultants shall be permitted to use Buyer office space and equipment to perform such duties for Seller and Holding Company as may be necessary for Seller and Holding Company to complete the liquidation of the Seller and dissolution and winding up of Holding Company. Buyer also agrees to assist the Seller and Holding Company in distributing the Liquidation Account to Liquidation Account participants who maintain deposits at Buyer following the Transaction, including through the distribution of funds by ACH.

Section 7.19 Board and Committee Meetings. In order to provide for a smooth transition after the Closing and for Buyer to monitor the compliance by Seller with the provisions of this Agreement, Seller agrees to provide Buyer with advance notice of all of Seller’s board, directors’ loan committee and its asset and liability committee meetings. To the extent permissible under applicable Law and except to the extent (a) objected to by state or federal regulatory agencies, (b) in connection with any lawfully invoked privilege, the disclosure could result in a waiver of the Seller’s attorney-client privilege, (c) the Seller’s Board of Directors will be discussing this Agreement or the transactions contemplated by this Agreement, or (d) the matter relates to any Acquisition Proposal, Seller shall provide Buyer with copies of minutes and consents from all meetings of its board of directors, directors’ loan committee and asset and liability committee no later than seven (7)  days after such minutes are approved in final form. Buyer agrees to hold in confidence all such information.

Section 7.20 Cooperation on Conversion of Systems. Seller agrees to commence immediately using its commercially reasonable best efforts to ensure an orderly transfer of information, processes, systems and data to Buyer and to otherwise assist Buyer in facilitating the conversion of all of Seller’s systems into or to conform with, Buyer’s systems so that, as of the Closing, the systems of Seller are readily convertible to Buyer’s systems to the fullest extent possible without actually converting them prior to Closing.

Section 7.21 Par Value. Seller’s Loan Debtors and any other customers without a minimum of $1.00 in a Deposit account, on the Closing Date, must have a minimum deposit of $1.00 at Buyer on the Closing Date in order to satisfy Buyer’s membership requirements. Buyer agrees to open a General Ledger account for any Loan Debtor or other customers who do not have a Deposit balance of at least $1.00 in Seller on the Closing Date (which Deposit account will be assumed by Buyer) and to fund such new General Ledger account with a $1.00 deposit, in compliance with its policies and applicable law.

Section 7.22 Updates and Notification.

(a) From and after the date hereof to the Closing Date, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that does or could reasonably be expected to cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become inaccurate, misleading, incomplete or untrue in any material respect as of the Closing Date, such Party shall promptly give detailed written notice thereof to the other Party and use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Party. In addition, as applicable, from and after the date hereof to the Closing Date, and at and as of the Closing Date, each Party shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering written updates (“Disclosure Schedule Updates”) to the other Party, with respect to any matter hereafter arising and not disclosed herein or in the

Disclosure Schedules that would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. A matter identified in a Disclosure Schedule Update that causes any warranty or representation to be breached shall not cure or be deemed to cure such breach.

(b) Seller’s disclosure of a matter in the Disclosure Schedule, including, without limitation, the disclosure of a pending litigation matter, regulatory proceeding, governmental audit or investigation or potential environmental condition, shall not prevent any future adverse development that may occur with respect to such matter from being a breach of the warranties and representations contained in Article V or in the Disclosure Schedule or a Seller Material Adverse Effect.

(c) Buyer’s disclosure of a matter in the Buyer Schedules shall not prevent any future adverse development that may occur with respect to such matter from being a breach of the warranties and representations contained in Article V or in the Buyer Schedules.

Section 7.23 Non-Solicitation. For so long as the Seller and Holding Company are in existence (but in any event no longer than two (2) years following the Closing Date), Seller and Holding Company shall not, and shall not permit any of its officers, directors, or affiliates on behalf of Seller or Holding Company to, solicit (a) solicit, on behalf of Seller or Holding Company, customers whose Deposits are assumed pursuant to this Agreement or whose Loans are acquired by Buyer under this Agreement for any banking business, or (b) engage, on behalf of Seller or Holding Company, in deposit taking activities within 50 miles of any office of Seller as of the date of Closing. Further, for two (2) years following the Closing Date, Seller and Holding Company shall not, nor shall any of its officers or directors solicit, on behalf of Seller or Holding Company, any Former Seller Employee who is then employed by Buyer to work for Seller or Holding Company, or any such officer or director; provided, however, that non-directed job postings or advertisements shall not be deemed a solicitation for purposes of this Section 7.23.

Section 7.24 Municipal Accounts. Except as set forth in Section 7.24 of the Disclosure Schedule, from and after the Effective Date, the Seller shall not open any new Deposits or accept additional public funds accounts from a depositor that is a municipality or other governmental agency.

Section 7.25 Delivery of Fixed Assets. Seller hereby agrees that (a) the personal property owned by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02(b) of the Disclosure Schedule that are identified as being owned by Seller, and (b) the personal property leased by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02(b) of the Disclosure Schedule that are identified as being leased by Seller, in each case, ordinary wear and tear and casualty events excepted, and in the case of leased personal property, the expiration of any leases. Seller shall assign to Buyer any manufacturer or supplier warranty covering any Fixed Asset.

Section 7.26 Liquidation Accounts. Seller shall consult with the Regulators to determine the amount required to be held in the Liquidation Accounts and any required distributions from the Liquidation Accounts. Prior to or on the Closing Date, Seller shall inform Buyer of the contingent liability associated with the Liquidation Accounts as of the most recent practicable date, as estimated by Seller in good faith (the “Liquidation Account Value”). Holding Company, Seller and Buyer agree to cooperate and to take all actions required by the Regulators with respect to the Liquidation Accounts to complete the Transactions in an efficient manner. If the Liquidation Accounts may be assumed by Buyer, Buyer will assume Seller’s obligations under the Liquidation Accounts. If the applicable Regulators direct that Seller liquidate and make distributions to depositors from the Liquidation Accounts, Seller shall set aside cash for the purpose of paying to depositors the Liquidation Account Value in designated Bank Accounts (the “Funded Liquidation Accounts”); provided, however, that such amounts will not be deducted from the Purchase Price. In such case, the Funded Liquidation Accounts shall be deemed an “Excluded Asset” for purposes of this Agreement and Seller shall (a) take all commercially reasonable actions to ensure that the Funded Liquidation Accounts are distributed as soon as practicable following the Closing and (b) appoint the Holding Company as the sole party responsible for communications with any third parties relating to the distribution of the Funded Liquidation Accounts. If Buyer assumes Seller’s obligations under the Liquidation Accounts, Buyer will take all actions necessary and appropriate to evidence its assumption of the Liquidation Accounts if so required, including, without limitation, making any required charter amendments.

Section 7.27 SBA Consent. As soon as practicable following the receipt of all necessary regulatory approvals for consummation of the Transactions, Seller shall submit a request to the SBA for the SBA’s prior written consent to sell and transfer the Loans of Seller subject to the SBA’s 7(a) loan program to Buyer in conformity with the provisions of 13 C.F.R. 120.432 and other applicable laws and regulations governing the SBA’s 7(a) loan program. Buyer and Seller shall each cooperate and use their respective commercially reasonable efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals, and authorizations of all third parties and governmental authorities, including, without limitation, the SBA, necessary to consummate the sale and transfer of the Loans of Seller subject to the SBA’s 7(a) loan program as provided herein and (b) to comply with the terms and conditions of such permits, consents, approvals, and authorizations

ARTICLE VIII

EMPLOYEES AND DIRECTORS

Section 8.01 Employees.

(a) Buyer will offer similar salaries, duties and benefits as are available to similarly situated employees of Buyer, to those employees of Seller who Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and Buyer’s employment needs. Seller will give Buyer a reasonable opportunity to interview the employees, provided such interviews do not interfere with the normal business operations of Seller in any material respect.

(b) Buyer shall assume and honor all of Seller’s obligations under COBRA or any applicable state law to those employees of Seller who Buyer elects to hire with respect to continuation of healthcare coverage following the Closing Date and Seller’s obligations under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(c) Before Closing, with Seller’s prior consent (which consent shall not be unreasonably withheld), Buyer may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not interfere with or prevent the performance of the normal business operations of Seller in any material respects.

(d) This Section 8.01 shall not confer any rights or benefits on any person other than Buyer and Seller, or their respective successors and assigns, either as a third-party beneficiary or otherwise.

(e) If any employee of Seller is not hired by Buyer or Buyer terminates the employment of any employee of Seller within twelve (12) months after the Closing for any reason other than for Cause, and such employee was not entitled to any consideration resulting from the consummation of the Transactions pursuant to an employment agreement or change in control agreement, Buyer will pay a severance amount to such employee equal two (2) weeks of such employee’s base salary or weekly wages, as applicable, for each completed year of service as an employee of Seller with a minimum severance of four (4) weeks of base salary or weekly wages and a maximum severance of twenty-six (26) weeks of base salary or weekly wages. The severance payments provided by this Section 8.01(e) shall not apply to any Seller employee with an employment agreement or a change in control payment applicable to them prior to the Closing Date.

(f) As agreed to by Buyer and Seller, between the date of this Agreement and the Closing, Seller may pay the “stay bonuses” to employees of Seller as set forth in Section 8.01(f) of the Disclosure Schedule to ensure an orderly and successful transition of the business of Seller and the Assets to Buyer. The amount and timing of any stay bonus paid to any employee shall be mutually agreed upon by Seller and Buyer, and shall take into account and be intended to comply with, or be exempt from, the provisions of Section 409A of the Code. Upon the mutual agreement of Buyer and Seller as to the structure of the stay bonuses, the aggregate amount of such stay bonuses shall be paid by Buyer to Seller (or directly to such employees) prior to Closing.

(g) Buyer agrees that those employees of Seller who become employees of Buyer on the Closing Date (“Former Seller Employees”), while they remain employees of Buyer after the Closing Date will be provided with benefits under Buyer’s health and welfare, dental and vision insurance, life insurance, short term and long term disability, retirement savings, profit sharing and all other employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer. At the Closing Date, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer in which Former Seller Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Closing Date:

(1) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Seller as if such service were with Buyer;

(2) Former Seller Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans on the Closing Date;

(3) for purposes of determining the entitlement of Former Seller Employees to sick leave and vacation pay following the Closing Date, the service of such employees with Seller shall be treated as if such service were with Buyer;

(4) Former Seller Employees are first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first business day following the Closing Date to avoid a gap in coverage;

provided, however, (i) Former Seller Employees with less than one (1) year tenure with the Seller as of the Closing Date will not be eligible to participate in Buyer’s qualified retirement plans until they have achieved, in the aggregate tenure with Buyer and Seller, one (1) year of service, and (ii) the Former Seller Employees with less than one (1) year tenure with Seller as of the Closing Date will not be eligible to participate on Buyer’s qualified retirement plans until the first day of the next calendar quarter after their respective eligibility date; and

(5) Former Seller Employees are entitled to earn, accrue, and carry over paid time off pursuant to the applicable policies of Buyer, with prior service with Seller being deemed to be service with Buyer for such purposes.

(h) Employment Contracts and Employee Benefit Plans. Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with:

(1) any consulting contract, collective bargaining agreement, supplemental employee retirement plan, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses (other than bonuses to the extent accrued on the Seller Financial Statements), or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or

(2) any Employee Benefit Plan as maintained, administered, or contributed to by Seller and covering any employees.

Section 8.02 Other Employee Benefit Matters.

(a) Seller shall take all appropriate action to terminate Seller’s 401(k) and Employee Stock Ownership Plans (“Seller’s Qualified Plans”) as of immediately prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section will require Seller to cause the final dissolution and liquidation of Seller’s Qualified Plans prior to the Closing Date. Buyer and Seller shall take such actions prior to the Closing Date as may be reasonably necessary to enable the employees of Seller after the Closing Date to transfer the amount credited to their accounts under the Seller’s Qualified Plans through rollover contributions into either a qualified defined contribution plan of Buyer or a separate third party individual retirement account, or to take distributions from the Seller’s Qualified Plans.

(b) Buyer and Seller shall take such actions between the date of this Agreement and the Closing Date, as may be reasonably necessary, to pay a stay/retention bonus after the Closing to those Former Seller Employees in an aggregate amount as set forth in Section 8.02(b) and as otherwise agreed upon by Buyer and Seller, which shall be in addition to any severance payment such Former Seller Employee shall otherwise be entitled to pursuant to this Agreement. The Parties shall coordinate with each other as to the issuance of any incentive payment to Former Seller Employees or Seller’s employees that would be in the best interest of Buyer and Seller.

(c) Section 8.02(c) of the Disclosure Schedule lists the estimated change in control payments that will be made by Seller under the agreements identified in Section 8.02(c) of the Disclosure Schedule of this Agreement immediately prior to the Closing.

(d) Immediately prior to Closing, Seller shall take any and all actions necessary to terminate the agreements identified in Section 8.02(c) of the Disclosure Schedule and pay any change in control and severance amounts described therein in single lump sum payments as of or immediately prior to the Closing Date.

Section 8.03 Employee Documents. Within fifteen (15) Business Days of the date of this Agreement, Seller shall provide Buyer with access to employees at the Seller’s locations. Upon receipt of the written consent of each employee, Buyer will be granted access to that employee’s personnel files (or copies thereof) but excluding any medical or health related information; provided, that such access to employees shall not interfere with the normal business activities and operation of the Seller’s locations.

Section 8.04 Directors and Officer Insurance Coverage.

(a) Buyer agrees to provide each officer of Seller who it hires as an officer after the Closing Date substantially the same insurance coverage against personal liability for actions taken after the Closing Date as is provided to current officers of Buyer.

(b) Following the Closing Date, Buyer shall indemnify and hold harmless Holding Company, Seller, and the Indemnified Individuals (as defined below) against all claims, liabilities, costs, and expenses related to the Liabilities assumed by Buyer pursuant to this Agreement, whether prior to or after the Closing Date.

(c) For a period of six (6) years after the Closing Date, Buyer shall indemnify, defend and hold harmless: each person entitled to indemnification from Seller and/or Holding Company immediately prior to the Closing Date (including current and past directors and officers) (the “Indemnified Individuals”) against any and all claims, liability, costs and expenses arising out of actions or omissions occurring at or prior to the Closing Date (including, without limitation, the Transactions and, with respect to Transactions or portions thereof that occur after the Closing Date, without regard to the fact that actions related to such Transactions or portions thereof occur after the Closing Date) to the fullest extent which Seller or the Holding Company, as the case may be, would have been permitted under any applicable law and its Articles and bylaws (and Buyer shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(d) Buyer shall purchase for a period of six (6) years following the Closing Date, at Buyer’s expense, so long as the annual premium or premiums does not exceed 150% of the annual premium payments on the current policies, as in effect as of the date of this Agreement (the “Maximum Amount”), and Buyer shall cause to be maintained in effect for such six (6) year period, for the benefit of the Holding Company, Seller and the Indemnified Individuals prior to the Closing Date, a tail policy or policies providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance policies in effect as of the Closing Date. If such tail coverage cannot be purchased for the Maximum Amount described above, Buyer shall obtain, in consultation with Seller, as much comparable insurance as is available for such Maximum Amount. In the event the insurer declines to provide the tail policy prior to the Closing Date, or after the Closing Date terminates the tail policy, Buyer shall use its commercially reasonable efforts to identify and obtain similar coverage from another insurance carrier of substantially similar size and reputation to that of such former insurer, if such coverage is reasonably obtainable from the marketplace. If after such reasonable efforts another such insurance carrier is unable or unwilling to provide such similar coverage, Buyer shall obtain the best coverage available, as determined in the reasonable judgment of Seller or Buyer, as applicable, for a cost up to but not exceeding the Maximum Amount. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this subsection (d), Buyer will be obligated to indemnify the Indemnified Individuals in accordance with subsection (c) above.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the Transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Performance. Each of the acts and undertakings and covenants of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not have a Material Adverse Effect on Buyer. Buyer shall have performed or complied, in all material respects, with all covenants, agreements and obligations contained in this Agreement and the other Transaction Documents to which it is a party to be performed or complied with at or prior to the Closing.

(c) Material Adverse Effect. Between the date of this Agreement and the Closing, Buyer shall not have experienced a Material Adverse Effect.

(d)	Documents. Seller shall have received the following documents from Buyer:

(1) An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(A) hereto.

(2) Resolutions of Buyer’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions.

(3) A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

(4) A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a), Section 9.01(b) and Section 9.01(c) of this Agreement have been fulfilled.

(5) An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.11.

(6) Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the Deposit liabilities and otherwise perform Seller’s obligations that are being transferred to Buyer pursuant to this Agreement or consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to counsel for Seller.

(e) Purchase Price. Seller shall have received the Purchase Price in immediately available funds deposited in the Seller Account.

Section 9.02 Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Performance. Each of the acts and undertakings and covenants of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties; Covenants. The representations and warranties of Seller contained in Article V of this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not have a Material Adverse Effect on Seller. Seller and Holding Company (to the extent applicable) shall have performed or complied, in all material respects, with all covenants, agreements and obligations contained in this Agreement and the other Transaction Documents to which they are parties to be performed or complied with at or prior to the Closing.

(c) No Material Adverse Effect. Between the date of this Agreement and the Closing, Seller shall not have experienced a Material Adverse Effect.

(d) Documents. Buyer shall have received the following documents from Seller:

(1) A duly executed recordable Limited Warranty Deed, substantially in the form set forth in Exhibit 3 hereto, conveying title to the Real Estate, an affidavit of Seller stating that the Real Estate is not encumbered or subject to any liens (except for such encumbrances and liens disclosed to, and approved by, Buyer), a Vendor’s Affidavit, and updated title reports with respect to the Real Estate, if requested by Buyer as provided in

Section 7.08.

(2) An executed Assignment and Assumption Agreement in the form of Exhibit 2.02(A) hereto.

(3) An executed Bill of Sale and Assignment in the form of Exhibit 3.02(A) hereto.

(4) Resolutions of Seller’s Board of Directors, certified by the Secretary or Assistant Secretary of Seller, authorizing the execution and delivery of this Agreement and the consummation of the Transactions and resolutions of Seller’s shareholders approving this Agreement and the Transactions.

(5) A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers.

(6) A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) of this Agreement have been satisfied.

(7) A final customer list as set forth in Section 11.06(a) of this Agreement.

(8) An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

(9) The holds and stop payment information described in Section 11.01 of this Agreement.

(10) An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.11.

(11) All third-party consents required for the Seller to consummate the Transactions.

(12) The Records (delivery of which shall be deemed completed upon the satisfaction by Seller of its obligations under Section 7.11).

(13) The Limited Power of Attorney attached hereto as Exhibit 9.02(D)(13).

(14) Non-solicitation agreements duly executed by each director of Seller and Holding Company in favor of Buyer in substantially the form attached as Exhibit 9.02(D)(14).

(15) A Voting Agreement executed by each of the directors of Holding Company who are shareholders of Holding Company, substantially in the same form attached hereto as Exhibit 9.02(D)(15).

(16) Any and all certificates and other documents necessary to establish Seller’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the Transactions contemplated by this Agreement, and (b) such other evidence as Buyer may request to evidence Seller’s compliance with the Tax laws of each state in which the Transferred Assets are located and each other jurisdiction in which Seller files any Tax Return, or to determine the amount of withholding required to avoid successor liability in accordance with such states’ applicable tax clearance procedures.

(17) Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Seller Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Buyer.

(e) Physical Delivery. Seller shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery (delivery of which shall be deemed completed upon the satisfaction by Seller of its obligations under Section 7.11).

Section 9.03 Condition to the Obligations of Seller and Buyer.

(a) Regulatory Approvals. All required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency required for the consummation of the Transactions shall have been obtained without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by either Seller or Buyer; provided, however, the exclusion of the sale or transfer of any Asset or Liability of Seller to Buyer in connection with the Transaction by any relevant federal, state, or other regulatory agency from such agency’s approval or consent shall not be deemed unduly burdensome or otherwise prevent the satisfaction of the condition set forth in this Section 9.03 if such Assets and/or Liabilities, in the aggregate, are not a material portion of Seller’s business operations.

(b) Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions in any legal, administrative or other proceeding, no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the Transactions contemplated by this Agreement or which would have a Material Adverse Effect on Seller.

(c) Shareholder Approval. This Agreement and the Transactions shall have been approved by the Holding Company as the sole shareholder of Seller and by the holders of a majority of the outstanding shares of common stock of the Holding Company.

(d) Coordination Regarding Data Processing and Card Services Contracts. The Seller and Buyer shall coordinate and agree on the timing for the notices of termination for Seller’s Data Processing Contracts and the card services contract.

(e) Consent to Assignment of Data Processing Contracts. All required consents, permissions and approvals required to transfer and assign the Data Processing Contracts to Buyer shall have been obtained, and conditions to such consents, including the payment by Buyer of all termination fees, conversion fees and other fees, expenses and payments required in connection with the assignment or termination of the Data Processing Contracts, shall have been satisfied.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for a willful and material breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following conditions:

(a) By Seller or Buyer after the expiration of ten (10) Business Days after any Regulator shall have denied or refused to grant the approvals or consents required under this Agreement to be obtained pursuant to this Agreement, unless within said ten (10) Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the Regulator which denied or refused to grant approval thereof;

(b) By the non-breaching party after, the expiration of twenty (20) Business Days from the date that a party hereto has given notice to the another party of such other party’s material breach or misrepresentation of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect if within thirty (30) Business Days of the failure by the notified party to make such correction within said thirty (30) Business Day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party’s right to seek damages or other equitable relief;

(c) By Seller or Buyer if the transactions provided for in this Agreement are not consummated by August 15, 2025, unless the date is extended by the mutual written agreement of the parties; provided, however, that such date will be automatically extended to November 15, 2025, if the only outstanding condition to Closing under Article IX (other than those that by nature will not be satisfied until Closing) is the receipt of all regulatory approvals required by Section 9.03(a), provided a party that is then in breach of this Agreement shall not be entitled to exercise the right of termination pursuant to this Section 10.01(c) and provided further that during the pendency of the applications seeking Seller or Holding Company’s regulatory approvals, such dates will be extended until sixty (60) days following the receipt of such approvals;

(d) The mutual written consent of the parties to terminate;

(e) By Seller or Holding Company if, without breaching Section 7.06, Seller or Holding Company shall contemporaneously enter into a definitive agreement with a third party providing a Superior Proposal; provided, that the right to terminate this Agreement under this Section 10.01(e) shall not be available to Seller and Holding Company unless they delivers to Buyer (1) written notice of Seller’s and Holding Company’s intention to terminate at least five (5) Business Days prior to termination and (2) the Fee referred to in Section 10.03; or

(f) by either Seller or Buyer if the Special Meeting (including any adjournments thereof) has been held and completed and the shareholders of Holding Company shall have taken a final vote such that Holding Company shareholder approval shall have not been received.

Section 10.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article X, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.14, Section 10.03, and Section 10.04. and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

Section 10.03 Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.01(e), then, within five (5) Business Days of such termination, Seller shall pay Buyer by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, $6,390,000 (the “Fee”). Seller shall not be required to pay the Fee on more than one occasion.

ARTICLE XI

OTHER AGREEMENTS

Section 11.01 Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof.

Section 11.02 ACH Items and Recurring Debits. Seller will transfer all ACH arrangements to Buyer as soon as possible after the Closing Date. At least fifteen (15) Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall also continue Recurring Debit arrangements that were originated or administered by Seller.

Section 11.03 Withholding. Seller shall deliver to Buyer (i) within three (3) Business Days after the Closing Date a list of all “B” (TINs do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of 120 days after the Closing Date, all notices received by Seller from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:

(a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 11.03(a) above will be remitted by Buyer.

(c) Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date, and are the result of actions taken by Seller prior to the Closing Date, will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 11.04 Retirement Accounts. Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for the tax year in which the Closing occurs. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.

Section 11.05 Interest Reporting. Buyer shall report for the tax year in which the Closing occurs all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. Buyer shall also report for the tax year in which the Closing occurs any amounts credited to Deposit accounts pursuant to Section 7.17 hereof. For so long as Seller remains in existence, Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

Section 11.06 Notices to Depositors.

(a) Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape or such other appropriate electronic medium thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 11.06(a) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement.

(b) After receipt of all regulatory approvals and, with the concurrence of the Regulators, if required, at least five (5) Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries or waiting periods), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits; provided, however, such notice shall be given to the holders of IRAs at least thirty (30) days prior to the Closing Date. The notification(s) will be based on the list referred to in the first paragraph of Section 11.06 above and a listing maintained by the Seller of the new Deposit accounts opened since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing (in which case Buyer shall pay the costs of such mailing and Buyer shall not delay the timing of such mailing), or within three (3) days after Seller’s notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s), which approval shall not be unreasonably withheld or delayed. Except as otherwise provided herein, each party will be responsible for the cost of its own mailing.

(c) After the effective date of any mailing regarding account services by Buyer, Buyer will provide copies of such materials to Seller for distribution at the Seller’s locations at the time new services are acquired.

Section 11.07 Card Processing and Overdraft Coverage.

(a) Seller will provide Buyer with a list of ATM and debit card holders no later than fifteen (15) Business Days after receipt of all necessary approvals of the Regulators; provided, however, Buyer shall not use such list to contact the card holders without prior consent of the Seller.

(b) All of the Seller’s customers with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing, and if not available, Buyer will provide written notice to any affected customers.

Section 11.08 Taxpayer Information. Seller shall deliver to Buyer within three Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report on pursuant to Section 11.03 of this Agreement (collectively, the “Taxpayer Information”) (delivery of which shall be deemed completed upon the satisfaction by Seller of its obligations under Section 7.11). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.

Section 11.09 Conversion and Data Processing. It is understood and agreed that the conversion of the processing, reporting, payment and other operating systems of the Seller to those of Buyer shall be effected by Buyer after the Closing and shall not be a condition of closing. All expenses incurred relating to the data processing conversion, including without limitation any and all termination fees, conversion fees and other fees, expenses and payments required in connection with the termination of the Data Processing Contracts and the de-conversion of systems shall be borne solely and entirely by Buyer. The Seller and Buyer shall coordinate and agree on the timing for the notices of termination for the Data Processing Contracts.

Section 11.10 UCC Financing Statement Dates. Seller shall deliver to Buyer within five (5) Business Days prior to the Closing Date: (i) a list of UCC-1 financing statement filing dates for open Loans; and (ii) a list of UCC-3 financing statement filing dates for open Loans.

Section 11.11 Taxes; Transfer Charges. Taxes on the transfer of the Seller Real Estate shall be borne by the Party responsible pursuant to applicable Law; provided, however, that to the extent applicable Law is silent on responsibility, and absent common practice and custom, the responsibility for such taxes shall be split equally by Buyer and Seller. All other transfer, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne half by Seller and half by Buyer, and the Seller shall file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable Law, Buyer shall join in the execution of any such tax returns and other documentation.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Attorneys’ Fees. Except as provided below, each party shall bear the cost of its own attorneys’ fees incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be entitled to seek, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.

Section 12.02 No Third Party Beneficiaries. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties, except for the rights set forth in Section 8.05(c) of this Agreement. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; (ii) shall alter or limit Buyer’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the parties any right as a third party beneficiary of this Agreement.

Section 12.03 Notices. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows or at such other address, telephone or facsimile number as either party may later specify by such written notice:

To Seller:	Affinity Bank, National Association
400 Galleria Parkway SE
Suite 900
Atlanta, GA 30339
Attn: Edward J. Cooney, President and Chief Executive Officer
Email: ecooney@myaffinitybank.com

With a copy to:	Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attn: Thomas P. Hutton
Email: thutton@luselaw.com

To Buyer:	Atlanta Postal Credit Union
3900 Crown Road SW
Atlanta, GA, 30304-0001
Attn: Blake Graham, President and Chief Executive Officer
Email: bgraham@apcu.com

With copy to:	Honigman LLP
650 Trade Centre Way
Suite 200
Kalamazoo, MI 49002-0402
Attn: Michael M. Bell
Email: mbell@honigman.com

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received five (5) business days after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

Section 12.04 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment in violation of this section is void.

Section 12.05 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors or representatives.

Section 12.06 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, except that it shall also be governed by and construed in accordance with federal law to the extent federal law applies.

(b) Any legal action or proceeding with respect to this Agreement by one party against any other party shall be brought only in any federal or state court located in the State of Georgia, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waive any objection to the laying of venue on the grounds of forum non conveniens which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.06(A).

Section 12.07 Entire Agreement. This Agreement, together with the schedules and Exhibits hereto, contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

Section 12.08 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 12.09 Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 12.10 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 12.12 Force Majeure. No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance (except for any obligations to make payments to the other party hereunder) when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, hurricane, tornado, epidemic, or pandemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) other similar events beyond the reasonable control of the Impacted Party. In the event of a Force Majeure Event, the Impacted Party shall give notice within three (3) Business Days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of thirty (30) consecutive days following written notice given by it under this Section 12.12, the other party may thereafter terminate this Agreement upon ten (10) days’ written notice.

Section 12.13 Disclosure Schedules. All information set forth in the Exhibits and Disclosure Schedule hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.

Section 12.14 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 7.13, 7.14, 10.02, 10.03 and in Article XII of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements contained in Sections 7.13, 7.20, 8.01, 8.02, 8.03, 8.04 and 8.05, which by their terms apply or are to be performed in whole or in part after the Closing, and in this Article XII.

Section 12.15 Transfer Charges and Assessments. All transfer, assignment, sales, conveyancing and recording charges, assessments and taxes applicable to the sale and transfer of the Assets and the assumption of the Liabilities shall be paid and borne by Buyer.

Section 12.16 Time of the Essence. Whenever performance is required to be made by a party under a specific provision of this Agreement, time shall be of the essence.

Section 12.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

The parties hereto have duly authorized and executed this Agreement as of the date first above written.

ATLANTA POSTAL CREDIT UNION

By:	/s/ Blake Graham
Name:	Blake Graham
Title:	President/CEO

AFFINITY BANK, NATIONAL ASSOCIATION

By:	/s/ Edward J. Cooney
Name:	Edward J. Cooney
Title:	President and Chief Executive Officer

AFFINITY BANCSHARES, INC.

By:	/s/ Edward J. Cooney
Name:	Edward J. Cooney
Title:	President and Chief Executive Officer

FIRST AMENDMENT TO

PURCHASE AND ASSUMPTION AGREEMENT

This FIRST AMENDMENT TO THE PURCHASE AND ASSUMPTION AGREEMENT (this “First Amendment”) is made and entered into this 12 day of August, 2024, by and among Affinity Bancshares, Inc., a Maryland corporation (“Holding Company”) and its wholly owned subsidiary, Affinity Bank, National Association (“Seller”), a national bank having its home office in Covington, Georgia, and Atlanta Postal Credit Union (“Buyer”), a state chartered credit union organized under the laws of the State of Georgia and having its home office in Atlanta, Georgia. Buyer, Holding Company, and Seller are referred to collectively herein as the “Parties,” and individually as a “Party.”

RECITALS

A. Buyer, Holding Company and Seller entered into a Purchase and Assumption Agreement, dated May 30, 2024 (the “Agreement”), whereby Buyer desires to purchase and assume from Seller, and Seller desires to sell and assign to Buyer, substantially all of Seller’s assets and liabilities in accordance with the terms and subject to the conditions set forth in the Agreement.

B. Pursuant to Section 12.07 of the Agreement, the Parties desire to amend certain limited terms of the Agreement as set forth in this First Amendment.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals and the mutual representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Holding Company and Seller hereby agree as follows:

1. General. The foregoing recitals constitute an integral part of this First Amendment, evidencing the intent of the Parties in executing this First Amendment and describing the circumstances surrounding its execution. Accordingly, the recitals are, by this express reference, made a part of the covenants hereof, and this First Amendment shall be construed in the light thereof. Capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to such terms in the Agreement. The Agreement is amended, as of the date on which each of Buyer, Holding Company and Seller execute this First Amendment, by adding, deleting or otherwise modifying the provisions of the Agreement as noted herein. This First Amendment is part of the Agreement.

2. Amendment to Definitions. Section 1.01 of the Agreement is hereby amended to add the following definition.

““Excluded Deposits” means any Deposit liability owed to a “public body,” as defined by O.C.G.A. § 45-8-1, or any other similar public depositor that is required by Law to maintain its deposit accounts at a bank or other FDIC-insured institution.”

3. Amendment to Section 2.02(a). Section 2.02(a) of the Agreement is hereby amended by deleting such subsection in its entirety and inserting the following language in lieu thereof:

“(a) Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits (other than the Excluded Deposits) and the Contracts in accordance with the terms of such Deposits (other than the Excluded Deposits) and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as Exhibit 2.02(A);”

4. Amendment to Section 3.13. Section 3.13 of the Agreement is hereby amended by deleting such section in its entirety and inserting the following language in lieu thereof:

“Section 3.13 Excluded Liabilities. It is understood and agreed that Buyer shall not assume or be liable for (a) any costs and expenses of Seller relating to the negotiation or consummation of the Transactions, the winding up, liquidation and dissolution of Seller and Holding Company and the preparation and filing of Seller’s final income tax returns, including without limitation, fees and expenses of counsel, accountants or investment bankers, (b) any federal, state, county or local income taxes of Seller, (c) any liabilities of Seller for federal, state, county or local income taxes on the Purchase Price, (d) any liabilities under any Employee Benefit Plan maintained, administered or contributed to by Seller, (e) the Excluded Deposits, (f) any liability relating to any Wrongful Acts of Seller, or (g) any liability or obligation under the Excluded Contracts, as identified on Section 3.13 of the Disclosure Schedule (collectively, the “Excluded Liabilities”). Except as otherwise provided herein, all Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or liability with respect thereto.”

5. Amendment to Section 5.13(b). The third sentence of Section 5.13(b) of the Agreement is hereby amended by deleting such sentence in its entirety and inserting the following language in lieu thereof:

“Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits, other than the Excluded Deposits, without restriction.”

6. Amendment to Section 9.02. Section 9.02 of the Agreement is hereby amended to add the following subsection:

“(f) Excluded Deposits. All accounts at Seller that were or would be Excluded Deposits shall have been closed and all funds in such accounts shall have been remitted for payment to the appropriate party.”

7. Ratification. As amended by this First Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, and the Agreement shall be read, taken and construed as one and the same instrument. All other provisions of the Agreement (including as modified by this First Amendment) remain intact and by signing below, each Party reaffirms its respective agreement to be bound by the terms and conditions of the Agreement (as hereby amended by this First Amendment). Upon the execution of this First Amendment, each reference in this First Amendment or the Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this First Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this First Amendment may refer to the Agreement without making specific reference to this First Amendment, but nevertheless all references to the Agreement shall be a reference to such document as amended hereby and by the First Amendment.

8. INCORPORATION BY REFERENCE. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING FEES AND EXPENSES, NOTICES, GOVERNING LAW, COUNTERPARTS AND ELECTRONIC EXECUTION, AND SUCCESSORS AND ASSIGNS SET FORTH IN ARTICLE XII OF THE AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[THIS SPACE LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to the Purchase and Assumption Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

BUYER:
ATLANTA POSTAL CREDIT UNION

By:	/s/ Blake Graham
Name:	Blake Graham
Title:	President/CEO

SELLER:
AFFINITY BANK, NATIONAL ASSOCIATION

By:	/s/ Edward J. Cooney
Name:	Edward J. Cooney
Title:	CEO

HOLDING COMPANY:
AFFINITY BANCSHARES, INC.

By:	/s/ Edward J. Cooney
Name:	Edward J. Cooney
Title:	CEO

Signature Page to First Amendment to Purchase and Assumption Agreement

ANNEX B

AFFINITY BANCSHARES, INC.

PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION

1. Approval and Effectiveness of Plan. The Board of Directors (the “Board”) of Affinity Bancshares, Inc., a Maryland corporation (the “Corporation”), deems it advisable and in the best interests of the Corporation and its stockholders (the “Stockholders”) to dissolve the Corporation and do all other acts, consistent with applicable law and with the Articles of Incorporation and Bylaws of the Corporation, necessary or proper to liquidate the Corporation and wind up its affairs pursuant to this Plan of Dissolution and Complete Liquidation (this “Plan”). The Board has approved this Plan and directed that it be submitted to the Stockholders for approval. The Plan shall become effective upon approval of the Plan by the Stockholders. The date of the Stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. Filing of Tax Forms. The Corporation’s officers are authorized and directed to execute and file within 30 days after the Effective Date a U.S. Treasury Form 966 pursuant to Section 6043 of the Internal Revenue Code of 1986, as amended (the “Code”), and such additional forms and reports with the U.S. Internal Revenue Service as may be necessary or appropriate in connection with carrying out this Plan.

3. Voluntary Dissolution and Liquidation. On and after the Effective Date, the Corporation shall voluntarily dissolve and liquidate in accordance with Sections 331 and 336 of the Code and Sections 3-401 through 3-419 of the Maryland General Corporation Law (the “MGCL”). Pursuant to the Plan, the proper officers of the Corporation shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the dissolution and liquidation of the Corporation, including, but not limited to, the following: (a) promptly wind up the Corporation’s affairs, collect its assets and pay or provide for its liabilities (including contingent liabilities); (b) sell or exchange any and all property of the Corporation at public or private sale; (c) prosecute, settle or compromise all claims or actions of the Corporation or to which it is subject; (d) declare and pay to or for the account of the Stockholders, at any one or more times pursuant to this Plan and as such officers may determine, liquidating distributions in cash, in kind or both; (e) cancel all outstanding shares of stock of the Corporation upon the Share Termination Date (as defined in Section 12 hereof) and upon receipt of any share certificate held by the applicable Stockholder; (f) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, those contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the carrying out of the liquidation and dissolution of the Corporation; (g) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, such forms and documents as are required by the State of Maryland, by any jurisdiction in which the Corporation has been qualified to do business and by the Federal government, including tax returns; (h) make, or make arrangement for, including through establishing an escrow account or by any other method permitted by applicable bank regulators and approved by the Board, any payments required pursuant to the liquidation account established by the Corporation in connection with the conversion of the former mutual holding company of Tempo Bank, Sugar Creek MHC, from a mutual holding company to a stock holding company; and (i) pay all costs, fees and expenses, taxes and other liabilities incurred by the Corporation and/or its officers in carrying out the dissolution and liquidation of the Corporation.

4. Prefiling Notice. Pursuant to Section 3-404 of the MGCL, not less than 20 days before the filing of the articles of dissolution with the Maryland State Department of Assessments and Taxation (the “Department”), the Corporation shall mail notice that dissolution of the Corporation has been approved to all its known creditors at their addresses as shown on the records of the Corporation and to its employees, either at their home addresses as shown on the records of the Corporation or at their business addresses (alternatively, the Board may determine that the Corporation has no employees and/or known creditors).

5. Sales of Assets.

(a) The Corporation is authorized to sell, and to cause its subsidiaries to sell, upon such terms as may be deemed advisable, any or all of their respective assets for cash, notes, redemption of equity or such other assets as may be conveniently liquidated or distributed to the Stockholders.

(b) The Corporation shall not authorize or transfer assets pursuant to any sale agreement between the Corporation or its subsidiaries, on the one hand, and an affiliate of the Corporation or its subsidiaries, on the other hand, unless a majority of the Board, including a majority of independent members of the Board not otherwise interested in the transaction, determine that the transaction is fair and reasonable to the Corporation or its subsidiaries, as the case may be.

6. Reserve Fund. The Corporation is authorized, but not required, to establish one or more reserve funds, in a reasonable amount and as may be deemed advisable, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses. Establishment of a reserve fund may be accomplished by a recording in the Corporation’s accounting ledgers of any accounting or bookkeeping entry that indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to establish a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or such other successor-in-interest to the Corporation as may then exist or shall be distributed as the Corporation shall have otherwise instructed or, if no such entity is then in existence and no such instructions shall have been provided by the Corporation, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s Office. The Corporation may also establish a reserve fund by any other reasonable means. The Board may, if it determines in its sole discretion that any reserve fund has served its purpose and is no longer needed and that distributing any funds remaining in the reserve fund would not be reasonable or desirable given the effort and costs that would be required under the circumstances, determine to donate the funds remaining in the reserve fund to a charitable organization chosen by the Board, and such action by the Board shall be presumed to be in the best interests of the stockholders of the Corporation and in compliance with the fiduciary duties of the members of the Board. By approving this Plan, the Stockholders are specifically approving the discretion of the Board to donate any of the funds remaining in the reserve fund.

7. Insurance Policies. The Corporation is authorized, but not required, to procure one or more insurance policies, in a reasonable amount and as may be deemed advisable, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses.

8. Articles of Dissolution. The proper officers of the Corporation are authorized and directed to file articles of dissolution with the Department for record pursuant to Section 3-407 of the MGCL. Before filing articles of dissolution, the Corporation shall give notice to its known creditors and employees as set forth in Section 4 hereof and satisfy all other prerequisites to such filing under Maryland law. Upon the Department’s acceptance of the articles of dissolution for record, as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved. Except for purposes of winding up as provided in Section 3-408 of the MGCL, the Corporation shall be dissolved (the “Dissolution Date”) when the Department accepts the Corporation’s articles of dissolution for record. The Department may not accept for record the articles of dissolution for the Corporation unless the annual property reports required by Title 11 of the Tax Property Article have been filed (including for the current year if the articles of dissolution are filed after April 15). The Corporation may request from the Department, pursuant to Section 3-407(b) of the MGCL, a list of all collectors of taxes of counties and municipalities to which the Department has certified an assessment of personal property taxable to the Corporation within the preceding four years.

The Corporation shall also terminate any qualification to do business as a foreign corporation and pay any tax liabilities and file any required reports in any jurisdiction other than Maryland.

9. Continuation; Winding Up. After the Dissolution Date, unless otherwise determined by resolution of a majority of the Board, the members of the Board and the officers of the Corporation shall continue in their positions for the purpose of winding up the affairs of the Corporation as contemplated by Maryland law without further action by the Stockholders to the extent permitted by Maryland law. The Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind-up its business and affairs, under the direction of the Board. In addition to any authority impliedly herein granted to the Corporation and/or the Board, the Board shall have the authority to:

•	collect and distribute the assets, applying them to payment, satisfaction and discharge of existing debts and obligations of the Corporation, including necessary expenses of liquidation;

•	distribute the remaining assets among the Stockholders;

•	carry out the contracts of the Corporation;

•	sell all or any part of the assets of the Corporation in public or private sale;

•	sue or be sued in the name of the Corporation; and

•	do all other acts consistent with law and the articles of incorporation of the Corporation necessary or proper to liquidate the Corporation and wind-up its affairs.

10. Distributions. The assets of the Corporation shall be distributed to Stockholders pursuant to this Plan in one or more distributions in accordance with the MGCL. The proportionate interests of Stockholders in the assets of the Corporation shall be fixed on the basis of their holdings on the date of the initial distribution of funds to Stockholders following the Effective Date (the “Initial Distribution”) or on such other date as may be determined by the Board (the “Determination Date”). Subject to the election of the Board to make distributions under Section 3-412 of the MGCL as set forth in Section 11 hereof, as soon as reasonably practicable after the Initial Distribution and following the payment or other provision for all liabilities and expenses of the Corporation, the remaining assets of the Corporation shall be distributed to Stockholders in one or more distributions equal to the Stockholders’ proportionate interest in the net assets of the Corporation as of the Determination Date (the last of such distributions, the “Final Distribution”). The Board may also decide to use a Liquidating Trust as set forth in Section 13 hereof. Unless the Board has elected to make distributions under Section 3-412 of the MGCL, the Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur and to make the Final Distribution no later than the second anniversary of the Effective Date.

11. Distribution by Notice and Proof. The Board may elect to make the distributions to Stockholders pursuant to the procedure set forth in Section 3-412 of the MGCL. In such case, the Corporation shall notify Stockholders and require that they prove their interests within a specified period of time extending until at least 60 days after the date of notice. Such notice shall be mailed to each Stockholder at his or her address as it appears on the records of the Corporation and be published at least once a week for three successive weeks in a newspaper of general circulation published in the county in which the principal office of the Corporation is located. The date of such notice is the later of the date of mailing or the date of first publication. The Corporation’s records of Stockholders shall be deemed conclusive. After the expiration of the time specified in the notice, the Corporation may make an Initial Distribution to each Stockholder of record who has proved his or her interest his or her proportionate share of the assets, reserving the shares of those who have not proved their interests or cannot be located. Thereafter, the Corporation may incur reasonable expenses in locating the remaining Stockholders and securing proofs of interest from them or confirmations as to the accuracy of the Corporation’s stockholder records and may charge the expenses against the funds undistributed at the time the expenses are incurred. From time to time, the Corporation may distribute a proportionate share to any Stockholder who has proved his or her interest or been located since the prior distribution. If a Stockholder transfers his or her shares before the Determination Date, it is incumbent on the transferee to notify the Corporation of the transfer and to prove his or her interest under the transfer, in order for the transferee to receive a proportionate share of any subsequent distribution. If a transferee does not give the notice and prove his or her interest in the transferred shares as set forth in the foregoing sentence, any subsequent distributions shall be made based upon the Corporation’s last prior dated records of stockholding interests. If the procedure of Section 3-412 of the MGCL is elected to be followed, then (i) no earlier than three years from the date of the original notice, the Corporation may make a Final Distribution of all surplus assets remaining under its control to those Stockholders who have proved their interests and are entitled to distribution, and (ii) after the Final Distribution, the interest of any Stockholder who has not proved his interest is forever barred and foreclosed.

12. Closing of Books; Termination of Shares. On the Determination Date, the books of the Corporation shall be closed. Thereafter, unless the books of the Corporation are reopened because this Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the Stockholders’ respective interests in the Corporation’s assets shall not be transferable by the negotiation of share certificates. Each share of the Corporation’s common stock shall be canceled on such date (which may be the Determination Date) as shall be determined by the Board (the “Share Termination Date”) and upon receipt of any share certificate held by the applicable Stockholder.

13. Liquidating Trust. If deemed necessary, appropriate, or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Corporation’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Corporation shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all, or a portion, of the assets of the Corporation. If assets are transferred to the Trust, each Stockholder shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Corporation on that date. All distributions from the Trust shall be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Corporation, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Corporation. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Corporation of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Corporation, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Corporation to the Stockholders. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Corporation. The Corporation, as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of the requisite vote of the outstanding capital stock of the Corporation shall constitute the approval of the Stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

14. Director and Officer Compensation. The officers and members of the Board may continue to receive compensation as determined by the Board until the final liquidating distribution is paid, provided that they remain officers and/or directors of the Corporation.

15. Interpretation; General Authority. The Board and the proper officers of the Corporation are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, Stockholders and governmental entities, to make such filings with governmental entities and to negotiate and execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or advisable to wind up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation: (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of any or all property of the Corporation, its subsidiaries, whether real or personal, tangible or intangible; (b) the appointment of other persons to carry out any aspect of the Plan; and (c) the temporary investment of funds in such medium as the Board may deem appropriate.

16. Corporate Governance. All of the provisions of the Articles of Incorporation and Bylaws of the Corporation shall remain in effect throughout the liquidation process unless specifically amended by the Plan or amended by the Stockholders or by Board following the adoption of the Plan, as applicable.

17. Indemnification. The Corporation shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors’ and officers’ insurance) as shall be necessary or advisable to provide the continued indemnification of the directors, officers, employees and agents of the Corporation, including for service with other entities as provided in the Corporation’s Articles of Incorporation, and such other parties whom the Corporation has agreed to indemnify, to the maximum extent provided by the Articles of Incorporation and Bylaws of the Corporation, any existing indemnification agreement to which the Corporation is a party and applicable law. At the discretion of the Board, such insurance may include coverage for the periods after the dissolution of the Corporation.

18. Governing Law. The validity, interpretation and performance of the Plan shall be controlled by and construed under the laws of the State of Maryland.

19. Abandonment of Plan; Amendment. The Board may terminate the Plan for any reason. Notwithstanding approval of the Plan by the Stockholders, the Board may modify or amend the Plan without further action by or approval of the Stockholders to the extent permitted under then applicable law.

#   #   #

ANNEX C

May 30, 2024

Board of Directors

Affinity Bancshares, Inc.

Affinity Bank

3175 Highway 278

Covington, GA 30014

Members of the Board of Directors:

We understand that Affinity Bancshares, Inc. (the “Holding Company”) intends to enter into a Purchase and Assumption Agreement (the “Agreement”) by and among Holding Company, its wholly owned subsidiary, Affinity Bank, National Association (the “Seller”) and Atlanta Postal Credit Union (“Buyer”), whereby the Buyer will purchase substantially all of the assets and liabilities of the Seller (the “Transaction”) subject to the terms of the Agreement dated May 30, 2024. You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof (the “Opinion”) to the Board of Directors of Holding Company (the “Board”) as to the fairness, from a financial point of view, of the Consideration (defined below) to be received by the Seller.

In consideration for the Seller’s Assets acquired by Buyer under the Agreement, Buyer shall assume the Liabilities (other than the Excluded Liabilities as defined in the Agreement) and pay in cash to Seller at Closing an amount equal to $22.50 per share of Holding Company stock outstanding as of Closing following the termination of the Affinity Bank Employee Stock Ownership Plan (the “Stock Consideration”). Additionally, in accordance with the terms and subject to the conditions of any such option award agreements, at Closing, Buyer shall pay in cash an amount equal to the excess of $22.50 per share over the respective exercise price of the 640,766 shares of stock options outstanding as of Closing with a weighted average exercise price of $12.58 per share (the “Option Consideration”). In addition to the Stock Consideration and Option Consideration, Seller shall retain the amount of cash set forth in the definition of Retained Cash (collectively, the Stock Consideration, the Option Consideration and the Retained Cash shall be the “Consideration”), and Buyer will provide cash sufficient to fund the payment of the Liquidation Accounts to eligible depositors, estimated at $14,100,000 as of December 31, 2023 (“Depositor Liquidation Payment”), which must be satisfied prior to liquidation of the Consideration to shareholders. Without limiting the foregoing, the Consideration will not be adjusted downward as the result of the implication of Taxes, as defined in the Agreement, asserted against the Consideration, whether realized by Seller or Holding Company. In addition, in the event the calculation of the Taxes asserted against the Consideration, as estimated as of Closing, is less than $17,500,000, the Consideration shall be increased by an amount such that the resulting Consideration plus Taxes shall have increased by fifty cents ($0.50) for every such dollar that the Taxes asserted against the Consideration, as estimated as of Closing and prior to any such increase in Consideration, is less than $17,500,000. Prior to Closing, Seller shall provide Buyer with a statement setting forth Seller’s good faith calculation of the Consideration (and the tax payment, net of cash and other assets less other liabilities at the Holding Company as of Closing, to be made by Buyer in respect of the double taxation, as well as any increase in the Consideration resulting from the calculation of Taxes asserted against the Consideration) to be paid by Buyer at Closing, including a calculation of each of the adjustments set forth in the Agreement.

500 W Madison Suite 450, Chicago, IL 60661 | 312 521 1000 | info@performancetrust.com | www.performancetrust.com

In connection with this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary or appropriate under the circumstances. Among other things, we have:

(i)	reviewed a draft Agreement, dated May 30, 2024;

(ii)

reviewed certain publicly available business and financial information relating to Holding Company, Seller and APCU including reports filed with the Securities and Exchange Commission, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve, and National Credit Union Administration;

(iii)	reviewed certain other business, financial and operating information relating to Holding Company, Seller and APCU provided to PTCP by the managements of Holding Company, Seller and APCU;

(iv)	met with, either by phone or in person, certain members of Holding Company, Seller and APCU to discuss the business prospects of Holding Company, Seller and APCU and the proposed Transaction;

(v)

reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have recently been effected or announced;

(vi)	reviewed certain financial data of Holding Company and compared that data with similar data for companies with publicly traded equity securities that PTCP deemed relevant; and

(vii)	considered such other information, financial studies, analyses, investigations, economic data, and market criteria that PTCP deemed relevant.

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material, and other information. With respect to the financial forecasts and projections for Holding Company that we have used to assist in our analyses, the management of Holding Company have advised us, and we have acted in the belief, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Holding Company as to the future financial performance of Holding Company and Seller and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that (i) there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Holding Company, Seller and APCU since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and (ii) there is no information or fact that would make any of the information reviewed by us

500 W Madison Suite 450, Chicago, IL 60661 | 312 521 1000 | info@performancetrust.com | www.performancetrust.com

incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Holding Company, Seller and APCU or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

This Opinion only addresses the fairness, from a financial point of view, of the Consideration to be received by the Seller pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Transaction, relative to the Consideration or otherwise.

This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets may experience volatility and we express no opinion or view as to any potential effects of such volatility on Holding Company, Seller and APCU, or the Transaction. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Transaction as compared to alternative strategies that might be available to Holding Company, nor does it address the underlying business decision of Holding Company or the Board to approve, recommend or proceed with the Transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of Holding Company’s and Seller’s outside counsel and independent accountants or other professionals, and on the assumptions of the respective managements of Holding Company, Seller and APCU, as to all legal, regulatory, accounting, insurance, and tax matters with respect to Holding Company, Seller and APCU, and the Transaction.

We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Holding Company, Seller or APCU, nor have we been furnished with any such recent evaluations or appraisals, with the exception of a third-party loan review of the Seller. In addition, we are not experts in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of Seller’s or APCU’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that Seller’s and APCU’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of Holding Company, Seller or APCU or the solvency or fair value of Holding Company, Seller or APCU or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.

500 W Madison Suite 450, Chicago, IL 60661 | 312 521 1000 | info@performancetrust.com | www.performancetrust.com

We and our affiliates may have in the past provided, may currently be providing and may in the future provide investment banking, securities brokerage and other financial services to Holding Company, Seller, and APCU and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold, or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Holding Company, Seller, APCU and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PTCP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised Holding Company and Seller. PTCP has not provided any investment banking services to Holding Company, Seller and APCU during the past two years in which compensation was received or was intended to be received. PTCP may provide services to Holding Company, Seller and APCU in the future if the Transaction is not consummated, although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

We have been retained to act as exclusive financial advisor to Holding Company and Seller in connection with the Transaction and in rendering this Opinion. PTCP will receive customary investment banking fees in return for our services. Holding Company has paid PTCP a retainer fee of $50,000 and will also pay PTCP a $500,000 progress fee upon the signing of the Agreement and a $250,000 fairness opinion fee upon delivery of this Opinion. Such retainer fee, progress fee and fairness opinion fee will be credited against a success fee, which is contingent on the close of the Transaction, equal to one and sixty hundredths percent (1.60%) of the Transaction Consideration, such amount not to exceed $2,350,000, due upon the closing of the Transaction. In addition, Holding Company and Seller have agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

This Opinion and any other advice or analyses (written or oral) provided by PTCP are or were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Transaction and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the express prior written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PTCP shall not be deemed to have, any fiduciary duty to the Board of Holding Company, Seller, any security holder or creditor of Holding Company or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of Holding Company or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Transaction. The issuance of this Opinion was approved by an authorized internal committee of PTCP comprised of persons having relevant experience and expertise.

In connection with the Transaction, the undersigned, acting as an independent financial advisor to Holding Company and Seller, hereby consents to the inclusion of our opinion letter to the Board of Directors of Holding

500 W Madison Suite 450, Chicago, IL 60661 | 312 521 1000 | info@performancetrust.com | www.performancetrust.com

Company and Seller as an Annex to, and the references to our firm and such opinion in, the proxy statement relating to the proposed Transaction. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such proxy statement within the meaning of the term “experts” as used in the Act or the Regulations.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration received by Seller is fair, from a financial point of view, to the common shareholders of Holding Company.

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

500 W Madison Suite 450, Chicago, IL 60661 | 312 521 1000 | info@performancetrust.com | www.performancetrust.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.	2024
Vote by Internet or Telephone – QUICK EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

AFFINITY

BANCSHARES, INC.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on November 3, 2024.

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –

To participate in the meeting, visit

https://www.cstproxy.com/affinitybancshares/sm2024, and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as 10:00 a.m. on October 28, 2024. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the proxy statement.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PROXY	▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲	Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

1. The approval of the Purchase and Assumption Agreement, dated as of May 30, 2024, by and among Affinity Bancshares, Inc., or the	FOR	AGAINST	ABSTAIN

Company, Affinity Bank, National Association, or the Bank, and Atlanta Postal Credit Union, or Atlanta Postal, pursuant to which Atlanta Postal will purchase substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of the Bank, all on and subject to the terms and conditions contained therein, which is referred to as the asset sale, and which proposal is referred to as the asset sale proposal;

2. The approval of the voluntary dissolution of the Company pursuant to a Plan of Dissolution and Complete Liquidation whereby,	FOR	AGAINST	ABSTAIN

following the completion of the asset sale, the Company will take all necessary action under applicable Maryland law to dissolve, make provision for its liabilities, wind up its affairs and distribute its remaining net assets, including the remaining net cash proceeds from the purchase price paid by Atlanta Postal in the asset sale, to the stockholders of the Company, which proposal is referred to as the Company dissolution proposal;

3. The approval of on an advisory (non-binding) basis, compensation that may be paid or become payable to certain executive officers of the Company in connection with the asset sale; and	FOR	AGAINST	ABSTAIN

4. The adjournment, or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient	FOR	AGAINST	ABSTAIN
votes at the time of the special meeting to approve the asset sale proposal or the Company dissolution proposal, or both.

The undersigned acknowledges receipt from Affinity Bancshares, Inc. before the execution of this proxy of the Notice of Special Meeting of Stockholders and the Proxy Statement dated September 17, 2024.

Check Box if You Plan to Attend the Special Meeting of Stockholders

CONTROL NUMBER

Signature                       Signature, if held jointly                    Date        , 2024

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign, but only one holder is required to sign.

2024

Important Notice Regarding the Internet

Availability of Proxy Materials

Affinity Bancshares, Inc.’s proxy statement,

including the notice of the special meeting of stockholders,

are each available on the internet at:

https://www.cstproxy.com/affinitybancshares/sm2024

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AFFINITY BANCSHARES, INC.

The undersigned hereby appoints the official proxy committee, consisting of all members of the Board of Directors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held exclusively in a live webcast on November 4, 2024 at 10:00 a.m. local time. To participate in the meeting, visit https://www.cstproxy.com/affinitybancshares/sm2024, and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as 10:00 a.m. on October 28, 2024. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the proxy statement. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as indicated below.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2, 3 AND 4.

(Continued, and to be marked, dated and signed, on the other side)